As filed with the Securities and Exchange Commission on April 22, 2002
Registration No. 333-85930

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Investors Real Estate Trust

Exact name of issuer as specified in its charter)

North Dakota	45-0311232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 South Main Street, Suite 100

Minot, ND 58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Thomas A. Wentz, Jr.

Vice President and General Counsel
12 South Main Street, Suite 100
Minot, ND 58701
(701) 837-4738
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Joseph T. Kinning, Esq. Amy E. Dahl, Esq. Gray, Plant, Mooty, Mooty & Bennett, P.A. 33 South Sixth Street 3400 City Center Minneapolis, Minnesota 55402 (612) 343-2800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Amount of
Title of securities to be	Amount to be	Proposed maximum	aggregate	registration
registered	registered	offering price	offering price	fee

Shares of Beneficial Interest, no par value	3,600,000 shares	$9.50(1)	$34,200,000(1)	$3,147(1)

(1)	$2,962 of the registration fee was previously paid in connection with our initial Registration Statement on Form S-3 filed with the Securities Exchange Commission on April 9, 2002.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
IRET
Our Principal Executive Office
Summary Operating Data -- Fiscal Years Ended April 20, 2001, 2000 and 1999.
Summary Operating Data-Nine-Months Ended January 31, 2002 and 2001 (Unaudited)
Recent Developments
RISK FACTORS
DETERMINATION OF OFFERING PRICE
EFFECTIVE DATE OF OFFERING
DILUTION
USE OF PROCEEDS
PRICE RANGE OF SHARES AND DISTRIBUTIONS
SELECTED CONSOLIDATED FINANCIAL DATA
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Acquisitions for the Nine Months Ended January 31, 2002 (unaudited)
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION NINE-MONTHS ENDED JANUARY 31, 2002
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MEMBERS OF THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF MEMBERS OF THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
BALANCE SHEET (Unaudited)
INDEPENDENT AUDITOR’S REPORT
CONSOLIDATED BALANCE SHEETS April 30, 2001 and 2000
INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended April 30, 2001, 2000 and 1999
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 2001, 2000 and 1999
INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION
Investments in Mortgage Loans on Real Estate
SELECTED FINANCIAL DATA
Gain from Property Dispositions
Mortgage Loans Payable
Significant Property Acquisitions
Quarterly Results Of Consolidated Operations (unaudited)
PART II
Item 16. Exhibits
SIGNATURES

PROSPECTUS

Investors Real Estate Trust

3,600,000 Shares of Beneficial Interest

Investors Real Estate Trust is a self-advised real estate investment trust (“REIT”) that is engaged in acquiring, owning and leasing multi-family and commercial real estate. This prospectus relates to the public offering, which is not being underwritten, of up to 3,600,000 shares of beneficial interest, no par value, at an offering price of $9.50 per share and an aggregate public offering price of $34,200,000. Our shares of beneficial interest (“Shares”) are the functional equivalent of common stock, having the rights and preferences normally associated with common stock. Our Shares are traded on the NASDAQ National Market under the symbol “IRETS.” On April   , 2002, the last reported sale price of our Shares, as reported on the NASDAQ National Market, was $           per share.

       See “Risk Factors” Beginning on Page 9 of this Prospectus for a Description of the Risks that Should be Considered by Purchasers of the Shares.

       The Shares are being offered on a best-efforts basis by broker-dealers who have signed a sales agreement with us and who are registered with the National Association of Securities Dealers (“NASD”). The broker-dealers are not required to sell a specific number or dollar amount of Shares. The broker-dealers will be paid a seven percent commission per share sold. Any money received from purchasers of Shares will go immediately to us and will not be placed in escrow or trust. This offering will end when all of the Shares have been sold or when we elect to terminate the offering, whichever occurs first.

		Total if all
	Per Share	shares sold	Percentage

Public Offering Price	$9.50	$34,200,000	100%
Less Selling Commission	$0.67	$2,412,000	7%
Proceeds to Us Before Expenses	$8.83	$31,788,000	93%

      After the payment of all sales commissions, fees and expenses associated with this offering, and assuming all Shares are sold, we will receive approximately $31,666,318 or 92.6% of the sale proceeds.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April   , 2002.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected

      Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

•	the economic health of the markets in which we hold investments, specifically the states of Minnesota and North Dakota, or other markets in which we may invest in the future;

•	the economic health of our commercial tenants;

•	our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and the pricing of our Shares;

•	financing risks, such as the inability to obtain debt or equity financing on favorable terms, or at all;

•	timely completion and lease-up of properties under construction;

•	competition;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities; and

•	other risks identified in this prospectus and from time to time in the reports that we file with the Securities and Exchange Commission or otherwise publicly disseminate.

      In light of these uncertainties, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov and our web site at http://www.irets.com. Information on our website does not constitute part of this prospectus. The Exchange Act filing number for IRET is 0-14851.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Securities and

ii

Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed.

•	The Company’s Annual Report on Form 10-K for the year ended April 30, 2001 (as amended by Amendment No. 1, filed with the Securities and Exchange Commission on August 3, 2001);

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2001;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2001;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002 (as amended by Amendment No. 1, filed with the Securities and Exchange Commission on March 21, 2002);

•	The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2002 (as amended by Amendment No. 1, filed with the Securities and Exchange Commission on March 15, 2002);

•	The description of the Company’s shares of beneficial interest is contained in the Company’s Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Timothy P. Mihalick

Investors Real Estate Trust
12 South Main Street, Suite 100
Minot, N.D. 58701
(701) 837-4738

iii

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before deciding to invest in our Shares. You should read this summary together with the more detailed information appearing elsewhere in this prospectus or incorporated by reference into this prospects, including the section entitled “Risk Factors” and our consolidated financial statement and the related notes. Please note that certain statements included in this summary constitute “forward-looking statements,” as described above. Unless the context otherwise requires, references to the terms “we,” “our,” “us,” “the Company” and “IRET” refer to Investors Real Estate Trust and its consolidated subsidiaries.

IRET

      Investors Real Estate Trust is a self-administered, self-managed equity real estate investment trust (“REIT”). Our business consists of owning and operating income-producing real properties. We are structured as an umbrella partnership real estate investment trust (“UPREIT”) and we conduct our day-to-day business operations though our operating partnership, IRET Properties, a North Dakota Limited Partnership. We have fundamental strategies of focusing our real estate investments in the upper Midwest, primarily in Minnesota, North Dakota, South Dakota, Montana and Nebraska, and of diversifying our investments between multi-family residential and commercial properties. For the nine months ended January 31, 2002, our real estate investments in the states listed above accounted for 78% of our total gross revenue.

      Our objective is to increase shareholder value by employing a disciplined investment strategy. This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, adhering to targeted returns in acquiring properties and regularly increasing funds from operations and dividend rates. We have increased our dividend every year since our inception 31 years ago and every quarter since 1988.

      We seek to diversify our investments between multi-family residential and commercial properties. As of January 31, 2002, our real estate portfolio consisted of:

•	59 multi-family residential properties, containing 8,236 apartment units and having a total asset value (less accumulated depreciation) of $343.4 million; and

•	64 commercial properties, containing 3,123,849 square feet of leasable space and having a total asset value (less accumulated depreciation) of $261.2 million.

      Typically, we attempt to concentrate our multi-family residential properties in communities with populations of approximately 35,000 to 500,000 and we attempt to concentrate our commercial holdings in metropolitan areas with populations of approximately 100,000 to 3.0 million. Our multi-family residential properties include apartment buildings, complexes and communities. Our commercial properties include office buildings, warehouse and industrial facilities, medical office and health care facilities and retail stores and centers. As of January 31, 2002, no single tenant accounted for more than 10% of our total commercial rental revenues. At January 31, 2002, the economic occupancy rates on our multi-family residential properties and our commercial properties were 93.7% and 98.4%, respectively. Our average economic occupancy rates for stabilized properties for the nine-month period ended January 31, 2002, were 94.8% for multi-family residential properties and 98.9% for commercial properties. Economic occupancy rates are calculated by dividing the rent collected by the rent scheduled.

      During the past three fiscal years ending April 30, we acquired 31 multi-family residential properties, consisting of 2,686 units, for a total cost of $176.7 million, and 39 commercial properties, with 1.8 million square feet of space, for a total cost of $184 million. Within the past 21 months, approximately 76% of our property acquisitions have been commercial properties due to the greater availability of these properties on terms that meet our financial and strategic objectives. If current market conditions continue, we anticipate that the percentage of commercial properties could equal or exceed the percentage of multi-family residential properties during Fiscal 2003. This may not, however, be a long-term trend as in future periods we may purchase a greater percentage of multi-family residential properties depending on market conditions.

      We generally use available cash or short-term floating rate debt to acquire real estate. We then replace such cash or short-term floating rate debt with fixed-rate secured debt, typically in an amount equal to 70% of the acquisition cost. In appropriate circumstances, we also may acquire one or more properties in exchange for equity securities or limited partnership units of IRET Properties, which are convertible into Shares on a one-to-one basis after the expiration of a minimum one-year holding period. Subject to our continued ability to raise equity capital and exchange limited partnership units, we anticipate acquiring $100 million to $200 million of real estate assets on an annual basis.

      We contract with locally based third-party management companies to handle all onsite management duties necessary for the proper operation of our properties. All of our management contracts provide for compensation ranging from 2.8 to five percent of gross rent collections and may be terminated by us in 60 days or less by providing written notice of termination. The use of locally-based management companies allows us to enjoy the benefits of local knowledge of the applicable real estate market, while avoiding the cost and difficulty associated with maintaining management personnel in every location in which we operate.

      We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code. In accordance with the Code, a REIT that distributes its capital gain and at least 90% of its taxable income to its shareholders each year, and which meets certain other conditions, will not be taxed on the portion of taxable income that is distributed to shareholders.

Our Principal Executive Office

      Our principal executive office is located at 12 South Main, Suite 100, Minot, North Dakota, 58701. Our telephone number is (701) 837-4738. We maintain a website at www.irets.com. Information on our website does not constitute part of this prospectus.

Summary Operating Data — Fiscal Years Ended April 20, 2001, 2000 and 1999.

      In the table below, we are providing our summary financial and operating data for the fiscal years ended April 30, 2001, 2000 and 1999. The financial information for each of these years has been derived from our audited financial statements. You should read the following financial information in conjunction with our consolidated financial statements, and the related notes thereto, that are included in this prospectus on pages F-18 through F-55 and the financial information incorporated by reference in this prospectus.

	Fiscal Year Ended April 30

	2001	2000	1999

CONSOLIDATED INCOME STATEMENT DATA:
Revenue	$75,767,150	$55,445,193	$39,927,262
Income before gain/loss on properties and minority interest	10,187,812	8,548,558	6,401,676
Gain on repossession/sale of properties	601,605	1,754,496	1,947,184
Minority interest of portion of operating partnership income	(2,095,177)	(1,495,209)	(744,725)

Net income	$8,694,240	$8,807,845	$7,604,135

CONSOLIDATED BALANCE SHEET DATA:
Total real estate investments	$548,580,418	$418,216,516	$280,311,442
Total assets	570,322,124	432,978,299	291,493,311
Shareholders’ equity	118,945,160	109,920,591	85,783,294
PER SHARE DATA:
Net Income	$.38	$.42	$.44
Dividends	$.55	$.51	$.47

	Tax Year Ended December 31

	2001	2000	1999

TAX STATUS OF DIVIDEND:
Capital gain	0.00%	0.72%	30.25%
Ordinary income	65.98%	86.76%	69.75%
Return of capital	34.02%	12.52%	0.00%

Summary Operating Data-Nine-Months Ended January 31, 2002 and 2001 (Unaudited)

      In the table below, we are providing our summary financial and operating data for the nine-months ended January 31, 2002 and 2001. It is our opinion that the accompanying unaudited condensed consolidated financial statements contain all adjustments (of normal recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the nine-months ended January 31, 2002, are not necessarily indicative of operating results for the entire year.

	Nine-Months Ended	Nine-Months Ended
	01/31/02	01/31/01

REVENUE
Real Estate Rentals*	$67,742,920	$54,127,259
Interest, Discounts and Fees	817,987	713,382

Total Revenue	$68,560,907	$54,840,641

OPERATING EXPENSE
Interest	$22,619,159	$18,079,455
Depreciation	11,372,808	8,802,084
Utilities and Maintenance	9,162,893	8,234,629
Taxes	6,637,475	5,247,862
Insurance	1,005,564	529,286
Property Management Expenses	5,168,144	4,320,100
Administrative Expense & Trustee Services	1,138,337	1,113,520
Operating Expenses	415,944	265,454
Amortization	403,613	335,491

Total Expenses	$57,923,937	$46,927,881

INCOME BEFORE GAIN/ LOSS ON PROPERTIES AND MINORITY INTEREST	$10,636,970	$7,912,760
GAIN ON SALE OF INVESTMENT	327,678	25,124
MINORITY INTEREST OTHER PARTNERSHIP	(214,964)	8,775
MINORITY INTEREST PORTION OF OPERATING PARTNERSHIP INCOME	(2,787,789)	(1,390,602)

NET INCOME	$7,961,895	$6,556,057

PER SHARE
Net Income Per Share	$0.32	$0.29
Dividends Paid Per Share	$0.4425	$0.4075
Average Number of Shares Outstanding	24,875,028	22,932,316

*	Includes $953,616 and $881,713 for the nine-months ended January 31, 2002 and 2001, respectively, of “straight-line rents.” Straight-line rents are the amounts to be collected in future years from tenants occupying commercial properties under leases that provide for periodic increases in rents. It is determined by dividing the total rent payable for the lease term by the total rental periods, and allocating the resulting average rent to the period covered by the report.

Recent Developments

Third Quarter Results

      Our total revenues for the nine-months ended January 31, 2002, were $68.6 million, as compared to $54.8 million for the nine-months ended January 31, 2001. This represents an increase of $13.7 million or approximately 25%. These increases are primarily attributable to the addition of new properties to our investment portfolio.

      We consider “funds from operations” (“FFO”) to be a useful measure of performance for an equity REIT. FFO is defined as net income available to shareholders, as determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, all after adjustment for unconsolidated partnerships and joint ventures. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO, as such definition was as amended by NAREIT to be effective January 1, 2000. FFO for any period means our net income for such period, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets in our investment portfolio, all after adjustment for unconsolidated partnerships and joint ventures and all determined on a consistent basis in accordance with GAAP. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies, as not all real estate companies use the same definition. FFO should not be considered as an alternative to net income, as determined in accordance with GAAP, or as a measure of our liquidity. FFO is not necessarily indicative of sufficient cash flow to fund all of our needs or our ability to service indebtedness or make distributions.

      Our FFO for the nine-months ended January 31, 2002, increased to $21.7 million, as compared to $16.7 million for the nine-months ended January 31, 2001. This represents an increase of approximately 29.9%.

      Total capital gain income for the nine-months ended January 31, 2002, was $327,678, as compared to $25,124 for the nine-months ended January 31, 2001. This included a gain of $3,346 from the sale of the Carmen Court Apartment building in Minot, North Dakota, a gain of $296,409 from the sale of the Sunchase Apartments in Fargo, North Dakota, a gain of $85,279 from the sale of the Lester Chiropractic building in Bismarck, North Dakota, and a loss of $57,356 from the sale of marketable securities held to maturity.

Recent Acquisitions

      Cottage Grove Strip Center-Cottage Grove, Minnesota. On July 6, 2001, we acquired the Cottage Grove Strip Center, a 15,217 square foot, single-story, multi-tenant, retail building that was constructed in 1986 and is located at 7155 80th Street South, Cottage Grove, Minnesota, for a purchase price of $1.1 million. The purchase price was paid with cash in the amount of $823,594, with the remaining balance of $276,124 paid for with 31,603.53 limited partnership units of IRET Properties, having a value of $8.752 per unit. In addition to the purchase price, we incurred acquisition costs of approximately $1,550. This building is currently 100% leased to eight tenants with remaining lease terms ranging from two to six years. All rents paid by the current tenants are at market rates. No tenant occupies more than 35% of the leasable space.

      Interlachen Corporate Center-Edina, Minnesota. On August 10, 2001, we acquired the Interlachen Corporate Center, a 105,084 square foot, four-story, office building that was constructed in April 2001 and is located at 5050 Lincoln Drive, Edina, Minnesota, for a purchase price of $16.5 million. The purchase price was paid in cash. In addition to the purchase price, we incurred acquisition costs of approximately $191,307 for commissions, loan costs and other closing costs. This building has four levels of office space and one-level of underground parking. This building is currently 95% leased to five tenants with Alliant Techsystems, Inc. (NYSE: ATK), the primary tenant, occupying 75% of the space. Alliant, an aerospace and defense company with leading market positions in propulsion, composite structures, munitions and precision capabilities, has its headquarters in this building. Alliant’s lease commenced in May 2001 and runs for a seven-year term.

      Canyon Lake Plaza Apartments-Rapid City, South Dakota. On September 27, 2001, we acquired the Canyon Lake Plaza Apartments, a four building, 109-unit, multi-family residential property that was constructed in 1972 and is located at 3741 Canyon Lake Drive, Rapid City, South Dakota, for a purchase price of $4.3 million. The purchase price was paid with 83,626.79 limited partnership units of IRET Properties, having a value of $8.60 per unit. In addition to the purchase price, we incurred acquisition costs of approximately $72,681 for commissions, loan costs and other closing costs. As of January 31, 2002, the property was 86.8% occupied.

      Bloomington Business Plaza — Bloomington, Minnesota. On October 1, 2001, we acquired the Bloomington Business Plaza, a 114,819 square foot, multi-tenant, office/warehouse building that was constructed in 1985 and is located at 9201 East Bloomington Freeway, Bloomington, Minnesota. This building was acquired pursuant to the terms of a contract dated January 8, 2001, as amended by an agreement dated September 27, 2001, from a general partnership owned by Steven B. Hoyt, a member of our Board of Trustees. Although Mr. Hoyt was a member of our Board of Trustees at the time of the acquisition, Mr. Hoyt was not a member of our Board of Trustees at the time the original acquisition contract was signed.

      This building was acquired for a purchase price of $7.2 million. The purchase price was paid with cash in the amount of $215,000, with the remaining balance of $7.0 million paid for with 812,404.65 limited partnership units of IRET Properties, having a value of $8.60 per unit. In addition to the purchase price, we incurred acquisition costs of $203,989 for commissions, loan costs and legal costs. The acquisition of this building was approved by a majority of the members of our Board of Trustees, based on an independent appraisal of the property that determined the value of the property to be $7.0 million.

      This building is currently 100% leased to 21 tenants, with remaining lease terms ranging from five months to approximately five years. All rents paid by the current tenants are at market rates, and no single tenant occupies more than 17.1% of the leasable space.

      Applewood on the Green Apartments — Omaha, Nebraska. On October 31, 2001, we acquired the Applewood on the Green Apartments, a thirteen building, 87,200 square foot, 234-unit multi-family residential property that was constructed in 1971 and is located at 9670 Berry Plaza, Omaha, Nebraska, for a purchase price of $10.4 million. The purchase price was paid with cash in the amount of $2.6 million, with the balance paid by the assumption of existing debt with an unpaid principal balance of $7.7 million. This assumed debt is secured by the property, bears interest at a fixed rate of 6.55% and is payable in monthly installments of $51,334 amortized over a remaining term of seven years, with a balloon payment of all remaining principal and interest due on October 8, 2008. In addition to the purchase price, we incurred acquisition costs of $164,745 for commissions, loan costs and legal costs. As of January 31, 2002, the property was 57.2% occupied.

      Stone Container Distribution Center and Plant — Roseville, Minnesota. On December 14, 2001, we acquired the Stone Container Distribution Center and Plant, a 229,072 square foot single-story manufacturing and distribution facility that was constructed in 1968, with additions being completed in 1969, 1973 and 1984, and is located at 3075 Long Lake Road, Roseville, Minnesota, for a purchase price of $8.1 million. The purchase price was paid with cash in the amount of $4.9 million, with the remaining balance of $3.2 million paid for with 363,977 limited partnership units of IRET Properties, having a value of $8.81 per unit. In addition to the purchase price, we incurred acquisition costs of $110,834 for commissions and legal costs. This property is 100% leased to Stone Container Corporation until December 21, 2010.

      Thresher Square — Minneapolis, Minnesota. On January 2, 2002, we acquired a 113,736 square foot, seven-story multi-tenant office building that was constructed around 1900 and is located at 700 and 708 South Third Street, Minneapolis, Minnesota. This building was acquired from WPT I, L.L.C., a limited liability company that is 78% owned by Mr. Hoyt. Although Mr. Hoyt was a member of our Board of Trustees at the time of the acquisition, Mr. Hoyt was not a member of our Board of Trustees at the time that the letter of intent was signed.

      This building was acquired for a purchase price of $10.9 million. The purchase price was paid, in part, by the assumption of two existing loans with unpaid principal balances, as of January 1, 2002, of $3.7 million and $2.6 million, respectively. The remaining $4.4 million balance was paid for with 507,651 limited partnership units of IRET Properties, having a value of $8.60 per unit. The loans bear interest at the rate of 7.03% and 7.37%, respectively, and are payable in monthly installments of $34,582 and $33,270, respectively, amortized over a remaining terms of 14 and nine years, respectively. In addition to the purchase price, we incurred acquisition costs of approximately $168,575 for commissions and legal costs.

      All of the members of our Board of Trustees, other than Mr. Hoyt, who abstained from the vote, approved the transaction as being fair and reasonable to us. Additionally, the members of our Board of Trustees, other than Mr. Hoyt, determined that substantial justification existed for us to pay a value greater than the cost of the property to the seller. Although we did not obtain an independent appraisal of the property, we did prepare an internal current appraisal of the property that determined the value of the property to be $10.9 million.

      The property is currently 100% leased to eight different tenants, with remaining lease terms of approximately one month to seven years. No tenant occupies more than 53% of the leasable space.

      Pinehurst Apartments — Billings, Montana. On February 28, 2002, we acquired the Pinehurst Apartments, a two building, 23 unit, multi-family residential property that was constructed in 1986 and is located at 608 North Thirteenth Street, Billings, Montana, for a purchase price of $715,000. The purchase price was paid with cash in the amount of $424,010, with the balance of $290,990 paid with limited partnership units of IRET Properties, having a value of $9.74 per unit. In addition to the purchase price, we incurred acquisition costs of $36,310 for commissions and other closing costs. This property is currently 100% leased.

      Wirth Corporate Center — Golden Valley, Minnesota. On April 1, 2002, we acquired a 89,384 square foot, four-story office building that was constructed in 1990 and is located at 4101 Dahlberg Drive, Golden Valley, Minnesota, for a purchase price of $8.6 million. The purchase price was paid in cash. In addition to the purchase price, we incurred acquisition costs of approximately $56,481 for title insurance, environmental studies, loan costs and legal costs. This building was acquired from Mr. Hoyt. All of the members of our Board of Trustees, other than Mr. Hoyt, who abstained from the vote, approved the transaction as being fair and reasonable to us. The purchase price was based on an appraisal from an independent third-party who determined the value of the property to be $8.6 million. The property is currently 100% leased to six different tenants, with remaining lease terms of approximately two to five years. No tenant occupies more than 34% of the leasable space.

      Minnetonka Corporate Center — Minnetonka, Minnesota. On April 1, 2002, we acquired 64,984 square foot, single-story office building that was constructed in 1986 and is located at 12400 Whitewater Drive, Minnetonka, Minnesota, for a purchase price of $5.4 million. The purchase price was paid with cash in the amount of $1.7 million, with the balance paid by the assumption of existing debt with an unpaid principal balance of $3.6 million. This assumed debt is secured by the property, bears interest at a fixed rate of 6.99% annually and is payable in monthly installments of $28,664, with a balloon payment of all remaining principle and interest due on May 11, 2010. In addition to the purchase price, we incurred acquisition costs of approximately $47,460 for title insurance, environmental studies, loan costs and other closing costs. The property is currently 100% leased to ten different tenants, with remaining lease terms of approximately one month to five years. No one tenant occupies more than 21% of the leasable space.

The Offering

Shares offered by IRET	3,600,000 Shares

Shares outstanding after the offering	31,139,584

Use of proceeds	For general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing properties.

NASDAQ National Market symbol	IRETS

*	The number of Shares outstanding after the offering does not include 9,277,836 Shares issuable upon conversion of limited partnership units. Limited partnership units are convertible into Shares on a one-to-one basis after the expiration of a minimum one-year holding period.

      The number of Shares outstanding after the offering assumes that all 3,600,000 Shares offered will be sold. Since the offering is being handled on a best-efforts basis there is no guarantee that any Shares will be sold.

Price Range of Common Shares and Distributions

      The following sets forth the high and low sale prices for our Shares as reported by the NASDAQ SmallCap Market for the period of May 1, 1999 through April 8, 2002, and as reported by the NASDAQ National Market for the period of April 9, 2002 through April 18, 2002, and the distributions we paid with respect to each period.

			Distribution
	High	Low	per Share

Fiscal 2000
First Quarter ending July 31, 1999	$17.88	$7.06	$0.1240
Second Quarter ending October 31, 1999	10.50	7.06	0.1260
Third Quarter ending January 31, 2000	8.38	7.25	0.1280
Fourth Quarter ending April 30, 2000	8.13	7.13	0.1300
Fiscal 2001
First Quarter ending July 31, 2000	$8.13	$7.38	$0.1325
Second Quarter ending October 31, 2000	8.25	7.59	0.1350
Third Quarter ending January 31, 2001	8.50	7.44	0.1400
Fourth Quarter ending April 30, 2001	8.98	8.00	0.1425
Fiscal 2002
First Quarter ending July 31, 2001	$10.49	$8.25	$0.1450
Second Quarter ending October 31, 2001	9.43	8.80	0.1475
Third Quarter ending January 31, 2002	10.00	9.00	0.1500
Fourth Quarter (February 1, 2002 — April 18, 2002*)	10.45	9.51	0.1520**

*	The most recent practicable date prior to the filing of this prospectus with the Securities and Exchange Commission.

**	On April 1, 2002, our Board of Trustees paid a quarterly dividend of $.152 per share to shareholders of record as of the close of business on March 15, 2002.

RISK FACTORS

      In addition to the other information contained or incorporated by reference in this prospectus, prospective investors should consider carefully the following factors when evaluating an investment in the Shares offered by this prospectus. Please note that certain statements included in this summary constitute “forward-looking statements,” as described above.

Risks Related to This Offering and the Purchase of Shares

      The Price of the Shares May Be Higher than the NASDAQ Price. The $9.50 price is higher than the price paid by most of the current holders of our Shares. The $9.50 price may be higher than the price at which our Shares trade on the NASDAQ National Market. As a result, before buying Shares pursuant to this offer, you should check to determine whether you might be able to buy the same number of Shares on the NASDAQ National Market for a lower price. See also “Determination of Offering Price” on Page 17 of this prospectus.

      The Price of the Shares Exceeds the Book Value of the Shares. The book value of our Shares is substantially less than the $9.50 price. As of January 31, 2002, the book value of the 27,539,584 Shares then outstanding was $5.26 per share. Assuming all of the Shares registered under this offering are sold, the estimated resulting book value will be $5.66 per share. Thus, a purchasing shareholder paying $9.50 per share will incur an immediate book value dilution of $3.84 per share.

      Low Trading Volume on the NASDAQ National Market May Prevent the Timely Resale of Shares. No assurance can be given that a purchaser of Shares in this offering will be able to resell such Shares when desired. Our Shares were traded on the NASDAQ SmallCap Market from October 17, 1997 to April 8, 2002, and are currently traded on the NASDAQ National Market. The average daily trading volume for the period of May 1, 2001 through April 17, 2002 was 29,094 Shares and the average monthly trading volume for the period of May 2001 through March 2002 was 581,409 Shares. As a result of this trading volume, an owner of our Shares may encounter difficulty in selling such Shares in a timely manner and may incur a substantial loss.

Risks Related to Our Properties and Business

      Our Geographic Concentration in North Dakota and Minnesota May Result in Losses. The majority of our assets are presently invested in real estate properties in North Dakota and Minnesota. As a result of this concentration, we may be subject to substantially greater risk than if our investments were more geographically dispersed. Specifically, changes in local conditions, such as building by competitors or a decrease in employment, may adversely affect the performance of our investments much more severely.

      For the nine month period ended January 31, 2002, we received 56% of our commercial gross revenue from commercial properties in Minnesota and 19% of our commercial gross revenue from commercial properties in North Dakota. Minnesota accounts for 64% of our commercial real estate portfolio by square footage, while North Dakota accounts for 22%.

      For the nine month period ended January 31, 2002, we received 17% of our apartment gross revenue from multi-family residential properties in Minnesota and 19% of our apartment gross revenue from multi-family properties in North Dakota. As of that same date, we owned 1,309 apartment units, 16% of our total number of apartment units, in Minnesota, and 3,036 apartment units, 37% of our total number of apartment units, in North Dakota.

      The economic climate in Minnesota is highly dependent on the service, manufacturing and high technology industries. Since 77% of our assets in Minnesota are commercial properties, economic weakening in any of these industries may adversely affect the performance of our real estate portfolio by decreasing demand for rental space.

      In contrast, the North Dakota economy is dependent on the agricultural and mineral development industries. Both of these industries have been depressed for most of the past decade and, in our opinion, there appears little prospect for improvement. While the North Dakota unemployment rate is below four percent the state has experienced almost zero population growth during the last decade, and currently has a high concentration of people over the age of 65. Also during the past decade, the population located in the rural areas declined significantly, while that of cities and towns with populations over 15,000 increased on average by five percent. This increase was due to the rural population moving to cities such as Fargo, Bismarck, Grand Forks, Minot, Jamestown, Dickinson, Williston and Devils Lake. Over 90% of our assets in North Dakota are located in these cities. We anticipate that the population will continue to shift, and likely decline, in the next decade.

      Unlike Minnesota, 70% of our assets in North Dakota are multi-family residential properties, which are dependent on a stable or growing population. If North Dakota’s population declines, we may experience difficulty in renting our properties at acceptable rates. This would result in a decrease in net income and a corresponding decline in the level of distributions to our shareholders.

      Current and Future Vacancies May Negatively Impact Earnings. In the twelve months subsequent to January 31, 2002, leases covering approximately 7.1% of our total commercial square footage will expire. At January 31, 2002, approximately 2.9% of our total commercial square footage was vacant. Of that vacancy, approximately 76% is represented by the warehouse in Boise, Idaho, which has been vacant for the last 20 months. As a result, in the event we are unable to rent or sell those properties that are vacant or affected by expiring leases, approximately ten percent of our total commercial square footage will be vacant. Even greater vacancies will be created to the extent that a number of tenants, or any one significant tenant, files for bankruptcy protection and rejects our lease. Such vacancies may negatively impact our earnings, may result in lower distributions to our shareholders and may cause a decline in the value of our real estate portfolio.

      While it is difficult to clearly identify those specific properties that may not produce sufficient returns, we currently have two commercial properties that potentially fall into such category. Those properties are the warehouse in Boise, Idaho and the Carmike Cinema building Grand Forks, North Dakota. The Boise warehouse is vacant and, therefore, is not currently producing any income. We continue to pay all expenses associated with the property, which are expected to be approximately $500,000 over the next 12 months.

      The tenant of the Carmike Cinema building is currently in Chapter 11 bankruptcy. All rent has been paid to date and the tenant has affirmed its lease in its bankruptcy proceeding. In the event that the tenant does not successfully complete its Chapter 11 reorganization, however, the lease could be rejected or the tenant could default on its obligations. Either event would cause us to incur a decline in net income, as we currently receive $278,512 in rent annually from this tenant, which represents less than one percent of our Fiscal 2001 gross revenues.

      At January 31, 2002, approximately 6.3% of the units in our multi-family residential properties were vacant. Multi-family residential vacancies could increase from current levels due to general economic conditions, local economic or competitive conditions, unsatisfactory property management, the physical condition of our properties or other factors. An increase in vacancies in our multi-family residential properties may negatively impact our earnings, may result in lower distributions to our shareholders and may cause a decline in the value of our real estate portfolio.

      Our Increasing Ownership of Commercial Properties Subjects Us To Different Risks Than Our Traditional Base of Multi-family Residential Properties. Historically, the assets in our investment portfolio consisted predominantly of multi-family residential properties, as compared to commercial properties. More recently, our investment activities have caused this balance to shift so that the percentage of commercial properties held in our portfolio has increased significantly. Within the past 21 months, approximately 76% of our property acquisitions have been commercial properties due to the greater availability of these properties on terms that meet our financial and strategic objectives. If current market conditions continue, we anticipate that the percentage of commercial properties could equal or exceed the percentage of multi-family residential properties during Fiscal 2003. This may not, however, be a long-term trend as in future periods we may purchase a greater percentage of multi-family residential properties depending on market conditions.

      Our historical experience in acquiring multi-family residential properties may not be directly applicable to the acquisition of a greater percentage of commercial properties. Commercial properties involve different risks than multi-family residential properties, including: direct exposure to business and economic downturns; exposure to tenant lease terminations or bankruptcies; and competition from real estate investors with greater experience in developing and owning commercial properties. Our earnings may be negatively affected if we are not successful in acquiring or managing commercial properties.

      Competition May Negatively Impact Our Earnings. We compete with many kinds of institutions, including other REITs, private partnerships, individuals, pension funds and banks, for tenants and investment opportunities. Many of these institutions are active in the markets in which we invest, and have greater financial and other resources that may be used to compete against us. With respect to tenants, such competition may affect our ability to lease our properties, the price at which we are able to lease our properties and the cost of required renovations or build-outs. With respect to acquisition and development investment opportunities, this competition may cause us to pay higher prices for new properties than we otherwise would have paid, or may prevent us from purchasing a desired property at all. Such events may have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      There are also thousands of private limited partnerships organized to invest in real estate. As such, we must compete with these entities for investments. The yields available on mortgage and other real estate investments depend upon many factors, including, the supply of money available for such investments and the demand for mortgage money. The presence of these competitors increases the price for real estate assets and the available supply of funds to our prospective borrowers. All these factors, in turn, vary in relation to many other factors, such as: general and local economic conditions; conditions in the construction industry; opportunities for other types of investments; and international, national and local political affairs, legislation, governmental regulation, tax laws and other factors. We cannot predict the effect that such factors will have on our operations.

      Our Inability to Effectively Manage Our Rapid Growth May Adversely Affect Our Operating Results. Our total assets have increased from $225 million at April 30, 1998, to $655.8 million at January 31, 2002, principally through the acquisition of additional real estate properties. Subject to our continued ability to raise equity capital and exchange limited partnership units, we anticipate acquiring $100.0 million to $200.0 million or real estate assets on an annual basis. Effective management of growth presents various challenges, including: the expansion of our management team and staff, diverted management attention, the enhancement of internal operating systems and controls, increased reliance on outside advisors and property managers and the ability to consistently achieve targeted returns. If we are unable to effectively manage our growth, our operating results may be adversely affected.

      Our Inability to Continue to Make Accretive Property Acquisitions May Adversely Affect Our Ability to Increase Our Operating Income. From Fiscal 1998 to Fiscal 2001, we increased our operating income from $6.0 million to $12.3 million. Most of this growth was attributable to the acquisition of additional real estate properties. If we are unable to continue to make real estate acquisitions on terms that meet our financial and strategic objectives, whether due to market conditions, a changed competitive environment, or unavailability of capital, our ability to increase our operating income may be materially and adversely affected.

      High Leverage on Individual Properties or Our Overall Portfolio May Result in Losses. We seek to borrow approximately 70% of the cost of real estate purchased or constructed. The 70% per property borrowing limitation is a policy that has been established by management and approved by our Board of Trustees and may be changed at any time, or from time to time, without notice to, or the approval of, our shareholders. For the past three years ended April 30, our total mortgage indebtedness, as it relates to our total real estate assets at book value before depreciation, has been as follows:

	Fiscal 2001	Fiscal 2000	Fiscal 1999

Real Estate Assets	$591,636,468	$449,919,890	$295,825,839
Mortgages Payable	$368,956,930	$265,056,767	$175,071,069
Leverage Percentage	62.4%	58.9%	59.2%

      In addition to the policy of not exceeding an overall 70% debt ratio on all real estate, our Second Restated Declaration of Trust provides that our total borrowings, secured and unsecured, must be reasonable in relation to our total net assets and reviewed by our Board of Trustees at least quarterly. The maximum borrowings in relation to the net assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, may not exceed 300% of net assets in the aggregate. Currently, our ratio of total indebtedness, as it relates to our total net assets, is 200%. As a result, we may, without any additional approval, increase our total indebtedness, as compared to total net assets, by 100% or $218.5 million. There is no limitation on the increase that may be permitted if approved by a majority of the independent members of our Board of Trustees and disclosed to our shareholders in the next quarterly report, along with justification for such excess. In no event are we required to obtain the approval of our shareholders to increase our debt level.

      For the past three years ended April 30, our total indebtedness, as it relates to our total net assets, has been as follows:

	Fiscal 2001	Fiscal 2000	Fiscal 1999

Total Net Assets	$177,948,354	$145,038,261	$100,263,836
Total debt	$389,086,105	$287,940,038	$191,229,475
Leverage percentage	218.7%	198.5%	190.7%

      This amount of leverage may expose us to cash flow problems in the event rental income decreases. Such a scenario may have an adverse effect on us to the extent that we must sell properties at a loss, we are unable to make distributions to our shareholders or we are unable to pay amounts due, which may result in a default on our obligations and the loss of the property through foreclosure.

      The Cost of Our Indebtedness May Increase and the Market Value of Our Shares May Decrease Due to Rising Interest Rates. We have incurred, and we expect to continue to incur, indebtedness that bears interest at a variable rate. Accordingly, increases in interest rates will increase our interest costs, which could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      As of January 31, 2002, $22.2 million, or 5.5%, of the total mortgage indebtedness was subject to variable interest rate agreements. The range of interest rates on the variable rate mortgages are from 4.75% to 8.35%. An increase of one percent in our variable interest rate would collectively increase our interest payments by $222,083 annually.

      In addition, an increase in market interest rates may cause shareholders to demand a higher yield on their Shares from distributions by us, which could adversely affect the market price for our Shares.

      We May Not Be Able to Renew, Repay or Refinance Our Debt. We are subject to the normal risks associated with debt financing, including: the risk that our cash flow will be insufficient to meet required payments of principal and interest; the risk that indebtedness on our properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due; or that the terms of any renewal or refinancing will not be available on terms as favorable as the terms of our current indebtedness. In the event that we are unable to refinance our indebtedness on acceptable terms, or at all, we may be forced to dispose of one or more of the properties on disadvantageous terms, which may result in losses to us. Such losses could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. Furthermore, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of our revenues and asset value. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements of the Code.

      The balance of our indebtedness in individual mortgage loans secured by individual commercial and residential properties totaled $403.9 million as of January 31, 2002. Of this amount, $22.2 million is subject to variable interest rate agreements and $381.7 million is in fixed rates mortgages. Of the outstanding mortgages, both fixed and variable, no amounts will come due during the balance of Fiscal 2002, $7.4 million will come due during Fiscal 2003, $4.6 million will come due during Fiscal 2004 and the remaining balance will come due in later years.

      Our Mortgage Lending Activities May Result in Losses. For the nine-months ended January 31, 2002, we had mortgages outstanding, less unearned discounts, deferred gain from property dispositions and allowance for losses, in the aggregate amount of approximately $8.0 million. For the three years ended

April 30, 2001, 2000 and 1999, we had mortgages outstanding, less unearned discounts, deferred gain from property dispositions and allowance for losses, in the aggregate amounts of $1.1 million, $1.5 million and $10.6 million, respectively. As of January 31, 2002, all of our mortgage loans were current and none of the loans were in default.

      All real estate investments are subject to some degree of risk that, in certain cases, vary according to the size of the investment as a percentage of the value of the real property. In the event of a default by a borrower on a mortgage loan, it may be necessary for us to foreclose our mortgage or engage in negotiations that may involve further outlays to protect our investment.

      The mortgages securing our loans may, in certain instances, be subordinate to mechanics’ liens, materialmen’s liens or government liens. In connection with junior mortgages, we may be required to make payments in order to maintain the status of the prior lien or to discharge it entirely. We may lose first priority of our lien to mechanics’ or materialmen’s liens due to wrongful acts of the borrower. It is possible that the total amount that may be recovered by us in such cases may be less than our total investment, which may result in losses to us. The loans that we make may, in certain cases, be subject to statutory restrictions that limit the maximum interest charges and impose penalties, which including the restitution of excess interest. Such statutory restrictions may also, in certain cases, affect enforceability of the debt. There can be no assurance that all, or a portion of, the charges and fees that we receive on our loans will not be held to exceed the statutory maximum, in which case we may be subjected to the penalties imposed by the statutes.

      We may change our policies relating to our mortgage lending at any time, and from time to time, without prior notice to, or the approval of, our shareholders.

      We Do Not Carry Insurance Against All Possible Losses. We carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to our properties. No assurance can be given that such coverage will be available in the future or, if available, that such coverage will be at an acceptable cost or with acceptable terms. Furthermore, no assurance can be given that current or future policies will have limits that will cover the full cost of repair or replacement of covered properties.

      Additionally, there may be certain extraordinary losses, such as those resulting from civil unrest, terrorism or environmental contamination, that are not generally, or fully, insured against because they are either uninsurable or not economically insurable. We do not currently carry environmental insurance. Should an uninsured or underinsured loss occur to a property, we could be required to use our own funds for restoration or lose all or part of our investment in, and anticipated revenues from, the property. In any event, we would continue to be obligated on any mortgage indebtedness on the property. Any such loss could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      Adverse Changes in Applicable Laws May Affect Our Potential Liabilities Relating to Our Properties and Operations. Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to all tenants in the form of higher rents. As a result, any such increases may adversely affect our cash available for distribution, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. Similarly, changes in laws that increase the potential liability for environmental conditions existing on properties, that increase the restrictions on discharges or other conditions or that affect development, construction and safety requirements may result in significant unanticipated expenditures that could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multi-family residential properties may reduce rental revenues or increase operating costs.

      Complying with Laws Benefiting Disabled Persons May Affect Our Costs and Investment Strategies. Certain federal, state and local laws and regulations, including the Americans with Disabilities Act, may require certain modifications to, or restrict certain renovations of, existing buildings to improve access to, or use of, such buildings by disabled persons. Additionally, such laws and regulations may require that certain structural features be added to buildings under construction, which may add to the cost of such buildings. Any legislation or regulations that may be adopted in the future may impose further burdens or restrictions on us with respect to improved access to, and use of such buildings by, disabled persons. The costs of complying with these laws and regulations may be substantial and limits or restrictions on construction, or the completion of required renovations, may limit the implementation of our investment strategy, in certain instances, or reduce overall returns on our investments. This could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      We review our properties periodically to determine the level of compliance and, if necessary, take appropriate action to bring such properties into compliance. We believe, based on property reviews to date, that the costs of such compliance would not have a material adverse effect on us. Such conclusions are based upon currently available information and data and no assurance can be given that further review and analysis of our properties, or future legal interpretations or legislative changes, will not significantly increase the costs of compliance.

      We May Be Responsible For Potential Liabilities Under Certain Environmental Laws. Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal of, or remediation of, certain hazardous or toxic substances in, on, around or under property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate any property containing such substances, may adversely affect the owner’s or operator’s ability to sell or rent the affected property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal of, or remediation of, such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for the release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials, as well as other hazardous or toxic substances. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the current or former ownership (direct or indirect), operation, management, development and/or control of real properties, we may be considered to be an owner or operator of such properties, or to have arranged for the disposal or treatment of hazardous or toxic substances. As such, we may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and claims for injuries to persons and property.

      It is currently our policy to obtain a Phase I environmental study on each property that we seek to acquire. If the Phase I indicates any possible environmental problems, it is our policy is to order a Phase II study, which involves testing the soil and ground water for actual hazardous substances. No assurance can be given that the Phase I or Phase II environmental studies, or any other environmental studies undertaken with respect to any of our current or future properties, will reveal the full extent of potential environmental liabilities, that any prior owner or operator of a property did not create any material environmental condition unknown to us, that a material environmental condition does not otherwise exist as to any one or more of such properties or that environmental matters will not have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. We currently do not carry insurance for environmental liabilities.

      Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. As a result, in addition to any liability that we may have with respect to our current properties, we may also have liability with respect to properties previously sold by our predecessors or by us. To our knowledge, as of the date of this prospectus, we do not own and we have not sold any properties that contain known material environmental liabilities.

      We May Be Unable to Retain or Attract Qualified Management. We are dependent upon our officers for essentially all aspects of our business operations. Our officers have experience in the specialized business segment in which we operate and, therefore, the loss of any of our officers would likely have a material adverse effect on our operations. Our officers may terminate their relationship with us at any time, without providing advance notice. We currently rely on the following officers:

Name	Position	Age

Thomas A. Wentz, Sr.	President & Chief Executive Officer	66
Timothy P. Mihalick	Senior Vice President & Chief Operating	42
Thomas A. Wentz, Jr.	Officer Vice President & General Counsel	35
Diane K. Bryantt	Secretary & Chief Financial Officer	37

      We do not have employment contracts or agreements with any of our officers, members of our Board of Trustees or other employees. We would incur significant expense in order to recruit and relocate officers to our Minot, North Dakota location.

      Conflicts of Interest May Negatively Impact Our Financial Performance. The members of our Board of Trustees and our management are subject to certain conflicts of interest that could adversely impact our future performance. Potential conflicts of interest include competition by, or the purchase of services or goods from, members of our Board of Trustees or management.

      Certain of the members of our Board of Trustees and certain of our officers either directly, or though entities controlled by them, are currently engaged, and may engage in the future, in other real estate ownership, management or development activities for their own personal accounts that may compete with our activities. Accordingly, certain conflicts of interest may arise with respect to the activities of such entities and persons and our activities that may, in turn, adversely effect our financial performance.

      As of January 31, 2002, other than ownership of both our Shares and limited partnership units of IRET Properties, no employee or member of our Board of Trustees has any ownership interest in any of our subsidiaries, real estate projects or business activities. However, without notice to, or the approval of, the shareholders, we may enter into joint ventures with any member of our Board of Trustees or our officers.

      We are not precluded from purchasing assets or services from members of our Board of Trustees or our management, and such purchases do not require notice to, or the approval of, our shareholders, provided that all relationships are on terms no more favorable than those that could be obtained from third-party providers. As of January 31, 2002, the only continuing business relationship that existed between us and a member of our Board of Trustees or management involved Steven B. Hoyt, a members of our Board of Trustees. As of January 31, 2002, we had contracts with Hoyt Properties, Inc., a entity that is 100% owned by Mr. Hoyt, together with his wife, to provide management and leasing services for eight commercial properties in Minnesota. Pursuant to such contacts, which can be terminated on 30 day’s notice by either party without penalty, we pay Hoyt Properties, Inc. a fee equal to five percent of gross rents in exchange for such services. During the first nine-months of Fiscal 2002, we paid Hoyt Properties, Inc. $199,925, 100% of which has been recovered by us from the tenants leasing space at such properties. We also paid Hoyt Properties, Inc. $20,666 in leasing commissions during that same period. See also “Certain Relationships and Related Transactions” on Page 54 of this prospectus.

Risks Related to Our Structure and Organization

      We May Incur Tax Liabilities as a Consequence of Failing to Qualify as a REIT. Although management believes that we are organized and operating to qualify as a “real estate investment trust,” as that term is defined under the Code, no assurance can be given that we have in fact operated, or will be able to continue to operate, in a manner to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and further involves the determination of various factual matters and circumstances not entirely within our control. See “Certain Tax Considerations — Considerations Regarding IRET and its Shareholders” on Page 57 of this prospectus. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must make distributions to shareholders aggregating annually at least 90% of our REIT taxable income (excluding net capital gains). Thus, to the extent revenues from non-qualifying sources, such as income from third-party management, represents more than five percent of our gross income in any taxable year, we will not satisfy the 95% income test and may fail to qualify as a REIT, unless certain relief provisions contained in the Code apply. Even in the event that such relief provisions apply, however, a tax would be imposed with respect to excess net income. Additionally, in the event that IRET Properties, our operating partnership, or certain other subsidiaries are determined to be taxable as a corporation, we may fail to qualify as a REIT. Either the failure to qualify as a REIT, for any reason, or the imposition of taxes on excess net income from non-qualifying sources, could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. Furthermore, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to our qualification as a REIT, or the federal income tax consequences of such qualification.

      If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates, which would likely have a material adverse effect on us, our ability to make distributions to you and our ability to pay amounts due on our debt. In addition, unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to you because of the additional tax liability to us for the year or years involved. In addition, we would no longer be required to make distributions to you. To the extent that distributions to you would have been made in anticipation of qualifying as a REIT, we might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

      Certain REIT Qualifications May Limit a Change in Control or Deter a Takeover. In order to maintain our qualification as a REIT, not more than 50% of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals. The term “individual” is defined in the Code and includes certain entities. In order to protect against the risk of losing our status as a REIT as a result of concentration of ownership among our shareholders, our Second Restated Declaration of Trust provides that in the event that our Board of Trustees determines, in good faith, that direct or indirect ownership of our Shares has or may become concentrated to an extent that would prevent us from qualifying as a REIT, it may prevent the transfer of, or call for redemption (by lot or other means affecting one or more shareholders selected in the sole discretion of our Board of Trustees) of, a number of Shares sufficient in the opinion of the members of our Board of Trustees to maintain or bring the direct or indirect ownership of the Shares into conformity with the requirements for maintaining REIT status. These limitations may have the effect of preventing a change in control or takeover of us by a third-party without consent of our Board of Trustees, even if such an event would be in the best interests of our shareholders.

      Our Board of Trustees May Make Changes to Our Major Policies Without Shareholder Approval. Our major policies, including policies relating to development, acquisitions, financing, growth, debt capitalization and distributions, are determined by our Board of Trustees. Accordingly, our Board of Trustees may amend or revoke those policies, and certain other policies, without advance notice to, or the approval of, our shareholders.

      Holders of Senior Securities will be Paid Before Holders of Shares. As of January 31, 2002, we had $21.6 million worth of investment certificates issued and outstanding. Such securities are senior to the Shares offered for sale in this prospectus. As a result, in the event that we cease operations or liquidate and distribute all of our assets, the holders of such investment certificates would be paid in full before any money is distributed to the holders of our Shares. This preference may result in holders of our Shares receiving less money or no money. Currently, all of the investment certificates authorized by the Board of Trustees are issued and outstanding and no additional investment certificates are available for issuance. The Board of Trustees may, however, authorize the issuance of additional investment certificates at any time, or from time to time, without notice to, or the approval of, our shareholders.

      Certain Restrictions on the Transfer of Shares May Result in Losses. Certain provisions of our Second Restated Declaration of Trust, which are designed to enable us to maintain our status as a REIT, authorize us (i) to refuse to effect a transfer of any Shares to any person if such transfer would jeopardize our qualification as a REIT, and (ii) to repurchase any such Shares held by any such person. Specifically, our Second Restated Declaration of Trust provides that:

“To ensure compliance with the Internal Revenue Code provision that no more than 50% of the outstanding shares may be owned by five or fewer individuals, the trustees may at any time redeem shares from any shareholder at the fair market value thereof (as determined in good faith by the trustees based on an independent appraisal of trust assets made within six months of the redemption date). Also, the trustee may refuse to transfer shares to any person whose acquisition of additional shares might, in the opinion of the trustees, violate the above requirement.”

As a result of these provisions, an investor may be forced to redeem their Shares, which may result in a loss or adverse income tax consequences. Additionally, an investor may be prohibited from purchasing additional Shares.

DETERMINATION OF OFFERING PRICE

      In setting the price of the Shares available for sale under this offering at $9.50, we considered the following three factors:

•	The recent trading price of the Shares on the NASDAQ SmallCap Market from January 1, 2002, to April 8, 2002 and on the NASDAQ National Market from April 9, 2002 to April 17, 2002. From January 1, 2002 to April 17, 2002, the average high was $9.87, the average low was $9.69 and the average closing price was $9.82.

•	We attempt to achieve an annual distribution rate of approximately 6.5% based on the selling price of new Shares. As of January 31, 2002, our historical distribution rate over the prior 12 months of $0.585 based on the goal of a 6.5% distribution yield suggests an offering price of $9.00.

•	We attempt to base the price for new Shares as a multiple of the prior 12 months of FFO at not more than 11 times the prior 12 months FFO. Based on an FFO per share for the prior 12 months of $0.88, this suggests an offering price of $9.68.

      Based on the above three factors, we determined that the offering price should be set at $9.50 per share.

EFFECTIVE DATE OF OFFERING

      The offering of Shares pursuant to this prospectus will begin on the effective date, which is set forth on the front cover, and will end when all of the Shares have been sold or when we elect to terminate the offering, whichever occurs first.

DILUTION

      The book value of our Shares is substantially less than the $9.50 offering price. As of January 31, 2002, the book value of the 27,539,584 Shares outstanding was $5.26 per share. Assuming all of the Shares registered under this offering are sold, the estimated resulting book value will be $5.66 per share. Thus, an investor paying $9.50 per share under this offering will incur an immediate book value dilution of $3.84 per share.

USE OF PROCEEDS

      We estimate that the net proceeds from the sale of the Shares in this offering will be approximately $31,666,318. “Net proceeds” is what we expect to receive after paying all sales commissions and expenses in connection with this offering, which we estimate will be approximately $2,533,682. We currently plan to use the proceeds for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties. Pending such use, the net proceeds may be invested in short-term income-producing investments, such as United States Treasury Bonds with terms of six months or less.

      Our Board of Trustees will have broad discretion with respect to how to use the net proceeds. Although our Board may change its investment criteria at any time without notice to, or the approval of, our shareholders, real estate properties acquired with the net proceeds of this offering will generally meet the following criteria:

•	They will be located in Minnesota, Nebraska, South Dakota, Colorado, Montana or North Dakota.

•	They will be multi-family residential properties with historical occupancy for the previous 24 months of 85% or better, or commercial properties currently leased to tenants occupying at least 90% or more of the space.

•	The appraised value of the property will be equal to or greater than the purchase price.

PRICE RANGE OF SHARES AND DISTRIBUTIONS

      The following sets forth the high and low sale prices for our Shares for the periods indicated as reported by the NASDAQ Small Cap Market and the distributions we paid with respect to each period.

			Distribution
	High	Low	per Share

Fiscal 2000
First Quarter ending July 31, 1999	$17.88	$7.06	$0.1240
Second Quarter ending October 31, 1999	10.50	7.06	0.1260
Third Quarter ending January 31, 2000	8.38	7.25	0.1280
Fourth Quarter ending April 30, 2000	8.13	7.13	0.1300
Fiscal 2001
First Quarter ending July 31, 2000	$8.13	$7.38	$0.1325
Second Quarter ending October 31, 2000	8.25	7.59	0.1350
Third Quarter ending January 31, 2001	8.50	7.44	0.1400
Fourth Quarter ending April 30, 2001	8.98	8.00	0.1425
Fiscal 2002
First Quarter ending July 31, 2001	$10.49	$8.25	$0.1450
Second Quarter ending October 31, 2001	9.43	8.80	0.1475
Third Quarter ending January 31, 2002	10.00	9.00	0.1500
Fourth Quarter (February 1, 2002 - April 18, 2002*)	10.45	9.51	0.1520**

*	The most recent practicable date prior to the filing of this prospectus with the Securities and Exchange Commission.

**	On April 1, 2002, our Board of Trustees paid a quarterly dividend of $.152 per share to shareholders of record as of the close of business on March 15, 2002.

      We have paid quarterly distributions since July 1, 1971. Distributions are generally paid in January, April, July and October of each year. Our current quarterly dividend rate is $0.152 per Share.

      Over the past three calendar years ending December 31, the annual distributions have been treated as follows for federal and state income tax purposes:

	2001	2000	1999

Ordinary Income	65.98%	86.76%	69.75%
Capital Gain	0.00	.72	30.25
Return of Capital	34.02	12.52	0.00

Total	100.00%	100.00%	100.00%

      Distribution Reinvestment Plan. We offer our shareholders the option of reinvesting all, or a portion of, their distributions in additional Shares through our dividend reinvestment plan. Our dividend reinvestment plan provides that we will repurchase Shares on the open market for the purpose of fulfilling our obligations under the plan or, if a sufficient number of our Shares are not available on the open market, we may issue additional Shares. In order to participate in our distribution reinvestment plan, a shareholder must affirmatively elect to do so by notifying the Transfer Agent and Registrar. We currently act as our own Transfer Agent and Registrar and can be contacted at 12 South Main, Suite 100, Minot, ND, 58701. Our telephone number is (701) 837-4738. A shareholder may terminate participation in the plan at any time by notifying the Transfer Agent. Distributions may be taxable to shareholders whether received in cash or Shares.

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data set forth below for the fiscal years ended April 30, 2001, 2000 and 1999, has been derived from the our financial statements, which have been audited by Brady Martz & Associates, P.C., independent auditors, whose report thereon is included in this prospectus on page F-17. The consolidated financial data for the years ended April 31, 1998 and 1997 have been derived from audited financial statements not included in this prospectus. The selected consolidated financial data for the nine-months ended January 31, 2002 and 2001 has been derived from our unaudited financial statements included on pages F-2 to F-16 of this prospectus. It is our opinion that all adjustments (of normal recurring nature) necessary for a fair presentation of the financial statements have been made. These historical results are not necessarily indicative of the results to be expected in the future. The following table is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto and other financial data included elsewhere in this prospectus.

	2001	2000	1999	1998	1997

Consolidated Income Statement Data
Revenue	$75,767,150	$55,445,193	$39,927,262	$32,407,545	$23,833,981
Income before gain/loss on properties and minority interest	10,187,812	8,548,558	6,401,676	4,691,198	3,499,443
Gain on repossession/ Sale of properties	601,605	1,754,496	1,947,184	465,499	398,424
Minority interest of portion of operating partnership income	(2,095,177)	(1,495,209)	(744,725)	(141,788)	(18)
Net income	8,694,240	8,807,845	7,604,135	5,014,909	3,897,849
Consolidated Balance Sheet Data
Total real estate investments	$548,580,418	418,216,516	$280,311,442	$213,211,369	$177,891,168
Total assets	570,322,124	432,978,299	291,493,311	224,718,514	186,993,943
Shareholders’ equity	118,945,160	109,920,591	85,783,294	68,152,626	59,997,619
Per Share
Net Income	$.38	$.42	$.44	$.32	$.28
Dividends	.55	.51	.47	.42	.39

Calender year	2001	2000	1999	1998	1997

Tax status of dividend
Capital gain	0.00%	.72%	30.25%	2.9%	21.0%
Ordinary income	65.98	86.76	69.75	97.1	79.0
Return of capital	34.02	12.52	0.00	0.0	0.0

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Acquisitions for the Nine Months Ended January 31, 2002
(unaudited)

      The pro forma consolidated statement of operations (unaudited) for the nine-months ended January 31, 2002, is presented as if our fiscal year-to-date real estate acquisition had been completed at the beginning of the period, May 1, 2001, rather than on the actual acquisition or closing date.

      We acquired the following real estate during the nine-months ended January 31, 2002.

		Total Purchase Price
Property Description	Date of Acquisition	(Including All Closing Costs)

Cottage Grove Center — 15,217 sq. ft. — Strip Mall — Cottage Grove, MN	07/06/01	$1,101,550
Interlachen Corporation Center — 105,084 sq. ft. — Multi-tenant Office Building — Edina, MN	08/10/01	16,691,307
Canyon Lake Plaza Apartments — 78,701 sq. ft. — 109-unit — Apartment Community — Rapid City, SD	09/27/01	4,270,607
Bloomington Business Plaza — 114,819 sq. ft. — Multi-tenant Office Building — Bloomington, MN	10/01/01	7,405,669
Applewood on the Green — 87,200 sq. ft. — 234-unit Apartment Community — Omaha, NE	10/31/01	10,364,745
Thresher Square — 113,736 sq. ft. — Multi-tenant Office Building — Minneapolis, MN	01/02/02	11,119,958
Stone Container Distribution Center & Plant — 229,072 sq. ft. — Single-tenant Industrial Building — Roseville, MN	12/20/01	8,229,182

Total		$59,183,018

		Nine-Months Ended
	Nine Months Ended	Acquisitions	Total Consolidated
	01/31/02	Pro Forma Adjustments	Pro Forma

REVENUE
Real Estate Rentals	$67,742,920	$4,590,325	$72,333,245
Interest, Discounts and Fees	817,987	0	817,987

Total Revenue	$68,560,907	$4,590,325	$73,151,232

EXPENSES
Interest	$22,619,159	$1,296,052	$23,915,211
Depreciation	11,372,808	603,852	11,976,660
Utilities and Maintenance	9,162,893	770,023	9,932,916
Taxes	6,637,475	460,408	7,097,883
Insurance	1,005,564	30,315	1,035,879
Property Management Expenses	5,168,144	167,881	5,336,025
Administrative Expenses and Trustee Services	1,138,337	0	1,138,337
Operating Expenses	415,944	0	415,944
Amortization	403,613	0	403,613

Total Expenses	$57,923,937	$3,328,531	$61,252,468

INCOME BEFORE GAIN/LOSS ON PROPERTIES AND MINORITY INTEREST	$10,636,970	$1,261,793	$11,898,764
GAIN ON SALE OF PROPERTIES	327,678	0	327,678
MINORITY INTEREST PORTION OF OPERATING PARTNERSHIP INCOME	$(3,002,753)	$(317,972)	$(3,320,725)

NET INCOME	$7,961,895	$943,821	$8,905,717

Net income per share (basic and diluted)	$.32	$.04	$.36

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NINE-MONTHS ENDED JANUARY 31, 2002

      The pro forma consolidated statement of operations (unaudited) for the nine-months ended January 31, 2002, is presented as if the real estate acquisitions set forth below had been completed as of May 1, 2001, the beginning of the period, rather than on the actual acquisition or closing date.

	Nine Months	Bloomington	Applewood on			Insignificant	Total
	Ended	Business Center	the Green	Stone Container	Thresher Square	2002	Consolidated
	January 2002	Bloomington, MN(1)	Omaha, NE(2)	Roseville, MN(3)	Minneapolis, MN(4)	Acquisitions	Pro Forma

REVENUE
Real estate rentals	$67,742,920	$468,075	$800,722	$1,555,951	$1,298,883	$866,693	$72,333,245
Interest, discounts and fees	817,987						817,987
Total revenue	$68,560,907	$468,075	$800,722	$1,155,951	$1,298,883	$866,693	$73,151,232

EXPENSES
Interest	$22,619,159	$146,875	$252,867	$236,733	$377,653	$281,924	$23,915,211
Depreciation	11,372,808	69,747	118,673	121,500	166,350	127,583	11,976,660
Utilities and maintenance	9,162,893	7,917	249,538	—	363,507	149,063	9,932,916
Real Estate Taxes	6,637,475	104,188	65,000	—	212,381	78,839	7,097,883
Insurance	1,005,564	5,844	7,095	—	7,331	10,045	1,035,879
Property management expenses	5,168,144	26,235	30,462	—	34,281	76,902	5,336,025
Administrative Expense	1,138,337	—	—	—	—	—	1,138,337
Advisory and trustee services	84,389	—	—	—	—	—	84,389
Operating expenses	331,555	—	—	—	—	—	331,555
Amortization	403,613	—	—	—	—	—	403,613

Total expenses	$57,923,937	$360,805	$723,634	$358,233	$1,161,503	$724,356	$61,252,468

INCOME BEFORE GAIN/LOSS ON PROPERTIES AND MINORITY INTEREST	$10,636,970	$107,270	$77,088	$797,718	$137,380	$142,337	$11,898,764
GAIN ON SALE OF PROPERTIES	327,678	—	—	—	—	—	327,678
MINORITY INTEREST PORTION OF OPERATING PARTNERSHIP INCOME	(3,002,753)	(27,032)	(19,426)	(201,025)	(34,620)	(35,869)	(3,320,725)

NET INCOME	$7,961,895	$80,238	$57,662	$596,693	$102,760	$106,468	$8,905,717

Net income per share (basic and diluted)	$0.32	$0.003	$0.002	$0.024	$0.004	$0.004	$0.36

(1)	The pro forma income and expense items for Bloomington Business Center reflect five months of estimated operations as the property was acquired on October 1, 2001.

(2)	The pro forma income and expense items for Applewood on the Green reflect six months of estimated operations as the property was acquired on October 31, 2001.

(3)	The pro forma income and expense items for Stone Container reflect eight months of estimated operations as the property was acquired on December 20, 2001.

(4)	The pro forma income and expense items for Thresher Square reflect eight months of estimated operations as the property was acquired on January 2, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our financial statements for the nine-months ended January 31, 2002 and 2001 (unaudited) and for the three-years ended April 31, 2001, 2000 and 1999, which are incorporated herein by reference and attached hereto. Please note that certain statements included in this summary constitute “forward-looking statements,” as described above.

General

      We have operated as a “real estate investment trust” under Sections 856-858 of the Code since our formation in 1970 and we are in the business of owning income-producing real estate investments, both residential and commercial.

      On February 1, 1997, we restructured ourselves as an UPREIT. We, through our wholly-owned subsidiary, IRET, Inc., are the general partner of IRET Properties, a North Dakota Limited Partnership.

      On July 1, 2000, we became “self-advised” as a result of the acquisition of the advisory business and assets of Odell-Wentz and Associates, L.L.C. Prior to that date, Odell-Wentz had been our advisor and had furnished office space, employees and equipment to conduct all of our day-to-day operations. IRET Properties issued 255,000 of its limited partnership units to Odell-Wentz and Associates, L.L.C. in exchange for the advisory business and assets. The valuation of the advisory business and assets of $2,083,350 was determined by an independent appraisal of the business and assets by a certified public accounting firm not otherwise employed by either us or Odell-Wentz, L.L.C. All employees of Odell-Wentz, L.L.C. became employees of IRET Properties on July 1, 2000, with the exception of Roger R. Odell who retired.

      No material change in our business is contemplated at this time.

Significant Acquisitions — Nine Months Ended January 31, 2002

      During the period from May 1, 2001, to January 31, 2002, we purchased seven real estate properties at a total cost of $58,411,389. Individually, the seven real estate properties are insignificant, as defined by Regulation S-X, but in the aggregate constitute a “significant amount of assets” as defined in Regulation S-X. When acquisitions are individually insignificant but significant in the aggregate, Regulation S-X requires the presentation of audited financial statements for assets comprising a substantial majority of the individually insignificant properties. Our Fiscal 2002 acquisitions first exceeded the minimum level of significance on January 2, 2002, with the purchase of a commercial office building located in Minneapolis, Minnesota.

      The real estate assets that constitute a “substantial majority” of the real estate assets acquired by us during Fiscal 2002, as measured by cost pursuant to Regulation S-X, are as follows:

      Applewood on the Green Apartments. On October 31, 2001, we acquired the Applewood on the Green Apartments located in Omaha, Nebraska, for a purchase price of $10,200,000, which was paid partly in cash of $2,478,866 and the balance by assumption of an existing debt secured by the property with an unpaid balance of $7,721,134. The assumed debt bears interest at a fixed rate of 6.55% and is payable in monthly installments of $51,334 amortized over a remaining term of seven years with a balloon payment of all remaining principal and interest due on October 8, 2008. In addition to the purchase price, we incurred acquisition costs of $164,745 for commissions, loan costs and legal costs.

      The Applewood Apartments is a multi-building apartment complex consisting of 13 individual buildings containing 234 units. The complex was built in 1971. As of January 31, 2001, the property was 57.2% occupied. At the time of purchase, the property had a significant amount of deferred maintenance and capital improvements. As a result, we plan to spend approximately $1,500,000 over the next year to improve the property. In order to make the planned improvements on specific units, we must keep them vacant for up to six to eight weeks.

      There is no material relationship between us, any of our affiliates, any officer or member of our Board of Trustees, or any associate of any officer or member of our Board of Trustees, and the seller.

      Bloomington Business Plaza. On October 1, 2001, we acquired the Bloomington Business Plaza from a general partnership controlled by Steven B. Hoyt. The property was acquired pursuant to the terms of a contract dated January 8, 2001, as amended by an agreement dated September 27, 2001. At the time of acquisition, Mr. Hoyt was a member of our Board of Trustees. At the time the original acquisition contract was signed, Mr. Hoyt was not a member of our Board of Trustees.

      The purchase price of the property was $7,201,680 of which $215,000 was paid in cash and the balance of $6,986,680 with 812,404.65 limited partnership units of IRET Properties with a value of $8.60 per unit. The limited partnership units are convertible on a one-to-one basis to Shares. The limited partnership units must be held for a minimum one-year period before they may be converted to Shares and sold. In addition to the purchase price of $7,201,680, we incurred acquisition costs of $203,989 for commissions, loan costs and legal costs. The acquisition was approved by a majority of the members of our Board of Trustees. A subsequent independent appraisal of the property as part of the loan process determined the value to be $6,975,000.

      Bloomington Business Plaza is a multi-tenant office/ warehouse building constructed in 1985. It consists of 121,063 square feet of leasable space and is currently 100% leased to 21 tenants with remaining lease terms ranging from five months to four years and ten months. All rents paid by the current tenants are at market rates. No one tenant occupies more than 17.08% of the leasable space.

      Stone Container Plant. On December 14, 2001, we purchased a manufacturing and distribution facility located at 3075 Long Lake Road, Roseville, Minnesota, for a total contract purchase price of $8,100,000. The facility is a single story commercial-industrial building consisting of 229,072 square feet. The main facility was constructed in 1968 with additions being completed in 1969, 1973 and 1984. The property was purchased from Roseville Industrial Venture, L.L.C., a Delaware limited liability company. The property is 100% leased to Stone Container Corporation until December 21, 2010.

      There is no material relationship between us, any of our affiliates, any officer or member of our Board of Trustees, or any associate of any officer or member of our Board of Trustees, and the seller.

      Of the contract purchase price of $8,100,000, $3,207,443 was paid using funds that we raised through our UPREIT program under which individuals, at our direction, acquire an interest in the subject property using Code Section 1031 funds deposited with an intermediary. Upon acquisition, the subject property is contributed to us in exchange for IRET Properties limited partnership units. We issued 363,977 IRET Properties limited partnership units with a value of $8.81 per unit. The remaining portion of the purchase price was paid using cash. In addition to the purchase price, we incurred acquisition costs of $110,834 for commission and legal costs.

      Thresher Square East and West. On January 2, 2002, we acquired a seven-story office building containing 113,736 square feet located at 700 and 708 South Third Street, Minneapolis, Minnesota. The purchase price for the property was $10,943,414, which was paid by the assumption by us of existing debt with unpaid principal balances of $3,655,000 for loan one and $2,580,000 for loan two as of January 1, 2002. The assumed debt bears interest at the rate of 7.03% for loan one and 7.37% for loan two payable in monthly installments of $34,582 for loan one and $33,270 for loan two amortized over a remaining term of 14 years for loan one and nine years for loan two. The balance of $4,365,802 was paid by the distribution of 507,651 IRET Properties limited partnership units to the seller with a value of $8.60 per unit. In addition to the purchase price, we incurred acquisition costs of $168,574.56 for commission and legal costs.

      The property was acquired from WPT I, L.L.C. The seller is an affiliate of Steven B. Hoyt. Mr. Hoyt owns 78% of the seller. At the time of the acquisition, Mr. Hoyt was a member of our Board of Trustees. All of the members of our Board of Trustees approved the transaction as being fair and reasonable to us and that substantial justification existed for us to pay a price greater than the cost of the property to the seller. Mr. Hoyt abstained from the vote. We did not obtain an independent appraisal of the property, but did prepare an internal current appraisal of the property which determined the value to be $10,943,414.

      The property is 100% leased to eight different tenants with remaining lease terms of less than one month to seven years. No one tenant leases more than 53% of the property.

Results of Operation-Nine Months Ended January 31, 2002 and January 31, 2001

      Revenues. Total revenues for the first nine-months ended January 31, 2002, were $68,560,907, compared to $54,840,641 for the nine-months ended January 31, 2001, an increase of 25.0%. These increases are primarily attributable to the addition of new properties to our investment portfolio.

      Capital Gain Income. Total capital gain income for the first nine-months of Fiscal 2002 ended January 31, 2002, was $327,678. This included a gain of $3,346 from the sale of the Carmen Court Apartment building in Minot, North Dakota, a gain of $296,409 from the sale of the Sunchase Apartments in Fargo, North Dakota, a gain of $85,279 from the sale of the Lester Chiropractic building in Bismarck, North Dakota and a loss of $57,356 from the sale of marketable securities held to maturity. Capital gain income of $25,124 was realized in the nine-months ended January 31, 2001.

      Expenses and Net Income. The following table shows the changes in revenues, operating expenses, interest, and depreciation for nine-months ended January 31, 2002, as compared to the nine-months ended January 31, 2001:

			Percent
Nine Months Ended	01/31/02	01/31/01	Change

Real Estate Rental Income	$67,742,920	$54,127,259	25.2%
Real Estate Operating Expenses
Utilities and Maintenance	$9,162,893	$8,234,629	11.3%
Real Estate Taxes	6,637,475	5,247,862	26.5%
Insurance	1,005,564	529,286	90.0%
Property Management Expenses	5,168,144	4,320,100	19.6%
Interest on Mortgage Indebtedness	21,563,799	17,538,912	22.9%

Total Property Expenses	$43,537,875	$35,870,789	21.4%

Net Real Estate Operating Income	$24,205,045	$18,256,470	32.6%
Interest Discount and Fee Income	817,987	713,382	14.7%
Other Interest Expense	(1,055,360)	(540,543)	95.2%
Depreciation	(11,372,808)	(8,802,084)	29.2%
Administrative Trustee & Operating	(1,554,281)	(1,378,974)	12.7%
Amortization Expense	(403,613)	(335,491)	20.3%
Gain on Sale of Investments	327,678	25,124	1204.2%
Minority Interest in Other Partnerships	(214,964)	8,775	N/A
Minority Interest Portion of Operating Partnership Income	(2,787,789)	(1,390,602)	100.5%

Net Income for Generally Accepted Accounting Purposes	$7,961,895	$6,556,057	21.4%

      The above described changes result primarily from the addition of new real estate assets to our portfolio. Utility expense, while higher because of the additional properties acquired, was significantly lower as a percentage of rental income due to an unusually mild winter and lower natural gas prices. The increase in insurance costs resulted from an increase in the general level of premiums for property casualty insurance.

      Anticipated Increase in Insurance Expense. Our blanket casualty and liability insurance policy, which covers all of our multi-family residential properties and most of our commercial properties, will expire on April 30, 2002. As a result of the September 11, 2001, terrorist attacks, we expect a substantial increase in our insurance premiums beginning in Fiscal 2003, which commences May 1, 2002. We are not able to quantify the amount of the expected increase at this time. With respect to most of our commercial properties, the insurance premium increases will be payable by the tenant. With respect to our multi-family residential properties, however, we will pay the increased premium, which will reduce net income to the extent we are not able to increase rental rates.

      Comparison of Residential and Commercial Properties. The following is a comparison of the net operating income from the two types of real estate investments owned by us — residential and commercial — for the nine-months ended January 31, 2002 and 2001:

			Percent
Nine Months Ended	01/31/02	01/31/01	Change

Segment
Residential	$13,715,498	$12,830,256	6.9%
Commercial	10,489,547	5,426,214	93.3

Total	$24,205,045	$18,256,470	32.6%

      The growth in the two operating segments resulted primarily from the acquisition of real estate properties during the prior and current fiscal years.

      Occupancy Rates. Occupancy rates are calculated as a percentage of the actual rent paid to us versus the scheduled rent charged by us for the period of time presented. The following tables compare occupancy rates for stabilized properties for the nine-months ended January 31, 2002 and 2001:

Nine Months Ended	01/31/02	01/31/01

Segment
Residential	94.83%	94.09%
Commercial	98.85%	98.49%

      Property Acquisitions and Dispositions. During the nine-months ended January 31, 2002, we acquired five commercial properties and two multi-family residential properties:

Acquisition Cost

Commercial Property
15,217 sq. ft. — Cottage Grove Retail Strip Center — Cottage Grove, MN	$1,101,550
105,084 sq. ft. — Interlachen Corporation Center — Edina, MN	16,691,307
114,819 sq. ft. — Bloomington Business Plaza — Bloomington, MN	7,405,669
229,072 sq. ft. — Stone Container — Roseville, MN	8,229,182
113,736 sq. ft. — Thresher Square — Minneapolis, MN	11,119,958
Multi-Family Residential Property
109 units — Canyon Lake Plaza Apartments — Rapid City, SD	$4,270,607
234 units — Applewood on the Green — Omaha, NE	10,364,745

      The Sunchase Apartment complex located in Fargo, North Dakota, was sold during the first quarter of Fiscal 2001 at a gain of $296,409. The Lester Chiropractic building located in Bismarck, North Dakota, was sold during the second quarter of Fiscal 2001 at a gain of $85,279. The Carmen Court Apartment complex located in Minot, North Dakota, was sold during the third quarter of Fiscal 2002 at a gain of $3,346.

      Funds from Operations. We consider FFO to be a useful measure of performance for an equity REIT. FFO is defined as net income available to shareholders determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures. We use the NAREIT definition of FFO as amended by NAREIT to be effective January 1, 2000. FFO for any period means our net income for such period, excluding gains or losses from debt restructuring and sales of property, and plus depreciation and amortization of real estate assets in our investment portfolio, and after adjustment for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with GAAP.

      FFO presented herein is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition.

      FFO should not be considered as an alternative to net income as determined in accordance with GAAP as a measure of our liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of our needs or its ability to service indebtedness or make distributions.

      Funds from Operations for the nine-month period ended January 31, 2002, increased 29.9% to $21,718,374, from $16,723,619 for the nine-months ended January 31, 2001.

      Calculations of our FFO are as follows:

			Percent
Nine Months Ended	01/31/02	01/31/01	Change

Net Income available to IRET shareholders and unitholders from operations and capital gains(1)	$10,636,970	$7,912,760	34.4%
Less minority interest in other partnership	(214,964)	8,775	N/A

Operating Income	$10,422,006	$7,921,535	31.6%
Plus real estate depreciation and amortization(2)	11,296,368	8,802,084	28.3

Funds From Operations	$21,718,374	$16,723,619	29.9%

Weighted average shares and units outstanding-diluted(3)	32,993,549	28,328,617	16.5%
Dividends and Distributions paid to
Shareholders/ Unitholders(4)	$14,648,821	$11,490,019	27.5%

(1)	Includes $953,616 and $881,713, respectively, of “straight-line rents” for the nine-months ended January 31, 2002 and 2001, respectively.

(2)	Depreciation on office equipment and other assets used by IRET are excluded. Amortization of financing and other expenses are excluded, except for amortization of leasing commissions that are included.

(3)	Limited Partnership Units of the operating partnership, IRET Properties, a North Dakota Limited Partnership, are exchangeable for Shares on a one-for-one basis.

(4)	Distributions made equally on Shares and units.

      Distributions. The following distributions were paid during the nine-months ended January 31, 2002 and 2001:

			Percent
Date	2001	2000	Change

July 1	$.1450	$.1325	9.4%
October 1.1475		.1350	9.3%
January 2.1500		.1400	7.1%

      Our Board of Trustees has declared a dividend of $.152 per share payable April 1, 2002, to shareholders of record at the close of business on March 15, 2002.

      Liquidity and Capital Resources. The important changes in our balance sheet during the nine-months ended January 31, 2002, were:

•	Real Estate Owned. Real estate owned on January 31, 2002, increased to $659,621,538, from $591,636,468 on April 30, 2001. The increase primarily resulted from the acquisition of additional investment properties, net of dispositions, as described below:

Acquired
Cottage Grove Retail Strip Center	$1,101,550
Interlachen Corporation Center	16,691,307
Canyon Lake Plaza Apartments	4,270,607
Bloomington Business Plaza	7,405,669
Applewood on the Green	10,364,745
Stone Container	8,229,182
Thresher Square	11,119,958
Sold
Sunchase Apartments	$(1,042,210)
Lester Chiropractic Center	(268,917)
Carmen Court Apartments	(301,322)

•	Mortgage Loans Receivable. Mortgage loans receivable on January 31, 2002, increased to $7,976,590, from $1,037,095 on April 30, 2001. This increase resulted from the $3,200,000 short-term loan to Mankato Plaza Associates and the $4,022,393 advance of short-term construction loan to Edgewood Vista, net of receipts.

•	Notes Receivable. Notes receivable on January 31, 2002, increased to $3,500,000, from $0 on April 30, 2001. This increase resulted from a note receivable to Steven B. Hoyt.

On January 16, 2002, our Board of Trustees authorized an UPREIT unit loan program that is available to persons that hold $1 million or more of IRET Properties limited partnership units. Under such loan program, we may lend up to 50% of the value of the borrower’s limited partnership units, with such value to be based on the closing price of our Shares on the NASDAQ National Market. Such loans will be for terms of two years or less, they will be secured by the borrower’s limited partnership units in IRET Properties and they will be at a variable interest rate of 1.5% over the interest rate charged to us by its participating lender. The interest rate will adjust on the first of each month. In connection with such loans, we will charge a .5% loan fee.

On January 30, 2002, a loan in the amount of $3.5 million was made to Steven B. Hoyt, a member of our Board of Trustees. Our Board of Trustees approved such loan. The terms of the loan require Mr. Hoyt to make quarterly interest payments, beginning April 1, 2002, with the full balance of the principle sum due on or before January 31, 2004. The initial interest rate is equal to the Wall Street Journal Prime Rate as of January 31, 2002, plus 1.5%, which is equal to 6.25%. Mr. Hoyt paid a $17,500 loan fee on the date of the loan.

•	Cash. Cash on hand on January 31, 2002, was $22,944,965, compared to $6,356,063 on April 30, 2001. This increase resulted from the proceeds of the sale of marketable securities, new mortgages on existing properties, the sale of investment certificates, and the sale of Shares.

•	Marketable Securities. During the second quarter ended October 31, 2001, we sold our marketable securities classified as held-to-maturity. We sold its investment in marketable securities classified as available-for-sale in the first quarter ended July 31, 2001.

•	Mortgages Payable. Mortgages payable on January 31, 2002, totaled $403,949,096, compared to $368,956,930 on April 30, 2001. This increase resulted from refinancing of maturing mortgages and the placement of new mortgages. The average weighted interest rate payable on the outstanding indebtedness on January 31, 2002, was 7.42%.

•	Investment Certificates. Investment certificates outstanding on January 31, 2002, totaled $21,581,463, compared to $11,876,417 on April 30, 2001. This increase resulted from the sale of new investment certificates to North Dakota residents, as well as the reinvestment of accruing interest on outstanding investment certificates.

•	Operating Partnership Units. Outstanding IRET Properties limited partnership units on January 31, 2002, increased to 9,277,836 units, as compared to 7,527,151 units outstanding on April 30, 2001. The increase resulted from the issuance of additional units to acquire the Cottage Grove Retail Center, Bloomington Business Center, the Canyon Lake Plaza Apartments and Stone Container.

•	Shares of Beneficial Interest. Shares outstanding on January 31, 2002, totaled 27,539,584, as compared to the 24,068,346 Shares outstanding on April 30, 2001. This increase resulted from the issuance of additional shares pursuant to our dividend reinvestment plan and the Share offerings on December 3, 2001 and January 25, 2002.

      As of January 31, 2002, we had entered into contracts to acquire the following real estate investments:

		Loan or UPREIT
Property	Total Cost	Contribution	Cash Required

Morgan Chemical Building (49,620 sq ft industrial building), New Brighton, MN	$2,425,000	1,675,000	$750,000
Oakmont Estate Apartment Community (80 Units) Sioux Falls, SD	5,230,000	4,100,000	1,130,000

Total	$16,970,000	$12,510,000	$4,460,000

      As of that same date, we had also entered into contracts to acquire the Pinehurst Apartments and the Wirth Corporate Center. As described in the Summary of this prospectus, we have since closed on such real estate investments.

      In addition to the above acquisitions, we are committed to provide construction financing for an assisted living and Alzheimer care facility in Virginia, Minnesota, for $7,000,000, of which $4,022,393 was advanced as of January 31, 2002.

      We had cash on hand of $22,944,965 on January 31, 2002. As of January 31, 2002, our unsecured credit lines with First International Bank & Trust, Bremer Bank and First Western Bank & Trust, all of Minot, North Dakota, totaled $13,000,000 and $1,000,000 with Associated Bank of Minneapolis, MN. None of said credit lines were in use on January 31, 2002.

      We believe that our existing cash and borrowing capacities are adequate to fund all of our acquisition and development obligations and all of our other short and long-term liquidity requirements. We believe that our net cash provided by operations will continue to be adequate to meet both operating requirements and the payment of dividends in accordance with Code provisions pertaining to REITS in both the short and long term. Budgeted expenditures for ongoing maintenance, capital improvements and renovations to our real estate portfolio are expected to be funded from the cash flow generated from the operation of these properties.

Results From Operations-Fiscal Years Ended April 30, 2001, 2000 and 1999

      We operate on a fiscal year ending on April 30. The following discussion and analysis is for the fiscal years ended April 30, 2001, 2000 and 1999.

      Revenues. Total revenues of IRET Properties for Fiscal 2001 were $75,767,150, compared to $55,445,193 in Fiscal 2000 and $39,927,262 in Fiscal 1999. The increase in revenues received during Fiscal 2001 in excess of the prior year revenues was $20,321,957. This increase resulted from:

Rent from 28 properties acquired/ completed in Fiscal 2001	$6,890,585
Rent from 27 properties acquired in Fiscal 2000 in excess of that received in 2000	12,888,919
Increase in rental income on existing properties	93,420
A decrease in Boise Warehouse rent (bankruptcy of tenant)	(36,301)
A decrease in rent — properties sold in 2001	(32,404)
A decrease in interest income	(371,585)
An increase in straight line rents	383,015
An increase in ancillary income	506,308

$20,321,957

      The increase in revenues received during Fiscal 2000 in excess of that received in Fiscal 1999 was $15,517,931. This increase resulted from:

Rent from 27 properties acquired/ completed in Fiscal 2000	$10,206,154
Rent from 12 properties acquired in Fiscal 1999 in excess of that received in 1999	4,419,227
An increase in rental income on existing properties	579,151
A decrease in rent on the Boise, Idaho Furniture Store (bankruptcy of tenant)	(38,622)
A decrease in rent — properties sold during 1999	(524,680)
An increase in interest income	45,337
An increase in rent (straight-line calculations)	831,364

$15,517,931

      As shown by the above analysis, the Fiscal 2001 and 2000 increases in revenues resulted primarily from the addition of new real estate properties to IRET Properties’ portfolio. Rents received on properties owned at the beginning of Fiscal 2000 increased by $579,151 in Fiscal 2000 and only $93,420 in Fiscal 2001. Thus, new properties generated most of the new revenues during the past two years.

      Capital Gain Income. IRET Properties realized capital gain income for Fiscal 2001 of $601,605. This compares to $1,754,496 of capital gain income recognized in Fiscal 2000 and $1,947,184 of capital gain recognized in Fiscal 1999. A list of the properties sold during each of these years showing sales price, depreciated cost plus sales costs and net gain (loss) is included in a later section of this discussion.

      Expenses and Net Income. IRET Properties’ operating income for Fiscal 2001 increased to $10,187,812, from $8,548,558 earned in Fiscal 2000 and $6,401,676 earned in Fiscal 1999. Our net income for GAAP for Fiscal 2001 was $8,694,240, compared to $8,807,845 in Fiscal 2000 and $7,604,135 in Fiscal 1999. On a per share basis, net income was $.38 per share in Fiscal 2001 compared to $.42 in Fiscal 2000 and $.44 in Fiscal 1999.

      These changes in operating income and net income result from the changes in revenues and expenses detailed below:

      For Fiscal 2001, a decrease in net income of $113,605, resulting from:

A decrease in gain on sale of investments	$(1,152,891)
An increase in net rental income	12,572,228
A decrease in interest income	(371,585)
An increase in ancillary income	506,308
An increase in interest expense	(8,217,228)
An increase in depreciation expense	(3,839,420)
An increase in operating expenses, administrative, advisory & trustee services	(119,274)
An increase in amortization expense	(212,091)
An increase in minority interest of operating partnership	(598,968)
A decrease in loss on impairment	1,319,316

$(113,605)

      The $1,203,710 increase in net taxable income for Fiscal 2000 over the net income earned in Fiscal 1999 resulted from:

A decrease in gain from sale of investments	$(192,688)
An increase in net rental income (rents, less utilities, maintenance, taxes, insurance and management)	11,432,978
An increase in interest income	45,337
An increase in interest expense	(4,912,189)
An increase in depreciation expense	(2,493,238)
An increase in operating expenses and advisory trustee services	(545,270)
An increase in amortization expense	(61,420)
An increase in minority interest of operating partnership income	(750,484)
An increase in loss on impairment of properties	(1,319,316)

$1,203,710

      Telephone Endorsement Fee. During Fiscal 2001, we received a payment of $869,505 from a major telecommunications provider for allowing marketing access by that company to residents of our apartment communities, totaling 5,863 units. The contract provides that we will allow promotional materials to be placed in our apartment communities advertising the availability of telecommunication services over a 12-year period. Of this payment, $110,979 was recognized as income by us during Fiscal 2001. The balance of $758,526 will be recognized ratably over the remaining portion of the contract period and there is a possibility of a refund of these monies if we should violate the contractual terms of the agreement.

      Comparison of Results from Commercial and Residential Properties. The following is an analysis of the contribution by each of the two categories of real estate owned by us — residential and commercial — to our revenues as compared to the year-end depreciated cost of each:

Fiscal Years Ended April 30	2001	%	2000	%	1999	%

Property Cost — less depreciation
Commercial	$218,261,880	40%	$112,511,467	27%	$60,141,248	22%
Residential	329,281,443	60	304,175,471	73	209,572,192	78

Total	$547,543,323	100%	$416,686,938	100%	$269,713,440	100%
Revenues
Commercial	$18,994,010	25%	$11,878,026	22%	$5,775,161	15%
Residential	55,806,712	75	42,379,855	78	33,010,126	85

Total	$74,800,722	100%	$54,257,881	100%	$38,785,287	100%
Expenses — before depreciation — see Note 11 to Financial Statement for detail
Commercial	$10,649,488	21%	$6,417,909	18%	$2,814,299	11%
Residential	39,500,071	79	29,288,023	82	22,440,129	89

Total	$50,149,559	100%	$35,705,932	100%	$25,254,428	100%
Segment Gross Profit — before depreciation
Commercial	$8,344,522	34%	$5,460,117	29%	$2,960,862	22%
Residential	16,306,641	66	13,091,832	71	10,569,997	78

Total	$24,651,163	100%	$18,551,949	100%	$13,530,859	100%

      Charge for Impairment of Value Fiscal 2000. During Fiscal 2000, we reduced the value of two properties to reflect the reduced rental income expected to be received from the properties. The properties are the Boise warehouse, Boise, Idaho, and the First Avenue building, Minot, North Dakota. Based on the reduced rental income the Boise building’s value was reduced by $1,008,114, and First Avenue by $311,302. The Boise warehouse is vacant and has been for the last 18 months. First Avenue is mostly occupied but at rents below those necessary to justify the building’s acquisition cost.

      Commercial Properties — Analysis of Lease Expirations and Credit Exposure. The following table shows the annual lease expiration percentages for the commercial properties owned by us for Fiscal 2001 through 2010 and the leases that will expire during Fiscal 2011 and beyond.

		Percentage of		Percentage of
		Total Leased	Annualized Base Rent	Total
Year of Lease	Square Footage of	Square	of Expiring Leases at	Annualized
Expiration	Expiring Leases	Footage	Expiration	Base Rent

2001	111,548	4.40%	$165,396	0.75%
2002	164,941	6.60	1,468,440	6.64
2003	156,327	6.20	908,393	4.11
2004	152,845	6.10	1,342,386	6.07
2005	128,214	5.10	1,170,815	5.29
2006	64,743	2.60	727,858	3.29
2007	128,827	5.10	766,844	3.47
2008	96,301	3.80	1,113,073	5.03
2009	81,016	3.20	592,695	2.68
2010	102,999	4.10	1,228,872	5.55
2011 and beyond	1,325,757	42.80	12,642,660	57.14

Total	2,513,518	100.00%	$22,127,432	100.00%

      The following table shows the percentage of commercial leases by size of leased space in 10,000 square foot increments:

	Percentage of		Percentage of
	Aggregate		Aggregate Portfolio
Square Feet	Portfolio Leased	Annualized	Annualized Base
Under Lease	Square Feet	Base Rent	Rent

10,000 or Less	13.93%	$3,245,361	14.67%
10,001 — 20,000	14.75	3,044,041	13.76
20,001 — 30,000	14.50	2,987,722	13.50
30,001 — 40,000	7.75	1,426,070	6.44
40,001 — 50,000	9.94	2,191,103	9.90
50,001 +	39.14	9,233,134	41.73

Total	100.00%	$22,127,431	100.00%

      Significant Properties. During Fiscal 2000 and 2001, we acquired one apartment community (Dakota Hill — Irving, Texas acquired during Fiscal 2000) and two commercial properties (HealthEast Medical in Maplewood and Woodbury, Minnesota, acquired in Fiscal 2000 and Southdale Medical Center in Edina, Minnesota, acquired in Fiscal 2001) where the purchase price exceeded ten percent of our corresponding portfolio for apartments in the case of Dakota Hill, and commercial in the case of HealthEast and Southdale. None of the acquisitions exceeded ten percent of our total portfolio value or accounted for more than ten percent of our gross or net income.

      The details of such acquisitions and their performance since acquisition are as follows:

	Dakota Hill	HealthEast	Southdale Medical*

Description	504-unit Class A Apartment Community	114,216 Square Feet Medical Office Buildings	195,983 Square Feet Medical Office Buildings
Address	7902 North MacArthur — Irving, TX	St. Johns Medical Office Building — 1600 Beam Ave, Maplewood, MN Woodwinds Medical Office Bldgs. — 1875 Woodwinds Dr, Woodbury, MN	6545 France Ave S, Edina, MN
Date of Acquisition	02/01/2000	05/01/2000	12/13/2000
Purchase Price	$37,473,258	$21,600,999	$32,421,070
Loan	$25,550,000	$19,482,851	$24,000,000
Interest Rate —
fixed for ten years or longer	7.88%	7.940%	7.8%
Cash Investment	$10,152,420	$1,775,978	$5,000,000

Fiscal 2001
Rental Income	$5,339,716	$1,916,636	$954,315
Expenses	(2,461,696)	0	(30,852)

Gross Income	$2,878,020	$1,916,636	$923,463
Mortgage Interest Paid	(2,002,678)	(1,533,964)	(686,068)
Depreciation	(859,058)	(439,868)	(210,883)

Net Income	$16,284	$(57,196)	$26,512
Fiscal 2000
Rental Income	$1,300,317	n/a	n/a
Expenses	(376,642)	n/a	n/a

Gross Income	$923,675	n/a	n/a
Mortgage Interest Paid	(502,988)	n/a	n/a
Depreciation	(176,361)	n/a	n/a

Net Income	$244,326	n/a	n/a

*	We own a 60% interest in this property. Data shown is the full income and expense for this property.

      Significant Tenants. The following table shows the lessees of commercial property that account for five percent or more of the total commercial rent as of January 31, 2002, from all our commercial properties:

		% of
Lessee	Monthly Rent	Commercial Rent

Step II, Inc. DBA Edgewood Vista	$198,855	7.09%
HealthEast Medical	159,720	5.68
Great Plains Software, a subsidiary of Microsoft, Inc.	156,250	5.56
All Others	2,294,753	81.67

Total Scheduled Rent on May 1, 2001	$2,809,578	100.0%

      Results from Stabilized Properties. We define fully stabilized properties as those both owned at the beginning of the prior fiscal year and having completed the rent-up phase (90% occupancy). “Same store” results for Fiscal 2001 and Fiscal 2000 for residential and commercial were:

			Percent
Same Store Residential	Fiscal 2001	Fiscal 2000	Change

Scheduled Rent	$38,228,938	$37,471,897	2.0%

Total Receipts	$37,957,512	$36,615,535	3.7

Utilities & Maintenance	8,020,633	6,757,467	18.7
Management YTD	3,770,137	3,615,178	4.3
Taxes & Insurance	4,104,636	4,021,124	2.1
Mortgage Interest	9,250,331	10,259,450	(10.9)

Total Expenses	$25,145,737	$24,653,219	2.0%

Net Operating Income	$12,811,775	$11,962,316	7.1%

			Percent
Same Store Commercial	Fiscal 2001	Fiscal 2000	Change

Scheduled Rent	$6,439,820	$6,298,261	2.2%

Total Receipts	$6,318,864	$6,146,533	2.8

Utilities & Maintenance	336,672	285,478	17.9
Management YTD	73,638	58,356	26.2
Taxes & Insurance	210,145	200,784	7.7
Mortgage Interest	2,799,274	2,831,082	(11.2)

Total Expenses	$3,419,729	$3,375,700	1.3%

Net Operating Income	$2,899,135	$2,770,833	4.6%

      Funds From Operations. We consider FFO a useful measure of performance for an equity REIT. FFO herein is defined as net income available to shareholders determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures. We use the NAREIT definition of FFO, as amended by NAREIT to be effective January 1, 2000. FFO for any period means our net income for such period, excluding gains or losses from debt restructuring and sales of property, and plus depreciation and amortization of the real estate assets in our investment portfolio, and after adjustment for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with GAAP.

      FFO presented herein is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition.

      FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of our liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of our needs or its ability to service indebtedness or make distributions.

      FFO for IRET Properties increased to $22,440,463 for Fiscal 2001, compared to $18,327,986 for Fiscal 2000 and $12,368,550 for Fiscal 1999.

      Calculations of FFO for IRET Properties are as follows:

Item	Fiscal 2001	Fiscal 2000	Fiscal 1999

Net Income Available to Our Shareholders and Unit Holders from operations and capital gains	$10,789,417	$11,622,370	$8,348,860
Less gain from property sales	(601,605)	(1,754,496)	(1,947,184)

Operating income	10,187,812	9,867,874	6,401,676

Plus real estate depreciation and amortization(1)	12,252,651	8,460,112	5,966,874

Funds from operations	22,440,463	18,327,986	12,368,550

Weighted average shares and units outstanding-basic and diluted(2)	28,577,700	24,476,984	19,104,465

Distributions paid to Shareholders/Unit holders(3)	15,732,399	12,492,067	8,984,996

(1)	Depreciation on office equipment and other assets used us are excluded. Amortization of financing and other expenses are excluded, except for amortization of leasing commissions, which are included.

(2)	Limited partnership units of IRET Properties are exchangeable for our Shares only on a one-for-one basis.

(3)	Distributions made equally on Shares and units.

      Self-Advised Status. On July 1, 2000, IRET Properties became self-advised. Prior to that date, Odell-Wentz and Associates, L.L.C., provided, pursuant to an advisory contract, all office space, personnel, office equipment and other equipment and services necessary to conduct all of our day-to-day operations. Odell-Wentz and Associates, L.L.C. and its predecessor firms had acted as our advisor since our inception in 1970. We obtained an independent appraisal of the value of the advisory business and assets from certified public accounts not otherwise employed by either us or the advisory company.

      The purchase price for the business and assets was $2,083,350 allocated as follows:

Real Estate	$475,000
Furniture, Fixtures & Vehicles	193,350
Good Will	1,645,000
Less Real Estate Mortgages Assumed	(230,000)

$2,083,350

      IRET Properties issued 255,000 limited partnership units in exchange for the above-described assets. Except for Roger R. Odell, who retired on July 1, 2000, all officers and employees of Odell-Wentz and Associates, L.L.C. were retained by IRET Properties.

      Property Acquisitions. IRET Properties added $143,042,292 of real estate investments to its portfolio during Fiscal 2001, compared to $155,284,745 added in Fiscal 2000 and $62,455,508 in Fiscal 1999. The Fiscal 2001 and 2000 additions are detailed below:

			Net Rentable
Commercial	Location	Property Type	Sq. Ft.	Purchase Price

12 South Main	Minot, ND	Office	11,300	$385,000
17 South Main	Minot, ND	Office/ Apartments	6,500	90,000
2030 Cliff Road	Eagan, MN	Office	13,374	950,000
Burnsville Bluffs	Burnsville, MN	Office	26,186	2,400,000
Cold Springs Center	St. Cloud, MN	Office	77,533	8,250,000
Conseco Financial Building	Rapid City, SD	Office	75,815	6,850,000
Dewey Hill Business Center	Edina, MN	Office	73,338	4,472,895
Edgewood Vista Addition	Duluth, MN	Assisted Living	26,412	2,200,000
Edgewood Vista Addition	East Grand Forks, MN	Assisted Living	5,100	516,700
Edgewood Vista	Fremont, NE	Assisted Living	5,100	535,550
Edgewood Vista	Hastings, NE	Assisted Living	5,100	550,800
Edgewood Vista	Kalispell, MT	Assisted Living	5,895	560,000
Edgewood Vista	Omaha, NE	Assisted Living	5,100	610,800
HealthEast I & II	Woodbury & Maplewood, MN	Medical Office	114,216	21,588,498
Hospitality Associates	Minnetonka, MN	Office	4,000	400,000
Nicollet VII	Burnsville, MN	Office	118,400	7,200,000
Pillsbury Business Center	Bloomington, MN	Office	42,220	1,800,000
Plymouth IV & V	Plymouth, MN	Office	126,809	13,750,000
Sterner Lighting	Winsted, MN	Manufacturing	38,000	1,000,000
Stone Container Addition	Fargo, ND	Manufacturing	41,500	2,001,879
Stone Container	Waconia, MN	Warehouse	29,440	1,666,500
Southdale Medical Center (60.31% part int.)	Edina, MN	Medical Office	195,983	32,421,070

			1,047,321	$110,199,692

Residential	Location	Units	Purchase Price

Cottonwood Phase III	Bismarck, ND**	67	$1,854,800
Meadows, Phase III	Jamestown,	27	1,865,182
Olympic Village	ND**	274	11,616,500
Prairiewood Meadows	Billings, MT	85	2,811,000
Ridge Oaks	Fargo, ND	132	4,195,036
Sunset Trail, Phase I	Sioux City, IA	73	6,493,150
Sunset Trail, Phase II	Rochester, MN	n/a	4,006,932
	Rochester, MN*

Total Commercial and Residential		658	$32,842,600

			$143,042,292

*	Property not placed in service at April 30, 2001. Additional costs are still to be incurred.

**	Represents costs to complete a project started in year ending April 30, 2000.

			Net Rentable	Purchase
Commercial	Location	Property Type	Sq. Ft.	Price

Maplewood Square Great	Rochester, MN	Retail Software	118,397	$11,800,000
Plains Edgewood Vista	Fargo, ND	Mfg. Assisted	121,600	15,000,000
Edgewood Vista Edgewood	Grand Island, NE	Living Assisted	5,100	446,000
Vista Corner C-Store Flying	Columbus, NE	Living Assisted	5,100	446,000
Cloud Drive Lexington	Belgrade, MT	Living	5,100	446,000
Commerce Ctr. Northgate II	East Grand Forks, MN	Convenience Store	14,490	1,385,000
Southeast Tech Ctr. MedPark	Eden Prairie, MN	Office Building	61,217	4,900,000
Mall Edgewood Vista	Eagan, MN	Office Warehouse	89,440	4,800,000
	Maple Grove, MN	Office Warehouse	25,999	2,300,000
	Eagan, MN	Office Warehouse	58,300	6,050,000
	Grand Forks, ND	Retail Assisted	45,328	5,300,000
	Hermantown, MN	Living	57,187	4,800,000

			607,258	$57,673,000

Residential	Location	Units	Purchase Price

Rimrock West	Billings, MT	78	$3,750,000
Valley Park Manor	Grand Forks, ND	168	4,400,000
The Meadows I**	Jamestown, ND	27	247,700
Thomasbrook	Lincoln, NE	264	9,188,470
Pebble Creek	Bismarck, ND	18	720,000
Country Meadows II**	Billings, MT	67	3,010,325
Crown Colony	Topeka, KS	220	10,500,000
Sherwood	Topeka, KS	300	15,750,000
Sunset Trail*	Rochester, MN	n/a	1,500,000
Legacy IV	Grand Forks, ND	67	4,301,250
Dakota Hill	Irving, TX	504	36,500,000
The Meadows II	Jamestown, ND	27	1,845,000
Lancaster Place	St. Cloud, MN	84	3,200,000
The Meadows III*	Jamestown, ND	n/a	68,000
Cottonwood Lake III*	Bismarck, ND	n/a	2,631,000

		1,824	97,611,745

Total			$155,284,745

*	Property not placed in service at April 30, 2000. Additional costs are still to be incurred.

**	Represents costs to complete a project started in year ending April 30, 1999.

      Property Dispositions. Real estate assets sold by IRET Properties during Fiscal 2001 and 2000 were as follows:

		Book Value
Property Sold	Sales Price	and Sales Costs	Gain

Fiscal 2001
Evergreen Shopping Center, Evergreen, CO	$1,450,000	$1,448,310	$1,689
Chalet Apartments, Minot, ND	390,000	366,566	23,434
Hill Park aka Garden Grove, Bismarck, ND	2,400,000	1,823,518	576,482

Total Fiscal 2001 Gain			$601,605
Fiscal 2000
Superpumper — Grand Forks, ND	$485,000	$398,521	$86,479
Superpumper — Crookston, MN	428,000	338,097	89,903
Superpumper — Langdon, ND	239,000	174,648	64,352
Superpumper — Sidney, MT	120,000	102,839	17,161
Mandan Apartments, Mandan, ND	325,000	249,388	75,612
Sweetwater Apartments, Devils Lake, ND	480,000	144,697	335,303
Hutchinson Technology — Hutchinson, MN	5,200,000	4,090,997	1,109,003
Jenner 18-Plex — Devils Lake, ND	340,000	354,009	(14,009)
Virginia Apartments, Minot, ND	165,000	175,308	(10,308)

Installment Sales			$1,000

Total Fiscal 2000 Gain			$1,754,496

      Distributions. The following distributions were paid during Fiscal 2001, Fiscal 2000 and Fiscal 1999:

Date	2001	2000	1999

July 1,	$.1325	$.1240	$.1100
October 1,	.1350	.1260	.1150
January 15,	.1400	.1280	.1200
April 1, 2000	.1425	.1300	.1225

	$.5500	$.5080	$.4675

      The Fiscal 2001 distributions increased 8.3% over that paid during Fiscal 2000 and 17.6% over that paid during Fiscal 1999.

      Liquidity and Capital Resources. Important equity capital and financing events in Fiscal 2001 were:

•	As a result of the sale of additional Shares, shareholder equity increased by $9,024,569 and, in addition, the equity capital of IRET Properties was increased by $23,885,524 as a result of contributions of real estate in exchange for limited partnership units, resulting in a total increase in equity capital for IRET Properties of $32,910,093.

•	Mortgage loan indebtedness increased substantially due to the acquisition of new investment properties of $368,956,930 in Fiscal 2001, from $265,056,767 in Fiscal 2000 and $175,071,069 in Fiscal 1999. The weighted interest rate on these loans decreased to 7.56% per annum in Fiscal 2001, from 7.59% in Fiscal 2000 and 7.12% in Fiscal 1999.

•	Of new real estate investments, $143,042,292 was made by IRET Properties, compared to $155,284,745 in Fiscal 2000 and $62,455,508 in Fiscal 1999.

•	Net cash provided from operating activities increased to $22,328,745, from $16,277,085, due to the addition of new investments to our real estate portfolio.

•	Net cash used in investing activities declined to $76,165,151, from the $120,041,064 used in Fiscal 2000. This decrease resulted from the lesser amount of cash used to acquire new investment properties.

•	Net cash provided from financing activities also declined to $56,743,205, from $103,500,190 in Fiscal 2000, again due to the lower activity in acquiring new properties for cash and borrowed funds.

•	Of the $368,956,930 of mortgage indebtedness on April 30, 2001, $31,592,149 were variable rate mortgages on which the future interest rate will vary based on changes in the interest rate index for each such loan and the balance of fixed rate mortgages was $337,364,781. The principal payments due on all of the mortgage indebtedness are as follows:

Year Ending April 30,	Mortgage Principal

2002	$14,474,108
2003	8,298,146
2004	8,940,912
2005	9,746,970
2006	13,133,365
Later Years	314,363,429

Total Payments	$368,956,930

      The following is a summary of our equity capital and liability conditions at the end of Fiscal 2001 as compared to prior periods:

•	Our shareholder equity increased to $118,945,160, from $109,920,591 on April 30, 2000, and from $85,783,297 on April 30, 1999. These increases resulted from the sale of Shares and the reinvestment of dividends in new shares.

•	Liabilities of IRET Properties increased to $389,086,105, from $287,940,038 on April 30, 2000, and $191,229,475 as of April 30, 1999. These increases resulted from increased mortgage loans to finance the acquisition of real estate properties.

•	Total assets of IRET Properties increased to $570,322,124, from $432,978,299 on April 30, 2000, and $291,493,311 as of April 30, 1999, again, as a result of investments in additional real estate properties.

•	Cash and marketable securities were $9,368,176, compared to $6,623,495 on April 30, 2000, and $7,412,236 on April 30, 1999.

•	In addition to its cash and marketable securities, IRET Properties has unsecured line of credit agreements with First International Bank & Trust, Bremer Bank, and First Western Bank & Trust, all of Minot, North Dakota, totaling $17,500,000, none of which were in use on April 30, 2001. On April 30, 2000, $6,452,420 was in use. Credit lines in Fiscal 1999 totaling $11,500,000 were not in use at the end of 1999.

      Impact of Inflation. In Fiscal 2001, we experienced a 17% increase in the cost of utilities primarily due to natural gas price increases in its same store apartment communities. Same store communities represent communities that had twelve consecutive months of operations in both Fiscal 2000 and 2001. Of the $1,060,282 total increase in same store utility and maintenance expense in Fiscal 2001 over the prior year, $731,595 or 69% of the increase was due to natural gas prices and $328,687 or 31% snow removal expense. Since that time, natural gas prices have retreated, but it is possible that our apartment communities will again experience a sharp increase in utility expenses that may not be recoverable in the form of increased rent. Maintenance and other rental expenses also to increased at rate of 2-3%. We has been able to increase rental income sufficient to cover the normal inflationary increases in rental expenses.

QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our exposure to market risk is limited to fluctuations in the general level of interest rates on its current and future fixed and variable rate debt obligations. Even though our philosophy is to maintain a fairly low exposure to interest rate fluctuation risk, we are still vulnerable to significant fluctuations in interest rates on its variable rate debt, on any future repricing or refinancing of its fixed rate debt and on future debt.

      We primarily use long-term (more than ten years) and medium-term (five to seven years) debt as a source of capital. We do not currently use derivative securities, interest-rate swaps or any other type of hedging activity to manage our costs of capital. As of April 30, 2001, we had the following amount of future principal payments on mortgages secured by our real estate:

Long Term Debt	2002	2003	2004	2005	2006	Thereafter	Total

Fixed Rate	$13,209,699	$6,949,388	$7,482,220	$8,183,905	$10,998,715	$291,141,854	$337,364,781
Variable Rate	$1,265,409	$1,348,758	$1,458,692	$1,563,065	$2,734,650	$23,221,575	$31,592,149
							$368,956,930

Average Interest Rate (%)	(1)	(1)	(1)	(1)	(1)	(1)

(1)	The weighted average interest rate as of April 30, 2001, was 7.56%. Any fluctuations on the variable interest rates could increase or decrease our interest expenses. For example, an increase of one percent per annum on our $31,592,149 of variable rate indebtedness would increase our annual interest expense by $315,921.

BUSINESS

Overview

      We are a self-administered, self-managed equity REIT and our business consists of owning and operating income-producing real properties. We are structured as an UPREIT and we conduct our day-to-day business operations though our operating partnership, IRET Properties. We have fundamental strategies of focusing our real estate investments in the upper Midwest, primarily in Minnesota, North Dakota, South Dakota, Montana and Nebraska, and of diversifying our investments between multi-family residential and commercial properties. For the nine months ended January 31, 2002, our real estate investments in the states listed above accounted for 78% of our total gross revenue.

      Our objective is to increase shareholder value by employing a disciplined investment strategy. This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, adhering to targeted returns in acquiring properties and regularly increasing funds from operations and dividend rates. We have increased our dividend every year since our inception 31 years ago and every quarter since 1988.

      We seek to diversify our investments between multi-family residential and commercial properties. As of January 31, 2002, our real estate portfolio consisted of:

•	59 multi-family residential properties, containing 8,236 apartment units and having a total asset value (less accumulated depreciation) of $343.4 million; and

•	64 commercial properties, containing 3,123,849 square feet of leasable space and having a total asset value (less accumulated depreciation) of $261.2 million.

      Typically, we attempt to concentrate our multi-family residential properties in communities with populations of approximately 35,000 to 500,000 and we attempt to concentrate our commercial holdings in metropolitan areas with populations of approximately 100,000 to 3 million. Our multi-family residential properties include apartment buildings, complexes, and communities. Our commercial properties include office buildings, warehouse and industrial facilities, medical office and health care facilities, and retail stores and centers. As of January 31, 2002, no single tenant accounted for more than 10% of our total commercial rental revenues. At January 31, 2002, the occupancy rates on our multi-family residential properties and our commercial properties were 93.7% and 98.4%, respectively. Our average occupancy rates for stabilized properties for the nine-month period ended January 31, 2002, were 94.8% for multi-family residential properties and 98.9% for commercial properties.

      We generally use available cash or short-term floating rate debt to acquire real estate. We then replace such cash or short-term floating rate debt with fixed-rate secured debt, typically in an amount equal to 70% of the acquisition cost. In appropriate circumstances, we also may acquire one or more properties in exchange for equity securities or limited partnership units of IRET Properties, which are convertible into Shares on a one-to-one basis after the expiration of a minimum one-year holding period. Subject to our continued ability to raise equity capital and exchange limited partnership units, we anticipate acquiring $100 million to $200 million of real estate assets on an annual basis.

      We contract with locally based third-party management companies to handle all onsite management duties necessary for the proper operation of our properties. All of our management contracts provide for compensation ranging from 2.8% to five percent of gross rent collections and may be terminated by us in 60 days or less by providing written notice of termination. The use of locally-based management companies allows us to enjoy the benefits of local knowledge of the applicable real estate market, while avoiding the cost and difficulty associated with maintaining management personnel in every city in which we operate.

Structure

      We were organized under the laws of the State of North Dakota on July 31, 1970. We will continue in existence until the expiration of 20 years after the death of the last survivor of the seven original members of our Board of Trustees, unless sooner terminated by a vote of shareholders holding a majority of the issued and outstanding shares. All of the original members of our Board of Trustees are still living, the youngest being

65 years of age. Our existence may be extended indefinitely by an action of the members of the Board of Trustees, which is approved by the vote of shareholders holding fifty per cent or more of the outstanding Shares.

      Since our formation, we have operated as a real estate investment trust under Sections 856-858 of the Code, and since February 1, 1997, we have been structured as an UPREIT. Since restructuring as an UPREIT, we have conducted all of our daily business operations through our operating partnership, IRET Properties. IRET Properties is a North Dakota limited partnership that is organized pursuant to an Agreement of Limited Partnership dated January 31, 1997. IRET Properties is principally engaged in acquiring, owning, operating and leasing multi-family apartment buildings and commercial real estate. The sole general partner of IRET Properties is IRET, Inc., a North Dakota corporation and our wholly-owned subsidiary. All of our assets (except for qualified REIT subsidiaries) and liabilities were contributed to IRET Properties, through IRET, Inc., in exchange for the sole general partnership interest in IRET Properties, which is held by IRET, Inc. As of January 31, 2002, IRET, Inc. owned a 75% interest in IRET Properties. The remaining ownership of IRET Properties is held by individual limited partners, none of whom own more than ten percent of the outstanding limited partnership units.

Investment Strategy and Policies

      Our investment strategy is to invest in multi-family apartment communities and certain commercial properties, such as warehouses, retirement homes, manufacturing plants, offices and retail properties, that are leased to single or multiple tenants, usually for seven years or longer, and are located throughout the upper Midwest. We operate mainly within the states of North Dakota and Minnesota, although we do have real estate investments in Colorado, Georgia, Idaho, Iowa, Kansas, Michigan, Montana, Nebraska, South Dakota, Washington and Texas. We generally seek to leverage all of the property that we acquire so that the debt on such property is approximately 70% of the property’s value.

      In order to implement our investment strategy we have certain investment policies. Our significant investment policies are as follows:

•	Investments in Real Estate or Interests in Real Estate. We currently own multi-family residential real estate properties and/or commercial real estate properties in 13 states. We may invest in real estate, or interests in real estate, located anywhere in the United States, however, we currently plan to focus our investments in those states in which we already have property, with specific concentration in Minnesota, Montana, North Dakota and South Dakota. Similarly, we may invest in any type of real estate or interest in real estate including, but not limited to, office buildings, apartment buildings, shopping centers, industrial and commercial properties, special purpose buildings and undeveloped acreage, except we may not invest more than ten percent of our total assets in unimproved real estate, excluding property being developed or property where development will be commenced within one year.

The operation of our real estate, as it pertains to the day-to-day management, is delegated to third-party professional real estate management companies. All major operating decisions concerning the operation of our real estate are made by the Board of Trustees.

The method of financing the purchase of real estate investments is primarily from borrowed funds and the sale of Shares. We intend to distribute the income generated from rental income and interest income to our shareholders as dividends.

There is no limitation on the number or amount of mortgages that may be placed on any one piece of property, unless we seek to borrow an amount in excess of 300% of our total net assets, in which case our Second Restated Declaration of Trust requires that such amount be approved by a majority of the independent members of the Board of Trustees and disclosed to the shareholders in the next quarterly report, along with justification for such excess. In addition to the 300% limitation on total indebtedness, it is our policy that we will not exceed a 70% debt level on our real estate assets. As of January 31, 2002, our ratio of total real estate mortgages to total real estate assets was 66%, while our ratio of total indebtedness as compared to our net assets was 200%. This policy may be changed at anytime, or from time to time, without notice to, or approval of, our shareholders.

It is not our policy to acquire assets primarily for capital gain through sale in the short term. Rather, it is our policy to acquire assets with an intention to hold such assets for at least a 10-year period. During the holding period, it is our policy to seek current income and capital appreciation through an increase in the price of our Shares as a result of the increase in value of the underlying real estate portfolio, as well as increased revenue as a result of higher rents.

Any policy as it relates to investments in real estate or interests in real estate may be changed by the trustees at anytime without notice to or a vote of the shareholders.

•	Investments in Real Estate Mortgages. While not our primary business focus, we do make loans to others that are secured by mortgages, liens or deeds of trust covering real estate. Over the last three years, we have made a number of mortgage loans, most of which are still outstanding. We have no restrictions on the type of property that may be used as collateral for a mortgage loan; provided, however, that except for loans insured or guaranteed by a government or a governmental agency, we may not invest in or make a mortgage loan unless an appraisal is obtained concerning the underlying property.

Unless otherwise approved by the Board of Trustees, it is our policy that we will not invest in mortgage loans on any one property if in the aggregate the total indebtedness on the property, including our mortgage, exceeds 85% of the property’s appraised value.

We can invest in second mortgages without notice to, or the approval of, our shareholders. As of January 31, 2002, we only had two second mortgage with a principal balance of $146,822. We do not currently plan to invest in any other second mortgages.

Our policies relating to mortgage loans, including second mortgages, may be changed by the Board of Trustees at anytime, or from time to time, without notice to, or a vote of, the shareholders.

•	Investments in the Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Securities. We are permitted to invest in the securities of other entities engaged in the ownership and operation of real estate. Over the past three years, we have purchased United States guaranteed obligations and common shares of five other publicly traded REITs. These purchases were made solely for the purpose of holding cash until future real estate investments are identified.

In no event were the purchases of the publicly traded REITs made for the purpose of exercising control over such issuer. No further investments are currently planned.

We have a number of wholly-owned limited partnerships and companies that were organized for the sole purpose of conducting our real estate business activities.

Any policy, as it relates to investments in other securities, may be changed by the members of the Board of Trustees at anytime, or from time to time, without notice to, or a vote of, the shareholders.

Total Real Estate Rental Revenue

      As of April 30, 2001, our real estate portfolio consisted 61% of multi-family apartment complexes, based on the dollar amount of our original investment plus capital improvements to date, and 39% of commercial buildings, based on the dollar amount of our original investment plus capital improvements to date. The dollar amounts and percentages of total real estate rental revenue by property group for each of the three most recent fiscal years ended April 30, were as follows:

	Apartment		Commercial
	Gross Revenue	%	Gross Revenue	%	Total Revenue

2001	$55,806,712	75%	$18,994,010	25%	$74,800,722
2000	42,379,855	78%	11,878,026	22%	54,257,881
1999	33,010,126	85%	5,775,161	15%	38,785,287

Increase of Commercial Property Investments

      Historically, the assets in our portfolio consisted predominantly of multi-family residential properties, as compared to commercial properties. More recently, our investment activities have caused this balance to shift so that the percentage of commercial properties held in our portfolio has increased significantly. Specifically, approximately 76% of our property acquisitions made in within the past 21 months have been commercial properties. This change is predominantly due to the greater availability of commercial properties on terms that meet our financial and strategic objectives. If current market conditions continue, we anticipate that the percentage of commercial properties could equal or exceed the percentage of multi-family residential properties during Fiscal 2003. This may not, however, be a long-term trend as in future periods we may purchase a greater percentage of multi-family residential properties depending on market conditions.

Recent Acquisitions, Dispositions and Tenants

      During the three most recent fiscal years ending April 30, we acquired 31 apartment communities, consisting of 2,686 units, for a total cost of $176.7 million, and 39 commercial properties, containing 1.8 million square feet of space, for a total cost of $184.1 million. During the most recent fiscal year ended April 30, 2001, we sold 16 properties, realizing net gain of $4.3 million. No single tenant accounted for more than ten percent of revenues during any of the past three fiscal years. As of April 30, 2001, our three largest commercial tenants as a percentage of total commercial rents were: Edgewood Vista 9.7%, HealthEast Medical 7.8% and Microsoft Corporation 7.7%.

Economic Occupancy Rates

      Economic occupancy rates are shown below for each property group in each of the three most recent fiscal years ending April 30. Economic occupancy rates are calculated by dividing the rent collected by the rent scheduled. In the case of apartment properties, lease arrangements with individual tenants vary from month-to-month to one-year leases, with the normal term being six months. Leases on commercial properties vary from one to 20 years.

	Apartment Occupancy	Commercial Occupancy

2001	93.96%	98.59%
2000	93.24%	97.77%
1999	94.79%	96.54%

Material Lease Terms

      Residential. Our typical residential lease terms are as follows:

(i) Terms of three to twelve months.

(ii) Month-to-month occupancy is not permitted.

(iii) Water, sewer and garbage are included in the monthly rent, and all other utilities and services are the direct responsibility of the tenant.

(iv) Tenants are not required to carry renter’s insurance.

      Commercial. Our typical commercial least terms are as follows:

(i) Terms from one to 20 years plus guaranteed renewal terms.

(ii) Renewal term rents will be equal to current market rents at time of renewal, and in no event less than the most recent rental rate.

(iii) Tenant pays all expenses associated with taxes, insurance, repairs, daily operations and maintenance.

(iv) Rent is payable in fixed monthly amounts (less than five percent of rental income is based on our commercial tenant’s sales).

(v) Tenants are prohibited from assigning their lease or subleasing without our written approval.

(vi) We may sell the property and assign the lease at any time without the approval of the tenant.

(vii) We do not grant tenants an option to purchase the property.

Certain Lending Requirements

      In certain instances, in connection with the acquisition of investment properties, the lender financing such properties may require, as a condition of the loan, that the properties be owned by a “single asset entity.” Accordingly, we have organized two wholly-owned subsidiary corporations, and IRET Properties has organized several limited partnerships, for the purpose of holding title in an entity that complies with such lending conditions. All financial statements of these subsidiaries are consolidated into our financial statements.

Selection, Management and Custody of Our Real Estate Assets

      The day to day management of our real estate assets is handled by third-party professional real estate management companies. Day-to-day management activities include, the negotiation of potential leases, the preparation of proposed operating budgets and the supervision of routine maintenance and capital improvements that have been authorized by us. All activities relating to the purchase, sale, insurance coverage, capital improvements, approval of commercial leases and annual operating budgets and major renovations are made exclusively by our employees and are then implemented by the third-party property management companies.

      As of January 31, 2002, we had property management contracts with the following companies:

Firm	Address

Bayport Properties	300 S. Hwy. 169, Suite 120, Minneapolis, MN 55426
Builder’s Management & Investment Company	1445 1st Avenue North, Fargo, ND 58102
Coast Management	PO Box 2066, Boise, ID 83701-2066; 2610 Wetmore Avenue, Everett, WA 98206
Coldwell Banker First Realty	PO Box 9379, Fargo, ND 58106-9379
ConAm	2301 Ohio Dr., Suite 285, Plano, TX 75093; 10800 E. Bethany Dr., Aurora, Co 80014
Dakota Commercial	1197 B S. Columbia Rd., Grand Forks, ND 58201
Fischer & Erwin Property Management	730 Main Street, Suite 204, Billings, MT 59107
Hoyt Properties, Inc.	5700 Smetana Dr., Minnetonka, MN 55343
Investors Management and Marketing, Inc.	PO Box 2064, Minot, ND 58702-2064
Illies Nohave Heinen Property Management	300 E. Germain St., St. Cloud, MN 56304
Kahler Property Management	2020 W. Omaha, Rapid City, SD 57702
Opus Northwest Management, L.L.C.	10350 Bren Rd. W., Minnetonka, MN 55343; PO Box 59110, Minneapolis, MN 55459-0110
Sand Companies, Inc.	PO Box 727, Waite Park, MN 56387-0727
United Properties	3500 West 80th Street, Minneapolis, MN 55431
Weis Management	2227 7th St. NW, Rochester, MN 55901

      All management contracts may be terminated by us without cause or penalty upon no more than 60-days written notice. It is our understanding that each of the property management companies listed above are properly licensed, insured and bonded to the extent required for their particular duties.

      With the exception of Hoyt Properties, Inc., none of the firms engaged to provide property management services are affiliated with us, our officers or members of our Board of Trustees. Hoyt Properties, Inc. is owned 100% by Steven B. Hoyt, a member of our Board of Trustees, and his wife. Hoyt Properties manages certain of our commercial buildings, which are set forth on page 54, pursuant to a written management contracts.

      As compensation for its services, Hoyt Properties receives a monthly fee of five percent of the gross rental income, provided that such management fee is reimbursable by the building’s tenants pursuant to the tenant’s lease agreement. In the event that we are not reimbursed for such fee by a tenant and must pay such fee from our rent proceeds, the annual fee is 3.5% of the gross rental proceeds.

      Each of the written management contracts with Hoyt Properties commenced on April 1, 2001, with the exception of the contracts for Bloomington Business Plaza, which commenced on October 1, 2001, Thresher Square, which commenced on January 2, 2002, and Wirth Corporate Center, which commenced on April 1, 2002. All such management contracts may be terminated by either party on 30 days written notice for any reason and without penalty. For the nine-month period ending January 31, 2002, we paid management fees to Hoyt Properties in the amount of $199,925, 100% of which has been reimbursed by our tenants. Additionally, during that same period, we have paid leasing commissions to Hoyt Properties in the amount of $20,666. It is our opinion that all of the other terms of the management contracts are commercially reasonable and are on terms no less favorable than we could have obtained from unrelated property management firms.

      With respect to multi-tenant commercial properties, we rely almost exclusively on third-party brokers to locate potential tenants. As compensation, most brokers receive a commission of up to seven percent of the total rent to be paid over the term of the lease. This commission rate is the industry standard and, in our opinion, commercially reasonable.

Policies With Respect to Certain of Our Activities

      The following information is a statement of our current policies as they pertain to the described activities.

•	Issuing Senior Securities. We have issued and outstanding investment certificates, which are senior to the Shares being offered under this prospectus. The investment certificates are issued for a definite term and annual interest rate. In the event of our dissolution, the investment certificates would be paid in preference to the Shares. See also “Risk Factors” on Page 9 of this prospectus concerning the risks associated with the preference of the senior securities.

We do not plan to issue other senior securities in the future. Our Second Restated Declaration of Trust does not, however, prohibit us from issuing additional senior securities with liquidation preferences superior to the Shares purchased under this offering. The decision regarding whether to issue additional senior securities may be made by the members of the Board of Trustees at anytime, or from time to time, without notice to, or the approval of, our shareholders. For the three most recent years ended April 30, the following senior securities were outstanding:

Due in Years Ending April 30	Fiscal 2001	Fiscal 2000	Fiscal 1999

6 month notes	$800,206	$2,762,960	$842,174
1 year notes	4,805,206	330,000	2,446,566
3 year notes	2,369,328	1,574,669	1,651,865
5 year notes	3,899,807	5,419,627	6,829,531

Totals	$11,874,416	$10,087,256	$11,770,136
Rate of interest paid on investment certificates as of April 30
6 month notes	6.50%	6.50%	6.00%
1 year notes	7.00%	7.00%	6.50%
3 year notes	7.50%	7.50%	7.00%
5 year notes	8.00%	8.00%	7.50%

•	Borrowing Money. We rely on borrowed funds in pursuing our investment objectives and goals. It is our policy to seek to borrow up to 70% of the cost of all new real estate acquired or developed. This policy concerning borrowed funds is vested solely with the Board of Trustees and can be changed by the Board of Trustees at any time, or from time to time, without notice to, or a vote of, the shareholders. Such policy is subject, however, to the limitation in our Second Restated Declaration of Trust, which provides that unless justified and approved by a majority of the independent members of the Board of Trustees and disclosed to shareholders in the next quarterly report along with justification for such excess, we may not borrow more than 300% of the value of our total portfolio of assets. Our Second Restated Declaration of Trust does not impose any limitation on the amount that we may borrow against any one particular property.

For the three most recent fiscal years ended April 30, we have borrowed funds on new property acquisitions and developments as follows:

	Fiscal 2001	Fiscal 2000	Fiscal 1999

Cost of Property Acquired or developed	$143,042,292	$154,094,051	$62,455,508
Net Increase in borrowings	$93,794,047	$89,985,698	$41,011,095
Borrowing as a percentage of cost	65%	58%	66%

•	Underwriting Securities of Other Issuers. We have not, for the past three years, engaged in, and we are not currently engaging in, the underwriting of securities of other issuers. Our Second Restated Declaration of Trust does not impose any limitation on our ability to underwrite the securities of other issuers. Any decision to do so is vested solely in the Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, the shareholders.

•	Engaging in the Purchase and Sale or Turnover of Investments. We have not, for the past three years, engaged in, and we are not currently engaging in the purchase and sale or turnover of investments. It is our policy to acquire or develop real estate that will be held for a period of at least ten years. Even though we have not engaged, and we are not currently engaging in this practice, our Second Restated Declaration of Trust does not impose any limitation on our ability to do so. Any decision to do so is vested solely in the Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, the shareholders.

•	Offering Securities in Exchange for Property. Our organizational structure allows us to offer IRET Properties limited partnership units in exchange for real estate, and we plan to do such on a continuous and ongoing basis. The IRET Properties limited partnership units are convertible into Shares on a one to one basis after a minimum one-year holding period. All IRET Properties limited partnership units receive the same dividends as those paid on Shares. Limited partners of IRET Properties are not entitled to vote on any matters affecting us until they convert their IRET Properties limited partnership units to Shares. All exchanges of IRET Properties limited partnership units to Shares are subject to approval by the Board of Trustees, on such terms and conditions that are deemed reasonable by the Board.

Our Second Restated Declaration of Trust does not contain any restrictions on our ability to offer IRET Properties limited partnership units in exchange for property. As a result, any decision to do so is vested solely in the Board of Trustees. This policy may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders. For the three most recent fiscal years ending April 30, we have issued the following IRET Properties limited partnership units in exchange for properties:

	2001	2000	1999

Limited partnership units issued	2,968,030	2,709,253	858,843
Dollar value	$25,344,059	$21,602,838	$6,485,927

•	Acquiring or Repurchasing Shares. As a REIT, it is our intention to only invest in real estate assets. Our Second Restated Declaration of Trust does not prohibit the acquisition or repurchase of our Shares or other securities so long as such activity does not prohibit us from operating as a REIT under the Code. Any policy regarding the acquisition or repurchase of our Shares or other securities is vested solely in the Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, the shareholders.

Over the past three years, we have repurchased Shares under the terms of our dividend reinvestment plan for allocation to those shareholders that elect to reinvest their dividends in additional Shares. For the three most recent fiscal years ended April 30, we have repurchased the following number and amount of Shares:

For the Period Ending April 30	2001	2000	1999

Number of Shares	555,785	372,500	148,000
Total price paid by IRET	$4,478,401	$2,970,675	$1,174,675
Average price per share	$8.057	$7.97	$7.936

IRET Properties Agreement of Limited Partnership

      The material terms of the IRET Properties Agreement of Limited Partnership are as follows:

•	Authority of the Sole General Partner. As the sole general partner, IRET, Inc. has full, exclusive and complete authority, responsibility and discretion in the management and control of IRET Properties, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in, the management activities or decisions of IRET Properties, except as required by applicable law.

•	Amendment of the Agreement of Limited Partnership. Any amendment to the Agreement of Limited Partnership that would (i) adversely affect the exchange rights, as described below, (ii) adversely affect the limited partners’ rights to receive cash distributions, or (iii) alter the limited partnership’s allocations of capital, requires the consent of more than 50% of the limited partnership units.

•	Transferability of General Partnership and Limited Partnership Interests and Certain Transactions. IRET, Inc. may not (i) voluntarily withdraw as the sole general partner of IRET Properties, or (ii) transfer or assign its general partnership units, unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their exchange rights, as discussed below, immediately prior to such transaction, or unless the successor to IRET, Inc. contributes substantially all of its assets to the IRET Properties in return for an interest in IRET Properties. With certain limited exceptions, the limited partners may not transfer their limited partnership units, in whole or in part, without the written consent of IRET, Inc., which may be withheld in its sole discretion. IRET, Inc. may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes.

IRET Properties may not engage in any transaction that would result in a change of control transaction unless, in connection with the transaction, the limited partners receive or have the right to receive cash or other property equal to the product of the number of our Shares into which each limited partnership unit is then exchangeable and the greatest amount of cash, securities or other property paid in the transaction to the holder of one of our Shares in consideration of one such share. If, in connection with the transaction, a purchase, tender or exchange offer has been made to, and accepted by, the holders of more than fifty percent (50%) of our outstanding Shares, each holder of limited partnership units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property that such holder would have received had he or she exercised his or her right to redemption and received Shares in exchange for his or her limited partnership units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer.

Despite the foregoing paragraph, we may merge, or otherwise combine our assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than our ownership in IRET Properties, are contributed to IRET Properties as a capital contribution in exchange for general partnership units of IRET Properties with a fair market value, as reasonable determined by us, equal to the agreed value of the assets so contributed. In connection with any transaction described in this or the preceding paragraph, we are required to use our commercially reasonable efforts to structure such transaction to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of, or their participation in, such transaction; provided that such efforts are consistent with the exercise of the fiduciary duties of the members of the Board of Trustees under applicable law.

•	Capital Contributions to IRET Properties. All of our assets were contributed to, and are now held, by IRET Properties or a subsidiary of IRET Properties. Under the Agreement of Limited Partnership, IRET, Inc. is obligated to contribute, or cause us to contribute, the proceeds of an offering of Shares as additional capital to IRET Properties. As such, any proceeds that we received from this offering will be contributed to IRET Properties. In connection with the contribution of the proceeds from this offering, we, through IRET, Inc., will be deemed to have made a capital contribution to IRET Properties in the amount of the gross proceeds of the offering and IRET Properties will simultaneously be deemed to have paid the expenses incurred in connection with this offering.

Upon the contribution of the proceeds from this offering or other capital contributions, we or IRET, Inc., as applicable, will receive additional general partnership units and our or IRET, Inc.’s percentage interest, as applicable, in IRET Properties will be increased on a proportionate basis based upon the amount of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis. In the event that a capital contribution in the form of property is made by us or IRET, Inc., as applicable, to IRET Properties, IRET, Inc. will revalue the property of IRET Properties to its fair market value as determined by IRET, Inc. and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, which has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the Agreement of Limited Partnership if there were a taxable disposition of such property at fair market value on the date of the revaluation.

The Agreement of Limited Partnership further provides that if at any time, or from time to time, IRET Properties requires additional funds in excess of funds available to IRET Properties from borrowing or capital contributions, either we or IRET, Inc. may borrow such funds from a financial institution or other lender and lend such funds to IRET Properties on the same terms and conditions as are applicable to us or IRET, Inc., as applicable, in connection with the borrowing of such funds.

Furthermore, IRET, Inc. is authorized to cause IRET Properties to issue partnership units for less than fair market value if we (i) have concluded in good faith that such issuance is in the best interest of us and IRET Properties and (ii) IRET, Inc. makes a capital contribution in an amount equal to the proceeds of such issuance.

•	Exchange Rights of Limited Partners. Pursuant to the Agreement of Limited Partnership of IRET Properties, the limited partners have exchange rights that enable them to cause IRET Properties to exchange their limited partnership units for cash, or at the option of IRET, Inc., our Shares, on a one-for-one basis. The exchange price will be paid in cash in the event that the issuance of our Shares to the exchanging limited partner would:

(i) result in any person owning, directly or indirectly, Shares in excess of the ownership limitation of 50% of the outstanding Shares;

(ii) result in our Shares being owned by fewer than 100 persons;

(iii) result in us being “closely held” within the meaning of Section 856(h) of the Code;

(iv) cause us to own, actually or constructively, ten percent or more of the ownership interest in on our or IRET Properties’ tenants’ real estate, within the meaning of Section 856(d)(2)(D) of the Code; or

(v) cause the acquisition of our Shares by such redeeming limited partner to be “integrated” with any other distribution of our Shares for purposes of complying with the Securities Act of 1933.

      The exchange may be exercised by the limited partners at any time after the first anniversary of the date of the acquisition of the limited partnership units; provided, however, that not more than two exchanges may occur during each calendar year, and each limited partner may not exercise the exchange for less than 1,000 units or, if such limited partner holds less than 1,000 units, all of the units held by such limited partner. The number of our Shares issuable upon an exchange will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the limited partners or our shareholders.

•	Operation of IRET Properties and Payment of Expenses. The Agreement of Limited Partnership of IRET Properties requires that the partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code and to ensure that IRET Properties will not be classified as a publicly traded partnership for purposes of Section 7704 of the Code. In addition to the administrative and operating costs and expenses incurred by IRET Properties, IRET Properties will pay all of the administrative costs and expenses for us and IRET, Inc. All of our expenses will be considered expenses of IRET Properties. Our expenses generally include:

(i) all expenses relating to the operation and continuity of existence of both us and IRET, Inc.;

(ii) all of our expenses relating to the public offering and registration of our securities;

(iii) all expenses incurred by us that are associated with the preparation and filing of any periodic reports required under federal, state or local laws or regulations;

(iv) all expenses incurred by us or IRET, Inc. that are associated with the compliance with laws, rules and regulations promulgated by any regulatory body; and

(v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

•	Distributions and Liquidation. The Agreement of Limited Partnership of IRET Properties provides that it will distribute cash from operations on a quarterly basis, in amounts determined by IRET, Inc. in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties. Upon the liquidation of IRET Properties, and after payment of, or adequate provision for, debts and obligations of IRET Properties, any remaining assets will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. In the event that we have a negative balance in our capital account following a liquidation, we will be obligated to contribute cash equal to the negative balance in our capital account.

•	Allocations. Income, gain and loss of IRET Properties for each fiscal year is allocated among the partners in accordance with their respective interests, subject to compliance with the provisions of Code Sections 704(b) and 704(c) regulations issued thereunder.

•	Term. IRET Properties will continue until April 30, 2050, or until sooner dissolved upon:

(i) the bankruptcy, dissolution or withdrawal of IRET, Inc.;

(ii) the sale or other disposition of all or substantially all of its assets;

(iii) the redemption of all limited partnership interests; or

(iv) the election by IRET, Inc.

•	Fiduciary Duty. Before becoming a limited partner, each limited partner must agree that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc. to such limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partnership by acting in the best interests of our shareholders.

•	Tax Matters. IRET, Inc. is the tax matters partner of IRET Properties and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of IRET Properties and the limited partners.

Board of Trustees

      All members of our Board of Trustees must be elected, or re-elected, annually by the shareholders holding a majority of the issued and outstanding Shares. With respect to the election of members of our Board of Trustees, the Shares have cumulative voting rights, which allow each shareholder one vote, in person or by written proxy, for each share of beneficial interest registered in his or her name for as many members as there are to be elected to our Board of Trustees. For example, if a shareholder owns ten Shares and there are nine members to be elected to our Board of Trustees, then the shareholder is entitled to cast a total of 90 votes for any particular, or all persons, standing for election.

      We adhere to the NASAA guidelines that require a majority of the members of the Board of Trustees to be composed of independent members. Pursuant to NASAA guidelines, we consider the following members of our Board of Trustees to be independent:

C. Morris Anderson Patrick G. Jones	John F. Decker Jeffrey L. Miller	Daniel L. Feist Stephen L. Stenehjem	Steven B. Hoyt

      The following members of the Board of Trustees are considered to be non-independent:

Timothy P. Mihalick	Thomas A. Wentz, Jr.

Shareholder Meetings, Annual Report and Quarterly Reports

      Our Second Restated Declaration of Trust requires the holding of an annual meeting and, further requires that all shareholders be given reasonable notice of such meeting. It is the policy of the Board of Trustees to hold the annual meeting in Minot, North Dakota, during the month of September. Special meetings may be called by our Chief Executive Officer, a majority of the members of the Board of Trustees, a majority of the independent members of the Board of Trustees or an officer, upon written request of the shareholders holding in the aggregate of not less than ten percent of the outstanding Shares entitled to vote at such meeting. At any meeting, a shareholder is entitled to one vote for each share of beneficial interest and the holders of a majority of Shares, present in person or by proxy, will constitute a quorum.

      Our Second Restated Declaration of Trust requires that an annual report be provided to our shareholders no later than 120 days from the end of our most recent fiscal year. Such requirement may only be changed by a vote of the majority of the shareholders. We typically mail our annual report during the second week of August. We have a policy of providing quarterly reports to the shareholders for each quarter ending July 31, October 31, January 31 and April 30, respectively. The provision of a quarterly report to the shareholders is not required by our Second Restated Declaration of Trust and may be changed by a majority of the members of the Board of Trustees at any time, or from time to time, without notice to, or a vote of, the shareholders.

MEMBERS OF THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

      Our Second Restated Declaration of Trust provides we are to be supervised by a Board of Trustees consisting of no fewer than five nor more than 11 members. As of January 31, 2002, we had nine members on our Board of Trustees. The members of the Board of Trustees delegate the day-to-day management to our executive officers. Set forth below is certain information concerning the members of our Board of Trustees and our executive officers, including information provided by them as to their principal occupations for the past five years and, with respect to the members of the Board of Trustees, certain other directorships held by them:

				First	Term
Name	Title	Principal Activity Last Five Years	Age	Elected	Expires

Jeffrey L. Miller	Chairman	President of M&S Concessions, Inc.; Former President of Coca-Cola Bottling, Co.	57	1985	09/25/02
C. Morris Anderson	Vice Chairman	Director of Dakota Boys Ranch (26 yrs.); President of North Hill Bowl, Inc.; Chairman of the Board, International Inn, Inc.; Former Director, Norwest Bank-Minot, N.A.	72	1970	09/25/02
John F. Decker	Trustee	Financial Advisor/ Senior Vice President, D.A. Davidson & Co.	59	1998	09/25/02
Daniel L. Feist	Vice Chairman	President — Feist Construction & Realty; Former Director of First Bank — Minot, N.A.; Former Director ND Holdings, Inc. — Minot, ND	69	1985	09/25/02
Steven B. Hoyt	Trustee	CEO of Hoyt Properties, Inc.; Board Member of Stonehaven Realty Trust; President of Complast, Inc.	50	2001	09/25/02
Patrick G. Jones	Trustee	Investor	53	1986	09/25/02
Timothy P. Mihalick	Trustee	Senior Vice President & Chief Operating Officer of the Company	42	1999	09/25/02

				First	Term
Name	Title	Principal Activity Last Five Years	Age	Elected	Expires

Stephen L. Stenehjem	Trustee	President & Chief Executive Officer of Watford City BancShares, Inc.; President & Chairman of First International Bank & Trust, Watford City, ND; Vice President & Director of First International Bank & Trust, Scottsdale, AZ	46	1999	09/25/02
Thomas A. Wentz, Jr.	Trustee	Vice President & General Counsel of the Company; Director of SRT Communications, Inc.; Sole General Partner of Wenco, Ltd.; Shareholder & Attorney with Pringle & Herigstad, P.C. until 12/31/99	35	1996	09/25/02

      As of January 31, 2002, there was no pending or threatened litigation involving any of the above named persons that would have a materially adverse effect on their ability or integrity.

SECURITY OWNERSHIP OF MEMBERS OF THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

      As of date of this prospectus, no member of the Board Trustees, executive officer or other person was known by us to directly or beneficially own more than five percent of the outstanding Shares. The following table shows (i) the ownership of Shares, and (ii) the ownership of limited partnership units of IRET Properties, for each member of the Board and each executive officer as of January 31, 2002.

Members of the		Limited	Total Shares	Percent
Board of Trustees & Officers	Shares(1)	Partnership Units(2)	and Units	of Class(3)

Jeffrey L. Miller Trustee & Chairman	304,369	6,725	311,094	.84%
Daniel L. Feist Trustee & Vice Chairman	738,585	1,856	740,441	2.01%
C. Morris Anderson Trustee & Vice Chairman	4,404	171,170	175,574	.47%
John F. Decker Trustee	64,689	0	64,689	.17%
Patrick G. Jones Trustee	260,942	0	260,942	.70%
Stephen L. Stenehjem Trustee	20,964	0	20,964	.05%
Steven B. Hoyt Trustee	0	1,420,641	1,420,641	3.85%
Thomas A. Wentz, Sr. President & CEO	273,735	126,977	400,712	1.08%
Timothy P. Mihalick Trustee, Senior Vice President & COO	33,910	0	33,910	.09%
Thomas A. Wentz, Jr. Trustee, Vice President & General Counsel	187,191	0	187,191	.50%
Diane K. Bryantt Secretary & CFO	5,498	0	5,498	.01%

Group Total	1,894,287	1,727,369	3,621,656	9.83%

(1)	The amounts and percentages of Shares beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the Shares owned.

(2)	The units do not have voting rights but are exchangeable for Shares at the option of the holder upon expiration of an initial mandatory holding period.

(3)	Percent of class is based upon a total of 36,817,420 Shares and limited partnership units outstanding as of January 31, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Acquisition of Odell-Wentz & Associates, L.L.C. On July 1, 2000, IRET Properties acquired assets from Odell-Wentz & Associates, L.L.C., in exchange for limited partnership units having a value of $2.1 million. Such acquired assets included real estate, furniture, fixtures, equipment and other assets of approximately $675,000, goodwill of approximately $1.6 million, and the assumption of mortgages and other liabilities of approximately $236,000. Included in such liabilities was the assumption of a note receivable from Timothy Mihalick, an executive officer, in the amount of $101,002. The proceeds of such note were used to purchase Shares. Such note bears interest at New York Prime less 1% and is payable upon demand. The note is current. With the exception of Roger R. Odell, who retired, all officers and employees of Odell-Wentz & Associates were retained by IRET Properties.

      Odell-Wentz & Associates was owned equally by Thomas A. Wentz, Sr., our current President and Chief Executive Officer, and Roger R. Odell, who, as of the acquisition date of July 1, 2000, was our President. Mr. Odell retired in July 2000 and he did not seek reelection to the Board of Trustees in August 2000. Currently, Mr. Odell has no relationship with the Company as an employee, officer or trustee.

      Prior to the acquisition of Odell-Wentz & Associates, Odell-Wentz & Associates acted as our advisor. Pursuant to an advisory contract, we paid an advisor’s fee based on our net assets and a percentage fee for investigating and negotiating the acquisition of new investments. For the fiscal year ended April 30, 2001, we paid $265,573 to Odell-Wentz & Associates under such contract. For the fiscal years ended April 30, 2000 and 1999, we paid $1.4 million and $951,234, respectively, under such contract.

      Property Management Services. Investors Management and Marketing, Inc. (“IMM”) provides property management services to the Company. Roger R. Odell is a shareholder in IMM. From May 1, 2000 through June 30, 2000 (the last full month in which Mr. Odell served as our President and as a member of our Board of Trustees), we paid $114,421 to IMM for services rendered. For the fiscal years ended April 30, 2000 and 1999, we paid $649,729 and $609,783, respectively, to IMM for services rendered.

      With the exception of Hoyt Properties, Inc., none of the firms engaged to provide property management services are affiliated with us, any members of our Board of Trustees or any of our. Hoyt Properties, Inc. is owned by Steven B. Hoyt, a member of our Board of Trustees. Hoyt Properties manages certain of our commercial buildings pursuant to a written management contracts, including:

Cold Spring Center	St. Cloud, MN
2030 Cliff Road	Eagan, MN
Plymouth IV & V	Plymouth, MN
Nicollet VII	Burnsville, MN
Burnsville Bluffs	Burnsville, MN
Pillsbury Business Center	Bloomington, MN
Bloomington Business Plaza	Bloomington, MN
Thresher Square	Minneapolis, MN
Wirth Corporate Center	Golden Valley, MN

      As compensation for its services, Hoyt Properties receives a monthly fee of five percent of the gross rental income, provided that such management fee is reimbursable by the building’s tenants pursuant to the tenant’s lease agreement. In the event that we are not reimbursed for such fee by a tenant and must pay such fee from our rent proceeds, the annual fee is 3.5% of the gross rental proceeds.

      Each of the written management contracts with Hoyt Properties commenced on April 1, 2001, with the exception of the contracts for Bloomington Business Plaza, which commenced on October 1, 2001, Thresher Square, which commenced on January 2, 2002, and Wirth Corporate Center, which commenced on April 1, 2002. All such management contracts may be terminated by either party on 30 days written notice for any reason and without penalty. For the nine-month period ending January 31, 2002, we have paid management fees to Hoyt Properties in the amount of $199,925, 100% of which has been reimbursed by our tenants. Additionally, during that same period, we have paid leasing commissions to Hoyt Properties in the amount of

$20,666. It is our opinion that all of the other terms of the management contracts are commercially reasonable and are on terms no less favorable than we could have obtained from unrelated property management firms.

      Acquisition of Bloomington Business Plaza, Thresher Square and Wirth Corporate Center. During the first nine months of Fiscal 2002, we acquired two commercial buildings from affiliates of Steven B. Hoyt, a member of our Board of Trustees. In October 2001, we acquired the Bloomington Business Plaza, a 121,063 square foot multi-tenant, office/warehouse from a general partnership owned by Mr. Hoyt. In January 2002, we acquired Thresher Square, a 113,736 square foot, seven-story office building from WPT I, L.L.C., a limited liability company that is 78% owned by Mr. Hoyt. Although the purchase agreements for the acquisition of each of these properties were negotiated and executed prior to the time that Mr. Hoyt became a member of our Board of Trustees, such acquisitions were closed after Mr. Hoyt had become a member of our Board.

      The acquisition of the Bloomington Business Plaza was approved by a majority of the members of our Board of Trustees, based on an independent appraisal of the property and the determination that such acquisition was fair and reasonable to us. The acquisition of Thresher Square was approved by all of the members of our Board, other than Mr. Hoyt, who abstained from such vote, based on the determination by such members of the Board that the acquisition was fair and reasonable to us. Such members of our Board further determined, based on an internal current appraisal of such property, that substantial justification existed to pay a value greater than the cost of the property.

      On April 1, 2002, we acquired Wirth Corporate Center, 89,384 square foot, four-story office building from Mr. Hoyt. All of the members of our Board of Trustees, other than Mr. Hoyt, who abstained from the vote, approved the transaction as being fair and reasonable to us. The purchase price was based on an appraisal from an independent third-party who determined the value of the property to be $8.6 million.

      In addition to these acquisitions, on April 1, 2001, prior to the time that Mr. Hoyt was elected to our Board of Trustees, we acquired a group of six commercial properties from Mr. Hoyt, or affiliates of Mr. Hoyt. Such properties included 2030 Cliff Road, a 13,374 square foot, multi-tenant office building located in Eagan, Minnesota; Burnsville Bluffs, a 26,186 square foot, multi-tenant office building located in Burnsville, Minnesota; Cold Spring Center, a 77,533 square foot, multi-tenant office building located in St. Cloud, Minnesota; Nicollet VII, 118,400 square foot, multi-tenant office building located in Burnsville, Minnesota; Pillsbury Business Center, a 42,220 square foot, multi-tenant office building located in Bloomington, Minnesota; and Plymouth IV and V, two multi-tenant office buildings having an aggregate of 126,809 square foot and located in Plymouth, Minnesota. The aggregate purchase price for these commercial properties was $34.4 million. The acquisition of these commercial properties was approved by a majority of the members of our Board of Trustees.

      UPREIT Unit Loan Program. On January 16, 2002, our Board of Trustees authorized an UPREIT unit loan program that is available to persons that hold $1.0 million or more of IRET Properties limited partnership units. Under such loan program, we may lend up to 50% of the value of the borrower’s limited partnership units, with such value to be based on the closing price of our Shares on the NASDAQ National Market. Such loans will be for terms of two years or less, they will be secured by the borrower’s limited partnership units in IRET Properties and they will be at a variable interest rate of 1.5% over the interest rate charged to us by our participating lender. The interest rate will adjust on the first of each month. In connection with such loans, we will charge a .5% loan fee.

      On January 30, 2002, a loan in the amount of $3.5 million was made to Steven B. Hoyt, a member of our Board of Trustees. Our Board of Trustees approved such loan. The terms of the loan require Mr. Hoyt to make quarterly interest payments, beginning April 1, 2002, with the full balance of the principle sum due on or before January 31, 2004. The initial interest rate is equal to the Wall Street Journal Prime Rate as of January 31, 2002, plus 1.5%, which is equal to 6.25%. Mr. Hoyt paid a $17,500 loan fee on the date of the loan.

      Security Sale Services. Inland National Securities is a corporation that provides underwriting services in connection with the sale of our Shares. Roger R. Odell is a shareholder in Inland National Securities. From May 1, 2000 through June 30, 2000 (the last full month in which Mr. Odell served as our President and as a member of our Board of Trustees), we paid $6,861 in fees to Inland National Securities for services rendered. For the fiscal years ended April 30, 2000 and 1999,we paid $100,081 and $157,392, respectively, for services rendered.

      D.A. Davidson & Co. is a corporation that will, on a best-efforts basis, participate in this offering. John F. Decker, a member of our Board of Trustees, is an employee of D.A. Davidson. D.A. Davidson has participated in our two most recent offerings and sold 600,000 shares and 100,000 shares, respectively. During the quarter ended January 31, 2002, we paid D.A. Davidson commissions in the amount of $490,000, and reimbursed them for legal and travel expenses in the amount of $4,814. Of this amount, Mr. Decker personally received $26,117 in compensation from D.A. Davidson in connection with such offerings. During the fiscal year ended April 30, 2001, we paid D.A. Davidson $50,000 for certain investment banking services.

      Legal Services. In the past, we paid fees and expense reimbursements to Pringle & Herigstad, P.C., the law firm in which Thomas A. Wentz, Jr., our Vice President and General Counsel, was a partner until December 31, 1999. For the years ended, April 30, 2000 and 1999, such fees and expense reimbursements totaled $89,497 and $33,022, respectively. Thomas A. Wentz, Jr. has been a member of our Board of Trustees since 1996 and our Vice President and General Counsel since June 2000.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

      General. The securities being offered pursuant to this prospectus are our Shares. As of the effective date of this prospectus, which is listed on the front cover, each share of beneficial interest has the rights and benefits outlined below. Unless otherwise noted, none of the items listed may be changed without notice to, and the affirmative vote of, a majority of the outstanding Shares.

      The Shares of are of one class, without par value. There is no limit on the number of Shares that may be issued. All Shares participate equally in dividends and distributions, when and as declared by the members of our Board of Trustees, and in net assets upon liquidation. All Shares are fully paid and non-assessable upon issuance and have no preference, conversion, exchange, pre-emptive or redemption rights.

      Ownership and Transfer Restrictions. The Shares are fully transferable and alienable subject only to certain restrictions that are intended to maintain our status as a REIT. To insure compliance with the Code provision that provides that no more than 50% of the outstanding Shares may be owned by five or fewer individuals, we may, at any time, redeem Shares from any shareholder at the fair market value thereof as determined by us in good faith and based on an independent appraisal of our assets made within six months of the redemption date. Additionally, we may refuse to transfer Shares to any person whose acquisition of additional Shares might, in our opinion, violate such Code requirement. These restrictions are more fully described on page 16 of this prospectus. Since our formation in 1970, we have never imposed the restrictions on transfer or redeemed any of our Shares pursuant to these restrictions.

      Senior Securities. As of January 31, 2002, we had $21.6 million worth of investment certificates issued and outstanding. Such securities, which are issued for a definite term and annual interest rate, are senior to the Shares offered for sale in this prospectus. In the event that we cease operations or liquidate and distribute all of our assets, the holders of such investment certificates would be paid in full before any money is distributed to the holders of our Shares. Currently, all of the investment certificates authorized by the Board of Trustees are issued and outstanding and no additional investment certificates are available for issuance. The Board of Trustees may, however, authorize the issuance of additional investment certificates at any time, or from time to time, without notice to, or the approval of, our shareholders.

      Shares Currently Outstanding. As of January 31, 2002, there were 27,539,584 Shares outstanding. No shareholder held five percent or more of such Shares as of that date. We have no other classes of stock and, as of January 31, 2002, there were no warrants, stock options or other contractual arrangements, other than the limited partnership units, require the issuance of Shares or other stock.

      Shares Available for Future Sale. Our Second Restated Declaration of Trust authorizes us to issue an unlimited number of Shares. The Shares issued to non-affiliates in connection with this offering are freely transferable without restriction under the Securities Act of 1933, subject to the limitations on ownership imposed by the Second Declaration of Trust that are designed to insure that we may continue to qualify as a REIT under the Code.

      Pursuant to the IRET Properties Agreement of Limited Partnership, all limited partners of IRET Properties have certain exchange rights. After a minimum one-year holding period, a limited partner is entitled to convert the limited partnership units into our Shares on a one-for-one basis. Our Shares, other than those issued under this registration and the prior registrations that were effective July 9, 1996, March 14, 1997, December 15, 1998, June 4, 1999, September 1, 1999, December 14, 1999, June 13, 2000, December 3, 2001, and January 25, 2002, respectively, will be restricted securities under the meaning of Rule 144 of the Securities Act of 1933 (“Rule 144”) and may not be sold unless registered under the Securities Act of 1933 or unless an exemption from registration is available, including the exemptions contained in Rule 144.

      Generally under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted securities from us or any of our “affiliates,” as that term is defined under the Securities Act of 1933, the acquirer or subsequent holder thereof is entitled to sell within any three month period a number of Shares that does not exceed the greater of one percent of the then outstanding Shares or the average weekly trading volume of the Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares from us or from any of our affiliates and the holder thereof is deemed not to have been an affiliate at any time during the three months preceding a sale, such holder would be entitled to sell such Shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      The Agreement of Limited Partnership provides that we will file with the Securities and Exchange Commission a shelf registration on Form S-3 under Rule 415 of the Securities Act or any similar rule adopted by the Securities and Exchange Commission with respect to any Shares that may be issued upon exchange of limited partnership units, and to use our best efforts to have such registration statement declared effective under the Securities Act of 1933. The sale of Shares acquired by limited partners upon conversion of their limited partnership units may have an adverse impact on the market price of Shares.

CERTAIN TAX CONSIDERATIONS

     Considerations Regarding IRET and its Shareholders

      Federal Income Taxation. Since our organization, we have operated in a manner intended to qualify as a REIT under Sections 856-858 of the Code. Under such Code Sections, a REIT that meets certain requirements will not be subject to Federal income tax with respect to income that it distributes to its shareholders. Rather all such income will be taxed at the shareholder level. In order to be considered a REIT for purposes of the Federal income tax laws, we must continue to meet the requirements of those Sections of the Code, including the following:

(i) At the end of each fiscal quarter, at least 75% of our total assets of must consist of real estate, cash and cash items (including receivables), and government securities. As to non-real estate investments, which may not exceed 25% of our total assets, the securities that we own in any one issuer may not represent more than five percent of the value of our assets or more than ten percent of the total value or voting power of that issuer.

(ii) At least 75% of our gross income for the taxable year must be derived from real estate rents or mortgages or other specified real estate related activities.

(iii) Beneficial ownership of our Shares must be held by 100 or more persons during at least 335 days of each 12-month taxable year. More than 50% of the outstanding Shares may not be owned, directly or indirectly, by or for, five or fewer individuals, at any time during the last half of the taxable year.

      As a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations. Our shareholders then must include in their income their proportionate share of the undistributed capital gain in income as long-term capital gain. In this case the shareholder is deemed to have paid the shareholder’s share of the tax we paid, and is entitled to a credit for this amount on the shareholder’s income tax return. In addition, the shareholder’s basis in the shareholder’s Shares is increased by the amount of the undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains. As a REIT, we will not be entitled to carry back or carry forward any net operating losses with respect to the income taxed to us.

      So long as we have met the statutory requirements for taxation as a REIT, distributions made to our shareholders will be taxed to such shareholders as ordinary income or long-term capital gain. Distributions will not be eligible for the dividends received deduction for corporations. We will notify each shareholder as to that portion of the distributions which, in the opinion of our counsel, constitutes ordinary income or capital gain. The shareholders may not include in their individual income tax returns any of our operating or extraordinary losses, whether ordinary or capital.

      If we do not qualify as a REIT for any taxable year, we will be taxed as a domestic corporation, and we will not be able to deduct distributions to our shareholders in computing our taxable income. Such distributions, to the extent made out of our current or accumulated earnings and profits, would be taxable to the shareholders as dividends, but would be eligible for the dividends received deduction for corporations.

      In the opinion of the law firm of Pringle & Herigstad, P.C., we have conducted our operations in such a manner to qualify as a REIT. Treasury Regulations issued under the Code require that the members of our Board of Trustees have continuing exclusive authority over our management, the conduct of our affairs and, with certain limitations, the management and disposition of the property we own. Our Board of Trustees intends to adopt any amendments to our Second Restated Declaration of Trust that may be necessary in order for us to continue to operate as a REIT. Any amendments to our Second Restated Declaration of Trust that are required in order for us to remain qualified as a REIT may be made by the Board of Trustees without notice to, or a vote of, the shareholders.

      Taxation of Our Shareholders. Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to the shareholders as ordinary income. Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s Shares. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s Shares, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the Shares are held as a capital asset in the hands of the shareholder).

      We will notify shareholders at the end of each year as to the portions of the distributions that constitute ordinary income, net capital gain or return of capital. Any dividend declared by us during the months of October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, even though the dividend may not actually be paid by us until January of the following calendar year.

      In addition, as described earlier, if we retain some or all of our net capital gain and elect to avoid double tax on these gains, we will be taxed on the amount so designated at the capital gains rate generally applicable to corporations. A Shareholders then must include the shareholder’s proportionate share of these undistributed capital gains in income as long-term capital gain. The shareholders are deemed to have paid their share of the tax we paid, and they may claim a credit for this amount on their income tax returns. In addition, the tax of in the shareholder’s Shares is increased by the amount of such undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains.

      In general, any gain or loss upon a sale or exchange of Shares by a shareholder who has held such Shares as a capital asset will be long-term or short-term, depending on whether the stock was held for more than one year; provided, however, that any loss on the sale or exchange of Shares that have been held by such shareholder for six months or less will be treated as a long-term capital loss to the extent that distributions from us are required to be treated by such shareholders as long-term capital gain.

      State and Local Income Taxation. Since we qualify as a REIT for purposes of the Federal income tax laws, we generally are not subject to state income tax on that portion of our taxable income that is distributed to our shareholders. Shareholders, however, may be subject to taxation on distributions we make to them depending on the state or local jurisdiction of residence of the shareholder. Prospective shareholders should consult their tax advisors for an explanation of how state and local tax laws could affect their investment.

      Taxation of IRAs, 401(k)s and Other Pension and Profit-sharing Trusts, and Other Tax-exempt Shareholders. Amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. As a consequence, the dividend income received from us should not, subject to certain exceptions described below, be UBTI to a pension or profit-sharing trust, 401(k), IRA or other tax-exempt entity (a “Tax-Exempt Shareholder”), provided that (a) the Tax-Exempt Shareholder has not held its Shares as “debt financed property” within the meaning of the Code, (b) the Shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder, or (c) in the case of a pension or profit-sharing trust (A) the trust does not hold more than 25% by value of the interests in us or (B) the trust does not hold more than 10% by value of the interests in us unless the total holdings of all pension or profit-sharing trusts holding more than 10% by value is not more than 50% by value of the interests in us. Similarly, income from the sale of Shares should not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Shareholder has held such Shares as a dealer (under Section 512(b)(5)(B) of the Code) or as “debt-financed property” within the meaning of Section 514 of the Code.

      With respect to Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in us will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such prospective investors should consult their tax advisors concerning these “set-aside” and reserve requirements.

      Reporting to the IRS and Backup Withholding. We will report to our shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at the rate of 30%, with respect to dividends paid, unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify their non-foreign status to us.

Tax Treatment of IRET Properties and Its Limited Partners

      The following discussion summarizes certain federal income tax considerations applicable to IRET’s investment in IRET Properties. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      We will include in our income our share of IRET Properties’ income and deduct our share of IRET Properties’ losses only if IRET Properties is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation.

      We have not requested, and do not intend to request, a ruling from the IRS that IRET Properties will be classified as a partnership for federal income tax purposes. Instead, based on certain factual assumptions and representations we have made and on currently applicable Treasury Regulations under Section 7701 of the Code, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will be treated for federal income tax purposes as a partnership. Further, based on certain factual assumptions and representations we have made, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will not be a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the

IRS will not challenge the status of IRET Properties as a partnership for federal income tax purposes. If a court sustained such a challenge, IRET Properties would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Pringle & Herigstad, P.C., is based on existing law. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

      If for any reason IRET Properties was taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. In addition, any change in the IRET Properties’ status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of IRET Properties would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Additionally, IRET Properties would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing IRET Properties’ taxable income.

Income Taxation of IRET Properties and its Partners

      Partners, Not IRET Properties, Subject to Tax. A partnership is not a taxable entity for Federal income tax purposes. As such, we will be required to take into account our allocable share of income, gains, losses, deductions and credits from IRET Properties for any taxable year ending within, or with, our taxable year, without regard to whether we have received, or will receive, any distributions.

      Partnership Allocation Income, Losses and Capital Gain. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. IRET Properties’ allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

      Tax Allocations with Respect to Contributed Property. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions that are attributable to appreciated or depreciated property contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code, and outlining several reasonable allocation methods. IRET Properties plans to elect to use the traditional method for allocating Code Section 704(c) items with respect to the properties it acquires in exchange for limited partnership units.

      Under the limited partnership agreement of IRET Properties, depreciation or amortization deductions will be allocated among the partners in accordance with their respective interests. In addition, gain on the sale of a property contributed to IRET Properties by a limited partner in exchange for limited partnership units will be specially allocated to such limited partner to the extent of any built-in gain with respect to the property. Depending on the allocation method elected under Code Section 704(c), it is possible that: (i) we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) we may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which may adversely affect our ability to comply with the REIT distribution requirements. This situation has not occurred in the past, and we do not currently have any reason to believe it will occur in the future.

      The allocation rules may also affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased the properties for cash.

      Tax Basis in IRET Properties. In general, our adjusted tax basis of our partnership interest in IRET Properties is equal to: (i) the amount of cash and the basis of any other property that we contribute to IRET Properties, (ii) increased by our share of income and indebtedness, and (iii) reduced, but not below zero, by our share of the loss and the amount of cash and the basis of any other property distributed to us.

      If the allocation of our share of loss would reduce the adjusted tax basis of our partnership interest in IRET Properties below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that cash distributions, or any decrease in our share of the indebtedness, would reduce our adjusted tax basis below zero, the excess distributions (after our adjusted tax basis has been reduced to zero) will constitute taxable income to us. Such income normally will be characterized as capital gain, and, if our partnership interest in IRET Properties has been held for longer than the long-term capital gain holding period, the income will constitute long-term capital gain.

      Sale of Real Estate. Generally, any gain realized by IRET Properties on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

      Any gain recognized on the disposition of a particular property contributed by a partner in exchange for limited partnership will be allocated first to such contributing partner under Section 704(c) of the Code to the extent of such contributing partner’s built-in gain. Any remaining gain will be allocated among the partners in accordance with their respective ownership percentage interests in IRET Properties.

ERISA and Prohibited Transaction Considerations

      The following is a discussion of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code that may be relevant to particular shareholders in light of their particular circumstances.

      The discussion is based on current provisions of ERISA and the Code and any change in the current law may render this discussion incorrect.

      A fiduciary of a pension, profit-sharing, other employee benefit plan, IRA or 401(k) plan subject to Title I of ERISA should carefully consider whether an investment in our Shares is consistent with his or her fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan’s investments to be: (i) prudent and in the best interests of the ERISA Plan, its participants and its beneficiaries, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the ERISA Plan’s governing documents.

      Status of IRET and IRET Properties under ERISA. The following section discusses certain principles that apply in determining whether the fiduciary and prohibited transaction provisions of ERISA and the Code apply to us or IRET Properties because one or more shareholders may be an ERISA Plan, a Non-ERISA Plan or an IRA subject to such prohibited transactions provisions of Section 4975 of the Code.

      If our assets are deemed to be “plan assets” under ERISA: (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving our assets, (ii) persons who exercise any authority over our assets, or who provide investment advise to us, would (for purposes of fiduciary responsibility provisions of ERISA) be fiduciaries of each ERISA Plan that acquires our Shares, and transactions involving our assets undertaken at their direction or pursuant to their advise might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest, (iii) a fiduciary exercising his investment discretion over the assets of an ERISA Plan to cause it to acquire or hold our Shares could be liable under Part 4 of Title I of ERISA for transactions entered into by us that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that we might enter into in the ordinary course of its business and operations might constitute “prohibited transactions” under ERISA and the Code.

      Regulations of the Department of Labor (“DOL”) provide that the ERISA rules do not apply in the case of a security which is a “publicly-offered security.” The Plan Asset Regulations define a publicly-offered security as a security that is “widely-held,” “freely transferable” and either part of a class of securities registered under the Securities Exchange Act of 1934, or sold pursuant to an effective registration statement under the Securities Act of 1933. The DOL regulations provide that a security is “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. As of April 30, 2001, we had approximately 5,000 shareholders and, therefore, we are of the opinion that our Shares are now, and will be, “widely held.”

      The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. We currently impose only the following restrictions on transfer of our Shares:

Our Second Restated Declaration of Trust provides that “to insure compliance with the Internal Revenue Code provision that no more than 50% of the outstanding Shares may be owned by five or fewer individuals, the Trustees may at any time redeem Shares from any Shareholder at the fair market value thereof (as determined in good faith by the Trustees based on an independent appraisal of Trust assets made within six months of the redemption date). Also, the Trustee may refuse to transfer Shares to any Person who acquisition of additional Shares might, in the opinion of the Trustees, violate the above requirement.”

      We are not aware of any other facts or circumstances limiting the transferability of our Shares that are not enumerated in the Plan Asset Regulations as those not affecting free transferability.

      Assuming that our Shares will be “widely held,” and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability, it is our opinion that our Shares should be publicly offered securities and the our assets should not be deemed to be “plan assets” of any ERISA Plan, IRA or Non-ERISA Plan that invests in our Shares of beneficial ownership.

PLAN OF DISTRIBUTION

      For the sole purpose of selling the Shares to be offered pursuant to this prospectus, we have entered into security sales agreements with a number of broker-dealers who are members of the NASD. Broker-dealers participating in this offering are considered statutory underwriters pursuant to Section 2a(11) of the Securities Act of 1933. None of the broker-dealers involved are required to take and pay for, or sell, a specific number of Shares. This offering will be conducted on a best efforts basis under which participating broker-dealers are required to take and pay for only those Shares that are actually sold to the public. The Shares available for sale to the public will only be available for purchase through broker-dealers who have signed a security sales agreement with us. The Shares offered will only be sold for cash payable in United States Dollars. There will be no other distribution or sales of Shares to the public, except through our distribution reinvestment plan, which is available only to our shareholders. See also “Distribution Reinvestment Plan” on page 18 of this prospectus.

      We anticipate that we will request that the following NASD registered broker-dealers use their best efforts to sell the Shares offered under this prospectus to the public:

American Investment Services, Inc.	INVEST Financial
Berthel Fisher & Co.	Investment Centers of America, Inc.
Capital Financial Services	Linsco/ Private Ledger
D. A. Davidson & Co.	ND Capital, Inc.
Eagle One Investments, LLC	Primevest Financial Services, Inc.
Empire Financial Group	Proequities, Inc. (Alabama & Michigan)
Fintegra Financial Solutions	Raymond James Financial Services, Inc.
Gary Pierce Financial Services, LLP	Sigma Financial
Huntingdon Securities Corporation	VSR Financial Services, Inc.
Inland National Securities, Inc.	Investment Centers of America, Inc.

      We will pay a commission of seven percent, or $0.67 per share, for any and all Shares sold by a participating broker-dealer. The total maximum commission that may be paid if all Shares are sold in this offering is $2,412,000. No discounts, other compensation, commissions, finders fees or other compensation will be paid to any broker-dealer in this offering, except that D.A. Davidson will receive reimbursement of certain expenses not to exceed $25,000.

      John F. Decker, a member of our Board of Trustees, is an employee of D.A. Davidson & Co. See also “Members of the Board of Trustees and Executive Officers” on page 52 of this prospectus and “Certain Relationships and Related Transactions” on page 54 of this prospectus.

      The material terms of the Security Sales Agreements are as follows:

•	Subject only to a minimum purchase of 100 Shares by any investor, no broker-dealer is required to sell a minimum number of Shares.

•	There may be limits on the number of Shares a particular broker-dealer may sell as a result of our allocation of Shares among the broker-dealers.

•	No more than the total offering of 3,600,000 Shares may be sold.

•	Either party to a security sales agreement may terminate such agreement at anytime without penalty or further obligation.

•	Any full-time employee of a participating broker-dealer may purchase Shares for their own account at the offering price of $9.50 per share. Any such Shares so acquired may not be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year from the date of acquisition. No certificate may be issued until the one year holding period has expired.

•	No broker-dealer has a right to nominate or elect a member to our Board of Trustees.

•	We have agreed to indemnify the broker-dealers against certain liabilities, including certain liabilities under the Securities Act of 1933.

      None of the broker-dealers intend to engage in any passive market making activities, stabilization or other transactions that otherwise may affect the price of the Shares offered or the price of our Shares on the NASDAQ National Market.

      Members of our Board of Trustees, other than Mr. Decker, and our management and other employees may purchase Shares under this offering directly from us for $9.03, which represents a five percent discount from the offering price. Any Shares so purchased may not be sold, transferred, assigned, pledged or hypothecated for a period of one year from the date of purchase. The number of Shares available to such persons will be 75,000 Shares or 2.1% of the Shares offered.

LEGAL MATTERS

      The validity of the Shares offered under this prospectus, the federal and state tax aspects of the organization and operation of us and IRET Properties and other legal matters will be passed upon for us by Pringle & Herigstad, P.C., Minot, North Dakota.

EXPERTS

      The balance sheets of the Company as of April 30, 2001 and 2000, and the statements of income, shareholders’ equity and cash flows of the Company for each of the three most recent fiscal years ended April 30, as listed on the Index to Financial Statements on page F-18 through F-55, included in this prospectus, have been included herein in reliance on the reports of Brady Martz & Associates, P.C., Minot, North Dakota, independent accountants, given on the authority of that firm as experts in accounting and auditing.

INVESTORS REAL ESTATE TRUST

CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements — Third Quarter — Fiscal 2002 (Unaudited)

BALANCE SHEET

(Unaudited)

	01/31/02	04/30/01

	(Unaudited)
ASSETS
Real Estate Investments
Real Estate Owned	$659,621,538	$591,636,468
Less Accumulated Depreciation	(54,999,875)	(44,093,145)

	$604,621,663	$547,543,323
Mortgage Loans Receivable	7,976,590	1,037,095

Total Real Estate Investments	$612,598,253	$548,580,418

OTHER ASSETS
Cash	$22,944,965	$6,356,063
Marketable Securities — Held to Maturity	0	2,351,248
Marketable Securities — Available for Sale	0	660,865
Rent Receivable	2,879,045	1,925,429
Real Estate Deposits	1,906,000	522,500
Notes Receivable	3,500,000	0
Prepaid and Other Assets	950,652	799,973
Tax and Insurance Escrow	5,958,288	4,323,960
Deferred Charges and Leasing Costs	3,403,205	3,064,109
Furniture & Fixtures, Net	217,745	187,313
Goodwill, Net	1,468,174	1,550,246

TOTAL ASSETS	$655,826,327	$570,322,124

LIABILITIES
Accounts Payable and Accrued Expenses	$9,199,170	$8,252,758
Mortgages Payable	403,949,096	368,956,930
Investment Certificates Issued	21,581,463	11,876,417

TOTAL LIABILITIES	$434,729,729	$389,086,105

Minority Interest in Partnerships Limited Partner — NSCM	3,352,546	3,287,665
Minority Interest in Operating Partnership Limited Partnership Units
9,277,836 on 01/31/02
7,527,151 on 04/30/01	$73,464,380	$59,003,194

SHAREHOLDERS’ EQUITY
Shares of Beneficial Interest
27,539,584 on 01/31/02
24,068,346 on 04/30/01	$160,516,937	$132,148,768
Accumulated Distributions in Excess of Net Income	(16,237,265)	(13,073,157)
Accumulated Other Comprehensive Income/ Loss	0	(130,451)

Total Shareholders’ Equity	$144,279,672	$118,945,160

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$655,826,327	$570,322,124

INVESTORS REAL ESTATE TRUST

STATEMENT OF OPERATIONS

For the Nine Months Ended January 31, 2002, and 2001
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	01/31/02	01/31/01

REVENUE
Real Estate Rentals*	$67,742,920	$54,127,259
Interest, Discounts and Fees	817,987	713,382

Total Revenue	$68,560,907	$54,840,641

OPERATING EXPENSE
Interest	$22,619,159	$18,079,455
Depreciation	11,372,808	8,802,084
Utilities and Maintenance	9,162,893	8,234,629
Taxes	6,637,475	5,247,862
Insurance	1,005,564	529,286
Property Management Expenses	5,168,144	4,320,100
Administrative Expense & Trustee Services	1,138,337	1,113,520
Operating Expenses	415,944	265,454
Amortization	403,613	335,491

Total Expenses	$57,923,937	$46,927,881

INCOME BEFORE GAIN/ LOSS ON PROPERTIES AND MINORITY INTEREST	$10,636,970	$7,912,760
GAIN ON SALE OF INVESTMENT	327,678	25,124
MINORITY INTEREST OTHER PARTNERSHIP	(214,964)	8,775
MINORITY INTEREST PORTION OF OPERATING PARTNERSHIP INCOME	(2,787,789)	(1,390,602)

NET INCOME	$7,961,895	$6,556,057

PER SHARE
Net Income Per Share	$0.32	$0.29
Dividends Paid Per Share	$0.4425	$0.4075
Average Number of Shares Outstanding	24,875,028	22,932,316

INVESTORS REAL ESTATE TRUST

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Nine Months Ended January 31, 2002, and 2001
(Unaudited)

	01/31/02	01/31/01

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$7,961,895	$6,556,057
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	11,776,421	9,137,575
Minority interest portion of operating partnership income	3,002,753	1,390,602
Accretion of discount on contracts	0	(392)
Gain on sale of properties	(327,678)	(25,124)
Interest reinvested in investment certificates	325,063	228,247
Changes in other assets and liabilities:
(Increase) decrease in real estate deposits	(1,376,000)	(2,162,120)
(Increase) decrease in notes receivable	(3,500,000)	0
(Increase) decrease in other assets	(287,668)	(1,329,630)
(Increase) decrease in rent receivable	(953,616)	(405,903)
(Increase) decrease in tax and insurance escrow	(1,634,328)	(1,756,599)
(Increase) decrease in deferred charges	(660,636)	(953,980)
Increase (decrease) in accounts payable & accrued expenses	961,946	3,002,919

Net cash provided from operating activities	$15,288,152	$13,681,652

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of marketable securities held to maturity	$3,085,208	$182,236
Proceeds from sale of property	269,501	0
Principal payments on mortgage loans receivable	282,898	2,273,047
Payments for acquisition and improvements of properties	(38,973,863)	(30,726,764)
Investment in mortgage loan receivable	(7,222,393)	(2,148,911)

Net Cash used for investing activities	$(42,558,649)	$(30,420,392)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of shares	$12,981,239	$5,796,595
Proceeds from sale of minority interest units	345,603	0
Proceeds from investment certificates issued	20,031,446	2,095,676
Proceeds from mortgages payable	29,550,783	33,033,971
Proceeds from short-term lines of credit	1,000,000	17,139,308
Repurchase of shares/ minority interest	(28,138)	9,939,062
Dividends/ Distributions paid	(9,234,668)	(6,494,822)
Dividends paid to Minority Partner	(150,083)	0
Prepaid advances to DRIP	0	(4,857,009)
Redemption of investment certificates	(1,561,656)	(1,486,192)

INVESTORS REAL ESTATE TRUST

CONSOLIDATED STATEMENT OF CASH FLOWS — (Continued)

	01/31/02	01/31/01

Principal payments on mortgage loans	(8,075,128)	(5,095,961)
Payments on short-term lines of credit	(1,000,000)	(18,186,888)

Net cash provided from financing activities	$43,859,398	$21,005,616
NET INCREASE IN CASH	$16,588,901	$4,266,876
CASH AT BEGINNING OF YEAR	$6,356,064	$3,449,264

CASH AT END OF 3rd PERIOD	$22,944,965	$7,716,140

SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES 2002 and 2001
Dividends reinvested	$5,427,679	$5,011,992
Real estate investment and mortgage loans receivable acquired through assumption of mortgage loans payable and accrual of costs	13,956,134	22,901,205
Direct transfer of investment certificates to shares	9,880,225	0
Proceeds from Sale of Properties deposited directly with escrow agent	856,411	1,733,721
Proceeds from Sale of Properties paid directly to mortgage holder	439,623	0
Properties acquired through the issuance of minority interest units in the operating partnership	15,896,705	14,779,518
Interest reinvested directly in investment certificates	325,063	228,247
Goodwill acquired	0	1,577,604
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest paid on mortgages	$20,439,343	$15,812,113
Interest paid on margin account and other	1,438	229,799
Interest paid on investment certificates	505,864	301,099

	$20,946,645	$16,343,011

INVESTORS REAL ESTATE TRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Periods Ended January 31, 2002, and April 30, 2001
(Unaudited)

				Accumulated
				Other
		Shares of	Distributions in	Comprehensive	Total
	Number of	Beneficial	Excess of Net	Income	Shareholder’s
	Shares	Interest	Income	(Loss)	Equity

Balance April 30, 2000	22,452,069	$119,233,172	$(9,094,076)	$(218,505)	$109,920,591
Comprehensive Income
Net income	0	0	8,694,240	0	8,694,294
Unrealized loss on securities available for sale	0	0	0	(88,054)	(88,054)

Total comprehensive income					$8,782,294
Dividends distributed	0	0	(12,673,321)		(12,673,321)
Dividend reinvested	273,155	2,230,445	0	0	2,230,445
Sale of shares	1,383,908	11,001,509	0	0	11,001,509
Fractional Shares repurchased	(40,786)	(316,358)	0	0	(316,358)

Balance April 30, 2001	24,068,346	$132,148,768	$(13,073,157)	$(130,451)	$118,945,160

Balance April 30, 2001	24,068,346	$132,148,768	$(13,073,157)	$(130,451)	$118,945,160

Comprehensive Income
Net income	0	0	7,961,895	0	7,961,895
Unrealized gain on securities available for sale	0	0	0	130,451	130,451

Total comprehensive income					$8,092,346
Dividends distributed	0	0	(11,126,003)	0	(11,126,003)
Dividend reinvestment plan	623,636	5,809,494	0	0	5,809,494
Sale of shares	2,849,388	22,576,381	0	0	22,576,381
Fractional Shares repurchased	(1,786)	(17,706)	0	0	(17,706)

Balance January 31, 2002	27,539,584	$160,516,937	$(16,237,265)	$0	$144,279,672

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended January 31, 2002, and 2001

Note 1 — Organization

      Investors Real Estate Trust (“IRET”) elected to be taxed as a Real Estate Investment Trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended April 30, 1971. REITs are subject to a number of organization and operational requirements, including a requirement to distribute 90% of ordinary taxable income to its shareholders and, generally, are not subject to Federal income tax on net income. IRET is engaged in the acquisition and ownership of residential apartment communities and commercial properties located mainly in the states of North Dakota and Minnesota but also in the states of Colorado, Idaho, Iowa, Georgia, Kansas, Montana, Nebraska, South Dakota, Texas, Michigan and Washington. As of January 31, 2002, IRET owned 59 apartment communities with 8,236 apartments and 64 commercial buildings totaling 3,123,849 square feet. IRET conducts a majority of its business activities through its operating partnership, IRET Properties, a North Dakota Limited Partnership, as well as through a number of other subsidiary entities.

Note 2 — Basis of Presentation and Significant Account Policies

     Basis of Presentation

      The consolidated financial statements include the accounts of IRET and all its subsidiaries in which it maintains a controlling interest. The financial statements have been prepared on the basis of accounting principles that are in effect as of the financial statement date. IRET operates on a fiscal year commencing May 1 and ending April 30.

      The accompanying consolidated financial statements include the accounts of IRET and its 74.8% (76.2% at April 30,2001) partnership interest in the operating partnership. Such interest has been calculated as the percentage of outstanding common shares divided by the total outstanding common shares and operating partnership units (“UPREIT Units”) outstanding. The remaining 25.2% (23.8% at April 30, 2001) is reflected as Minority Interest in operating partnership in these consolidated financial statements.

      IRET’s investment in the NSCM Partnership is a controlling interest and IRET has financial and operating control and accounts for this investment using the consolidated method.

      All significant inter-company balances and transactions have been eliminated in these consolidated financial statements.

     Unaudited Interim Financial Statements

      The interim consolidated financial statements of IRET have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, certain disclosures accompanying annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America are omitted. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the consolidated financial statements for the interim periods have been included.

      The current period’s results of operations are not necessarily indicative of results which ultimately may be achieved for the year. The interim consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s form 10-K405 for the year ended April 30, 2001.

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Significant Accounting Policies

      IRET has not made any significant changes in accounting policy and practices since the most recent audited financial statements.

     Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. This Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No., 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. The provisions of this Statement provide that all business combinations under the scope of this Statement are to be accounted for using one method — the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001, and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Trust has not entered into any business combinations since June 30, 2001, and therefore the provisions of this statement do not yet impact the Trust’s financial position, results of operations and cash flows. The Trust will be adopting this Statement for any future business combinations.

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisitions. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. Although the Statement allows for early adoption by entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued, the Trust has no plans to adopt the provisions of SFAS No. 142 prior to the effective date. Therefore, this Statement will be adopted by the Trust at the beginning of fiscal year May 1, 2002. The provisions of SFAS No. 142 will be applied to all goodwill and other intangible assets reflected on its financial statements at that date.

      SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives will not be amortized as in the past, but will instead be tested at least annually for impairment. SFAS No. 142 adopts a more aggressive view of goodwill and bases the accounting for goodwill on the units of the combined entity into which an acquired entity is integrated (referred to as reporting units). This statement provides specific guidance for testing goodwill for impairment. The Trust will follow this guidance and goodwill will be tested for impairment at least annually using a two-step process that begins with an estimation of the fair value of a reporting unit.

      The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. If certain criteria are met, the requirement to test goodwill for annual impairment can be satisfied without remeasurement of the fair value of a reporting entity.

      Impairment losses for goodwill and indefinite — lived intangible assets that arise due to the initial application of this Statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. As of January 31, 2002, the impact of adopting the provisions of SFAS No. 142 on the Trust’s financial position, results of operations and cash flows would not be material since as of this date the Trust’s goodwill and indefinite intangibles are not determined to be impaired. The impact of adopting this Statement on its effective date is not yet estimable since fact and circumstances that could impact the impairment estimation will need to be evaluated as of that date.

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. The provisions of

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

this statement address the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The provisions of this Statement become effective for fiscal years beginning after June 15, 2002. Although the Statement allows for early adoption prior to becoming effective, the Trust has no plans for to adopt the provision of SFAS No. 143 prior to the effective date. Therefore, this Statement will be adopted by the Trust at the beginning of fiscal year May 1, 2003. As of January 31, 2002 the impact of adopting the provisions of this Statement on the Trust’s financial position, results of operations and cash flow would not be material as the Trust did not currently retire any tangible long-lived assets. The impact of adopting this Statement on its effective date is not yet estimable since fact and circumstances that could impact retirement costs and obligations will depend on future retirements of long-lived assets.

      In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of, and the accounting and reporting provision of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in the Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this statement become effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Although the statement provides for early adoption prior to becoming effective, the Trust has no plans to adopt this Statement prior to the effective date. Therefore, this Statement is will be adopted by the Trust at the beginning of fiscal year May 1, 2002.

      This statement does not materially change the measurement of impairment for long-lived assets to “be held or used.” Instead, it provides guidance on measuring impairment of long-lived assets to “be held and used.” As of January 31, 2002, the Trust did have long-lived assets that are being “held and used” (primarily real estate) as part of its normal business operations of a REIT. The Trust has implemented its measuring of impairment for assets “held and used” in accordance with the implementation guidance in SFAS No. 144 which is consistent with SFAS No. 121 and therefore this Statement has no material impact on the Trust’s financial position, results of operations and cash flows.

      SFAS No. 144 also has some provisions, primarily guidance, on implementation of the provisions of SFAS No. 122, that apply to long-lived assets to be disposed of “other than by sale” and long-lived assets to be disposed of “by sale.” As of January 31, 2002, the Trust did not have any long-lived assets within these categories and therefore the application as of that date does not have any material impact on the financial position, results of operations, and cash flows. The impact of adopting the provisions of this Statement for long-lived assets to be disposed of “other than by sale” or “by sale” on its effective date is not yet estimable since facts and circumstances have not yet occurred that would cause the Trust to classify properties in either of these categories.

Note 3 — Earnings Per Share

      Earnings per share (“EPS”) is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding for the period. The company has no outstanding warrants, convertible stock, or other contractual obligations requiring issuance of additional common shares that would result in a dilution of earnings.

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The exchange of outstanding operation partnership units for common shares will have no effect on EPS as unit-holders and shareholders presently share equally in the net income of the operating partnership.

      The following table reconciles amounts reported in the consolidated financial statements for the nine months ended January 31, 2002 and 2001.

	Nine Months	Nine Months
	Ended	Ended
	01/31/02	01/31/01

NUMERATOR
Net income applicable to shares	$7,961,895	$6,556,057

Numerator for basic earnings per share	7,961,895	6,556,057
Minority interest portion of operating partnership income	2,787,789	1,390,602

Numerator for diluted earnings per share	10,749,684	7,946,659

DENOMINATOR
Denominator for basic earnings per share
Weighted average shares	24,875,028	22,932,316
Effect of dilutive securities
Convertible operating partnership units	8,118,521	5,396,300

Denominator for diluted earnings per share	32,993,549	28,328,617

Basic earnings per share	$.32	$.28
Diluted earnings per share	$.32	$.28

Note 4 — Mortgage Loan Receivable

      Mortgage loans receivable consist of eight contracts, which are collateralized by real estate. Contract terms call for monthly payments of principals and interest. Interest rates range from seven percent (7%) to 11%. Mortgage loans receivable have been evaluated for possible losses considering repayment history, market value of underlying collateral, and economic conditions.

      Future principal payments due under the mortgage loan contracts as of January 31, 2002, are as follows:

Year Ended April 30,

2002	$7,699,771
2003	106,346
2004	40,473
2005	0
2006	0
Later years	130,000

$7,976,590

      There were no significant non-performing mortgage loans receivable as of January 31, 2002. Non-performing loans are recognized as impaired in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The average balance of impaired loans for the period ended January 31, 2002, was not significant. For impairment recognized in conformity with FASB statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. Additional interest income that would have been earned on loans if they had not been non-performing was not significant in this period. There was not interest income on non-performing loans recognized on a cash basis for the period ended January 31, 2002.

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Investment Certificates Issued

      The trust has placed investment certificates with the public. The interest rates vary from five percent (5%) to nine percent (9%) per annum, depending on the term of the security. Total securities maturing within fiscal years ended April 30, are shown below. Interest is paid annually, semiannually, or quarterly on the anniversary date of the security.

Year Ended April 30,

2002	$2,903,359
2003	10,381,817
2004	1,977,468
2005	1,930,497
2006	2,149,234
Later years	2,239,088

$21,581,463

Note 6 — UPREIT Loan Program — Loan to Trustee

      On January 16, 2002, IRET’s Board authorized an UPREIT unit loan program available to holders of $1,000,000 or more of limited partnership units in IRET’s operating partnership. IRET will lend up to 50% of the value of the units based on the closing price of IRET shares on the NASDAQ market for a term of two years or less, secured by the borrower’s limited partnership units in IRET Properties, at a variable interest rate 1.5% over the interest rate charged IRET by its participating lender. The interest rate adjusts on the first of each month. IRET charges a .5% loan fee.

      On January 30, 2002, a $3,500,000.00 loan, pursuant to the UPREIT Loan Program, was made to Steven B. Hoyt, a member of IRET’s Board of Trustees. The IRET Board of Trustees approved the loan.

      The terms of the loan require Mr. Hoyt to make quarterly interest payments, beginning April 1, 2002, with the full balance of the principle sum due on or before January 31, 2004. The initial interest rate is equal to the Wall Street Journal Prime Rate plus one and one-half percent (1.5%), as of January 31, 2002 for an interest rate of 6.25%. The agreement also required the borrower to pay an origination fee of one-half percent (.5%), of the principle balance. The borrower paid a fee of $17,500.00 on the date of the loan.

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 — Segment Reporting

      The following information summarizes IRET’s segment reporting for residential and commercial properties along with reconciliations to the consolidated financial statements:

Nine Months Ended January 31, 2002

	Commercial	Residential	Total

Segment Revenue
Rental Revenue	$23,618,154	$44,124,766	$67,742,920

Segment Expenses
Mortgage Interest	$9,116,941	$12,446,858	$21,563,799
Utilities and Maintenance	1,337,793	7,825,100	9,162,893
Real Estate Taxes	1,813,924	4,823,551	6,637,475
Insurance	151,302	854,262	1,005,564
Property Management	708,647	4,459,497	5,168,144

Total Segment Expense	$13,128,607	$30,409,268	$43,537,875

Segment Gross Profit	$10,489,547	$13,715,498	$24,205,045

Reconciliation to consolidated operations:
Interest Discounts and Fee Revenue			$817,987
Other Interest Expense			(1,055,360)
Depreciation			(11,372,808)
Administrative Expense and Trustee Fees			(1,138,337)
Operating Expenses			(415,944)
Amortization			(403,613)

Income Before Gain/ Loss on Properties and Minority Interest			$10,636,970

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Nine Months Ended January 31, 2001

	Commercial	Residential	Total

Segment Revenue
Rental Revenue	$13,162,852	$40,964,407	$54,127,259

Segment Expenses
Mortgage Interest	$5,774,542	$11,764,370	$17,538,912
Utilities and Maintenance	692,954	7,541,675	8,234,629
Taxes	931,096	4,316,766	5,247,862
Insurance	71,111	458,175	529,286
Property Management	266,935	4,053,165	4,320,100

Total Segment Expense	$7,736,638	$28,134,151	$35,870,789

Segment Gross Profit	$5,426,214	$12,830,256	$18,256,470

Reconciliation to consolidated operations:
Interest Discounts and Fee Revenue			$713,382
Other Interest Expense			(540,543)
Depreciation			(8,802,084)
Advisory and Trust Fees			(1,113,520)
Operating Expenses			(265,454)
Amortization			(335,491

Income Before Gain/ Loss on Properties and Minority Interest			$7,912,760

Segment Assets and Accumulated Depreciation

Quarter Ended January 31, 2002

	Commercial	Residential	Total

Segment Assets Property Owned	$277,091,920	$382,529,618	$659,621,538
Less Accumulated Depreciation	(15,876,795)	(39,123,080)	(54,999,875)

Total Property Owned	$261,215,125	$343,406,538	$604,621,663

     Year Ended April 30, 2001

	Commercial	Residential	Total

Segment Assets Property Owned	$230,058,846	$361,577,622	$591,636,468
Less Accumulated Depreciation	(11,796,966)	(32,296,179)	$(44,093,145)

Total Property Owned	$218,216,880	$329,281,443	$547,543,323

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Pro Forma Condensed Financial Information — Newly Acquired Properties (unaudited)

      IRET acquired the following real estate during the nine months ended January 31, 2002:

	Date of	Total Purchase Price
Property Description	Acquisition	(Including all closing costs)

Cottage Grove Center — 15,217 sq. ft. — Strip Mall, Cottage Grove, MN	07/06/01	$1,101,550
Interlachen Corporation Center — 105,084 sq. ft — Multi-tenant Office Building — Edina, MN	08/10/01	16,691,307
Canyon Lake Plaza Apartments — 78,701 sq. ft. — 109-unit Apartment Community — Rapid City, SD	09/27/01	4,270,607
Bloomington Business Plaza — 114,819 sq. ft. — Multi-tenant Office Building — Bloomington, MN	10/01/01	7,405,669
Applewood on the Green — 87,200 sq. ft. — 234-unit Apartment Community — Omaha, NE	10/31/01	10,364,745
Stone Container — 229,072 sq. ft. — Industrial Building —
Roseville, MN	12/20/01	8,229,182
Thresher Square — 113,736 sq. ft. — Multi-tenant Office Building — Minneapolis, MN	01/02/02	11,119,958

Total		$59,183,018

      The following unaudited pro forma information was prepared as if the above transactions had occurred on May 1, 2001, the beginning of IRET’s current fiscal year. The pro forma financial information is based upon the rent rolls and expected expenses for each property on the date of its actual acquisition. This pro forma information is not necessarily indicative of the consolidated results which would have occurred if all of the transactions had been consummated on May 1, 2001, nor do they purport to represent the results of operations for future periods.

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended January 31, 2002
(Unaudited)

      The pro forma consolidated statement of operations (unaudited) for the nine months ended January 31, 2002, is presented as if the real estate acquisition had been completed at the beginning of the period May 1, 2001, rather than on the actual acquisition or closing date.

		Nine Months
		Ended
	Nine Months	Acquisitions	Total
	Ended	Pro Forma	Consolidated
	01/31/02	Adjustments	Pro Forma

REVENUE
Real Estate Rentals	$67,742,920	$4,590,325	$71,722,485
Interest, Discounts and Fees	817,987	0	817,987

Total Revenue	$68,560,907	$4,590,325	$72,540,472

EXPENSES
Interest	$22,619,159	$1,296,052	$23,915,211
Depreciation	11,372,808	603,852	11,976,660
Utilities and Maintenance	9,162,893	770,023	9,932,916
Taxes	6,637,475	460,408	7,097,883
Insurance	1,005,564	30,315	1,035,879
Property Management Expenses	5,168,144	167,881	5,336,025
Administrative Expenses and Trustee Services	1,138,337	0	1,138,337
Operating Expenses	415,944	0	415,944
Amortization	403,613	0	403,613

Total Expenses	$57,923,937	$3,328,531	$61,252,468

INCOME BEFORE GAIN/LOSS ON PROPERTIES AND MINORITY INTEREST	$10,636,970	$1,261,793	$11,288,004
GAIN ON SALE OF PROPERTIES	327,678	0	327,678
MINORITY INTEREST PORTION OF OPERATING PARTNERSHIP INCOME	$(3,002,753)	$(317,972)	$(3,166,813)

NET INCOME	$7,961,895	$943,821	$8,448,869

Net income per share (basic and diluted)	$.32	$.04	$.36

Note 9 — Market Price Range of Shares

      For the nine months ended January 31, 2002, a total of 5,095,292 shares were traded in 8,494 separate trades. The high trade price during the period was $10.49, the low was $8.25, and the closing price on January 1, 2002, was $9.63. For the nine months ended January 31, 2001, a total of 3,049,647 shares were traded in 3,788 separate trades. The high trade price during the period was $8.50, the low was $7.37, and the closing price on January 1, 2001, was $8.094.

INVESTORS REAL ESTATE TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 — Subsequent Events

      1. Dividend Declaration — On February 13, 2002, the Board of Trustees of IRET declared a dividend of $0.152 per share, payable April 1, 2002, to shareholders of record at the close of business on March 15, 2002.

      2. Disposal of Vacant Building — IRET’s Board, at its January 16, 2002 meeting, authorized the donation to a Minot charity of the vacant retail building at 114 South Main Street. The undepreciated investment in this building of approximately $35,000 will be charged to net income in the 4th Quarter.

      3. Application to list IRET Shares of Beneficial Interest on National NASDAQ Market — IRET has filed an application with NASDAQ and paid the $100,000 fee to have its shares of Beneficial Interest trade on the National NASDAQ market instead of the NASDAQ SmallCap market where they have traded since October of 1997. We expect this listing change to occur during the 4th quarter of fiscal 2002.

INDEPENDENT AUDITOR’S REPORT

Board of Trustees

Investor Real Estate Trust
and Subsidiaries
Minot, North Dakota

      We have audited the accompanying consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Real Estate Trust and Subsidiaries as of April 30, 2001 and 2000, and the consolidated results of its operations and cash flows for the years ended April 30, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Brady Martz and Associates, P.C.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota, USA
May 23, 2001

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

April 30, 2001 and 2000

	2001	2000

ASSETS
REAL ESTATE INVESTMENTS
Property owned	$591,636,468	$449,919,890
Less accumulated depreciation	(44,093,145)	(33,232,952)

	$547,543,323	$416,686,938
Mortgage loans receivable	1,037,095	1,529,578

Total real estate investments	$548,580,418	$418,216,516
OTHER ASSETS
Cash	$6,356,063	$3,449,264
Marketable securities — held-to-maturity	2,351,248	2,601,420
Marketable securities — available for sale	660,865	572,811
Rent receivable	1,925,429	1,055,922
Real estate deposits	522,500	768,850
Prepaid and other assets	799,973	577,624
Tax and insurance escrow	4,323,960	3,218,603
Furniture & Fixtures	187,313	0
Goodwill	1,550,246	0
Deferred charges and Leasing Costs	3,064,109	2,517,289

TOTAL ASSETS	$570,322,124	$432,978,299

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$8,252,758	$6,343,595
Notes payable	0	6,452,420
Mortgages payable	368,956,930	265,056,767
Investment certificates issued	11,876,417	10,087,256

Total Liabilities	$389,086,105	$287,940,038

MINORITY INTEREST IN PARTNERSHIPS	$3,287,665	$0

MINORITY INTEREST OF UNIT HOLDERS IN OPERATING PARTNERSHIP	$59,003,194	$35,117,670

SHAREHOLDER’S EQUITY
Shares of beneficial interest (unlimited authorization, no par value, 24,068,346 shares outstanding in 2001 and 22,452,069 shares outstanding in 2000)	$132,148,768	$119,233,172
Accumulated distributions in excess of net income	(13,073,157)	(9,094,076)
Accumulated other comprehensive loss	(130,451)	(218,505)

Total shareholders’ equity	$118,945,160	$109,920,591

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$570,322,124	$432,978,299

The accompanying notes are an integral part of these financial statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended April 30, 2001, 2000 and 1999

	2001	2000	1999

REVENUE
Real estate rentals	$74,800,722	$54,257,881	$38,785,287
Interest, discounts and fees	966,428	1,187,312	1,141,975

Total revenue	$75,767,150	$55,445,193	$39,927,262

EXPENSES
Interest	$25,231,398	$17,014,170	$12,101,981
Depreciation	12,299,532	8,460,112	5,966,874
Utilities and maintenance	11,546,566	8,044,530	6,356,483
Taxes	7,545,182	5,282,361	4,025,559
Insurance	831,963	476,962	384,203
Property management expenses	5,784,423	4,290,275	3,288,267
Loss on Impairment of Properties	0	1,319,316	0
Administrative Expenses	1,057,469	0	0
Advisory and trustee services	423,227	1,159,120	844,901
Operating expenses	431,390	633,692	402,641
Amortization	428,188	216,097	154,677

Total expenses	$65,579,338	$46,896,635	$33,525,586

INCOME BEFORE GAIN/LOSS ON PROPERTIES AND MINORITY INTEREST	$10,187,812	$8,548,558	$6,401,676
GAIN ON SALE OF PROPERTIES	601,605	1,754,496	1,947,184
MINORITY INTEREST PORTION OF OPERATING PARTNERSHIP INCOME	(2,095,177)	(1,495,209)	(744,725)

NET INCOME	$8,694,240	$8,807,845	$7,604,135

Net income per share (basic and diluted)	$.38	$.42	$.44

The accompanying notes are an integral part of these financial statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended April 30, 2001, 2000 and 1999

				Accumulated
				Other
		Shares of	Distributions in	Comprehensive	Total
	Number of	Beneficial	Excess of Net	Income	Shareholder’s
	Shares	Interest	Income	(Loss)	Equity

BALANCE May 1, 1998	16,391,412	$74,708,559	$(6,666,555)	$110,622	$68,152,626
Comprehensive Income
Net income	0	0	7,604,135	0	7,604,135
Unrealized loss on securities available for sale	0	0	0	(167,189)	(167,189)

Total comprehensive income					$7,436,946
Dividends distributed	0	0	(8,193,538)	0	(8,193,538)
Dividends reinvested	762,051	5,389,464	0	0	5,389,464
Sale of shares	2,368,504	16,284,684	0	0	16,284,684
Shares repurchased	(455,013)	(3,286,888)	0	0	(3,286,888)

BALANCE APRIL 30, 1999	19,066,954	$93,095,819	$(7,255,958)	$(56,567)	$85,783,294
Comprehensive income
Net income	0	0	8,807,845	0	8,807,845
Unrealized loss on securities available for sale	0	0	0	(161,938)	(161,938)

Total comprehensive income					$8,645,907
Dividends distributed	0	0	(10,645,963)	0	(10,645,963)
Dividend reinvestment plan	803,192	6,330,301	0	0	6,330,301
Sales of shares	3,115,789	24,022,246	0	0	24,022,246
Shares repurchased	(533,866)	(4,215,194)	0	0	(4,215,194)

BALANCE APRIL 30, 2000	22,452,069	$119,233,172	$(9,094,076)	$(218,505)	$109,920,591
Comprehensive Income
Net income	0	0	8,694,240	0	8,694,240
Unrealized gain on securities available for sale	0	0	0	88,054	88,054

Total comprehensive income					$8,782,294
Dividends distributed	0	0	(12,673,321)	0	(2,673,321)
Dividend reinvestment plan	273,155	2,230,445	0	0	2,230,445
Sale of shares	1,383,908	11,001,509	0	0	11,001,509
Fractional Shares repurchased	(40,786)	(316,358)	0	0	(316,358)

BALANCE APRIL 30, 2001	24,068,346	$132,148,768	$(13,073,157)	$(130,451)	$118,945,160

The accompanying notes are an integral part of these financial statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended April 30, 2001, 2000 and 1999

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,694,240	$8,807,845	$7,604,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,727,720	8,676,209	6,121,551
Minority interest portion of operating partnership income	2,095,177	1,495,209	744,725
Accretion of discount on contracts	0	(1,506)	(2,920)
Gain on sale of properties	(601,605)	(1,754,496)	(1,947,184)
Loss on impairment of properties	0	1,319,316	0
Interest reinvested in investment certificates	360,181	363,935	408,097
Effects on operating cash flows due to changes in:
Real estate deposits	246,350	(467,950)	2,192,813
Rent receivable	(990,213)	(1,055,922)	0
Other assets	(201,547)	(283,838)	(11,884)
Tax and insurance escrow	(1,105,357)	(1,457,408)	(507,127)
Deferred charges	(805,364)	(1,319,634)	(480,413)
Accounts payable and accrued expenses	1,909,163	1,955,325	1,541,190

Net cash provided from operating activities	$22,328,745	$16,277,085	$15,662,983

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of marketable securities held-to-maturity	$250,172	$363,014	$572,104
Principal payments on mortgage loans receivable	613,934	492,547	372,155
Proceeds from sale of property	0	7,326,563	435,787
Payments for acquisitions and improvement of properties	(72,319,419)	(121,931,571)	(45,325,061)
Purchase of marketable securities available-for-sale	0	0	(181,250)
Investment in mortgage loans receivable	(4,709,838)	(6,291,617)	(7,655,061)

Net cash used for investing activities	$(76,165,151)	$(120,041,064)	$(51,781,326)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of shares, net of issue costs	$11,001,509	$24,022,246	$16,284,684
Proceeds from investment certificates issued	3,257,574	3,769,003	4,591,528
Proceeds from mortgages payable	79,369,000	93,969,098	32,326,973
Repurchase of shares and minority interest units	(5,497,952)	(4,832,012)	(3,534,813)
Dividends paid	(5,963,290)	(4,315,662)	(2,804,074)
Distributions paid to minority interest unit-holders	(3,059,078)	(1,846,104)	(791,458)
Redemption of investment certificates	(1,828,594)	(5,815,818)	(3,599,050)

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	2001	2000	1999

Principal payments on mortgage loans	(14,083,544)	(7,902,981)	(3,774,614)
Net increase (decrease) in short-term lines of credit	(6,452,420)	6,452,420	(1,000,000)

Net cash provided from financing activities	$56,743,205	$103,500,190	$37,699,176

NET INCREASE (DECREASE) IN CASH	$2,906,799	$(263,789)	$1,580,833
CASH AT BEGINNING OF YEAR	3,449,264	3,713,053	2,132,220

CASH AT END OF YEAR	$6,356,063	$3,449,264	$3,713,053

SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Dividend reinvestment plan	$2,230,445	$6,330,301	$5,389,464
Real estate investment and mortgage loans receivable acquired through assumption of mortgage loans payable and accrual of costs	38,611,547	4,049,568	12,458,735
Mortgage loan receivable transferred to property owned	4,709,838	15,000,000	0
Proceeds from sale of properties deposited directly with escrow agent	4,093,684	0	6,863,691
Properties and goodwill acquired through the issuance of Minority interest units in the operating partnership	25,543,524	21,602,841	6,485,927
Minority partner interest in Southdale Medical Center	3,287,655	0	0
Interest reinvested directly in investment certificates	360,181	363,935	408,097
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest paid on mortgages	$23,763,584	$15,670,488	$10,998,722
Interest paid on investment certificates	745,391	544,977	895,214

	$24,508,975	$16,215,465	$11,893,936

The accompanying notes are an integral part of these financial statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2001, 2000 and 1999

Note 1 — Nature of Operations and Significant Accounting Policies

      Nature of Operations. Investors Real Estate Trust qualifies under Section 856 of the Internal Revenue Code as a real estate investment trust. The Trust has properties located primarily throughout the Upper Midwest, with principal offices located in Minot, North Dakota. The Company invests in commercial and residential real estate, real estate contracts, real estate related governmental backed securities (GNMA), and equity securities in other real estate investment trusts. Rental revenue from residential properties represents the major source of revenues for the Trust.

      Effective February 1, 1997, the Trust reorganized its structure in order to convert to Umbrella Partnership Real Estate Investment Trust (UPREIT) status. The Trust established an operating partnership (IRET Properties, a North Dakota Limited Partnership) with a wholly owned corporate subsidiary acting as its sole general partner (IRET, Inc., a North Dakota Corporation). At that date, the Trust transferred substantially all of its assets and liabilities to the operating partnership in exchange for general partnership units.

      The general partner has full and exclusive management responsibility for the real estate investment portfolio owned by the operating partnership. The partnership is operated in a manner that allows IRET to continue its qualification as a real estate investment trust under the Internal Revenue Code.

      All limited partners of the operating partnership have “exchange rights” allowing them, at their option, to exchange their limited partnership units for shares of the Trust on a one for one basis. The exchange rights are subject to certain restrictions including no exchanges for at least one year following the acquisition of the limited partnership units. The operating partnership distributes cash on a quarterly basis in the amounts determined by the Trust, which results in each limited partner receiving a distribution equivalent to the dividend received by a Trust shareholder.

      Effective July 1, 2000, the Trust became self-administered as a result of the acquisition of its former advisory company, Odell-Wentz & Associates, LLC. Virtually all officers and employees of Odell-Wentz & Associates, LLC were retained by the Trust. Please refer to Note 9 for information concerning the impact of this acquisition on the accompanying financial statements.

      Basis of Presentation. The consolidated financial statements include the accounts of Investors Real Estate Trust and all of its subsidiaries in which it maintains a controlling interest. The Trust is the sole shareholder of IRET, Inc., which is the general partner of the operating partnership, IRET Properties. The trust is also the sole shareholder of Miramont IRET Inc. and Pine Cone IRET Inc., both of which are invested in real estate.

      The Trust is the sole shareholder of the following entities: Forest Park -IRET, Inc., Thomasbrook -IRET, Inc., Dakota -IRET, Inc., MedPark -IRET, Inc., Flying Cloud -IRET, Inc., Meadows 2 -IRET, Inc., and IRET -Ridge Oaks, LLC. These entities are the sole general partners and IRET Properties is the sole limited partner for the following limited partnerships, respectively: Forest Park Properties, a North Dakota Limited Partnership; Thomasbrook Properties, a Nebraska Limited Partnership; Dakota Hill Properties, a Texas Limited Partnership; MedPark Properties, a North Dakota Limited Partnership; and 7901 Properties L.P., a Minnesota Limited Partnership, Meadows 2 Properties, LP, a North Dakota Limited Partnership, and Ridge Oaks, LP, an Iowa Limited Partnership. IRET Properties is also the sole owner of Health Investors Business Trust. These entities are all invested in real estate and are primarily formed and acquired for the beneficial ownership of certain properties that may be encumbered by mortgage indebtedness.

      The consolidated financial statements also include the ownership of a controlling interest in Minnesota Medical Investors LLC, SMB Operating Company LLC, and SMB MM LLC, collectively known as Southdale Medical Center. These companies are accounted for under the consolidation method of accounting.

      All material inter-company transactions and balances have been eliminated in the consolidated financial statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Accounting Policies

      New Accounting Pronouncements. The Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition,” which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Trust’s accounting policies comply with SAB 101 in all material respects.

      Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Certain provisions of SFAS 133 were amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” an amendment of Statement 133.” SFAS 133 has no impact as the Trust does not currently use derivatives.

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Property Owned. Real estate is stated at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Refurbishment type costs such as property-wide painting, carpeting, wallpaper, tiling, replacement of worn out appliances, replacement of worn out bathroom fixtures, replacement of worn out windows, siding, roofs, walkways, parking lots or landscaping, and any other type of refurbishment activity is capitalized. Interest, real estate taxes, and other development costs relating to the acquisition and development of certain qualifying properties are also capitalized. Expenditures for routine maintenance and repairs, such as individual apartment painting, wallpapering, cleaning, and appliance repair, which do not add to the value or extend useful lives are charged to expense as incurred. The Trust assesses whether there has been an impairment in the value of its real estate by comparing its carrying amount to the aggregate undiscounted future cash flows without interest charges. Such cash flows consider factors such as expected future operating income, trends and prospects as well as the effects of demand, competition and other economic factors. Such market factors include a lessee’s ability to pay rent under the terms of the lease. If a property is leased at a significantly lower rent, the Trust may recognize a loss if the income stream is not sufficient to recover its investment. If impairment is determined to be present, the loss is measured as the amount by which the carrying value exceeds the property’s fair value.

      The fair value of the property is the amount which would be recoverable upon the disposition of the property. Techniques used to establish fair value include present value of estimated expected future cash flows using a discount rate commensurate with the risks involved, or appraised value.

      Real Estate Held for Sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.

      In the normal course of business the Trust will receive offers for sale of its properties, either solicited or unsolicited. For those offers that are accepted, the prospective buyer will usually acquire a due diligence period before consummation of the transaction. It is not unusual for matters to arise that result in the withdrawal or rejection of the offer during this process. As a result, real estate is not classified as “held for sale” until it is likely, in the opinion of management, that a property will be disposed of in the near term, even if sale negotiations for such property are currently under way. There were no properties considered “held for sale” at April 30, 2001 or 2000.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Furniture and Fixtures consists of office furniture, fixtures, and equipment located at the Trust’s operational head quarters and are stated at cost net of accumulated depreciation. Accumulated depreciation was $215,757 and $0 at April 30, 2001 and 2000, respectively.

      Depreciation is provided to amortize the cost of individual assets over their estimated useful lives using principally the straight-line method. Useful lives range from five to twelve years for furniture and fixtures to 20 — 40 years for buildings and improvements.

      Mortgage Loans Receivable are shown at cost. Interest income is accrued and reflected in the related balance.

      Allowance for Doubtful Accounts. The Trust evaluates the need for an allowance for doubtful accounts periodically. In performing its evaluation, management assesses the recoverability of individual real estate mortgage loans and rent receivables by a comparison of their carrying amount with their estimated net realizable value.

      Marketable Securities. The Trust’s investments in securities are classified as securities “held-to-maturity” and securities “available-for-sale.” The securities classified as “available-for-sale” consist of equity shares in other real estate investment trusts and are stated at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in shareholders’ equity. Cost of securities sold are recognized on the basis of specific identification. The securities classified as “held-to-maturity” consist of Government National Mortgage Association securities for which the Trust has positive intent and ability to hold to maturity. They are reported at cost, adjusted by amortization of premiums and accretion of discounts which are recognized in interest income using the straight-line method over the period to maturity which approximates the effective interest method.

      Real Estate Deposits consist of funds held by an escrow agent to be applied toward the purchase of real estate qualifying for gain deferral as a like-kind exchange of property under Section 1031 of the Internal Revenue Code. It also consists of earnest money, or “good faith deposits,” to be used by the Trust toward the purchase of property or the payment of loan costs associated with loan refinancing.

      Goodwill is amortized on a straight-line basis over a period of 15 years. The Trust periodically reviews goodwill for impairment and if a permanent decline in value has occurred, the Trust will reduce its goodwill balance to fair value. Accumulated amortization of goodwill was $91,191 and $0 at April 30, 2001 and 2000, respectively.

      Deferred Leasing and Loan Acquisition Costs. Costs and commissions incurred in obtaining tenant leases are amortized on the straight-line method over the terms of the related leases. Costs incurred in obtaining long-term financing are amortized over the life of the loan and charged to amortization expense over the terms of the related debt agreements.

      Minority Interest. Interests in the operating partnership held by limited partners are represented by operating partnership units. The operating partnerships’ income is allocated to holders of units based upon the ratio of their holdings to the total units outstanding during the period. Capital contributions, distributions, and profits and losses are allocated to minority interests in accordance with the terms of the operating partnership agreement.

      The Trust reflects minority interests in the Southdale Medical Center on the balance sheet for the portion of properties consolidated by the Trust that are not wholly owned by the Trust. The earnings or losses from these properties attributable to the minority interests are reflected as limited partner minority interests in the consolidated statements of operations.

      Net Income per Share. Effective May 1, 1998, the Trust adopted Statement of Financial Accounting Standard No. 128, Earnings Per Share. Basic net income per share is computed using the weighted average number of shares outstanding. There is potential for dilution of net income per share due to the conversion

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option of operating partnership units. However, basic and diluted net income per share are the same. The computation of basic and diluted net income per share can be found in Note 12.

      Income Taxes. The Trust intends to continue to qualify as a real estate investment trust as defined by the Internal Revenue Code and, as such, will not be taxed on the portion of the income that is distributed to the shareholders, provided at least 90% of its real estate investment trust taxable income is distributed and other requirements are met. The Trust intends to distribute all of its taxable income and realized capital gains from property dispositions within the prescribed time limits and, accordingly, there is no provision or liability for income taxes shown on the financial statements.

      UPREIT status allows non-recognition of gain by an owner of appreciated real estate if that owner contributes the real estate to a partnership in exchange for a partnership interest. The UPREIT concept was born when the non-recognition provisions of Section 721 of the Internal Revenue Code were combined with “Exchange Rights” which allow the contributing partner to exchange the limited partnership interest received in exchange for the appreciated real estate for the Trust stock. Upon conversion of the partnership units to Trust shares, a taxable event occurs for that limited partner. Income or loss of the operating partnership shall be allocated among its partners in compliance with the provisions of the Internal Revenue Code Section 701(b) and 704(c).

      Revenue Recognition. Residential rental properties are leased under operating leases with terms generally of one year or less. Commercial properties are leased under operating leases to tenants for various terms exceeding one year. Lease terms often include renewal options. Rental revenue is recognized on the straight-line basis, which averages minimum required rents over the terms of the leases. Rents recognized in advance of collection is reflected as rent receivable, net of allowance for doubtful accounts of $120,314 and $0 as of April 30, 2001 and 2000, respectively.

      A number of the commercial leases provide for a base rent plus a percentage rent based on gross sales in excess of a stipulated amount. These percentage rents are recorded once the required sales level is achieved and are included in rental income at that time. These leases also typically provide for tenant reimbursement of common area maintenance and other operating expenses.

      Profit on sales of real estate shall be recognized in full when real estate is sold, provided the profit is determinable, that is, the collectibility of the sales price is reasonably assured or the amount that will be collectible can be estimated and the earnings process is virtually complete, that is, the seller is not obliged to perform significant activities after the sale to earn the profit. Any gain or loss on the sale of disposition is recognized in accordance with accounting principles generally accepted in the United States of America.

      Interest on mortgage loans receivable is recognized in income as it accrues during the period the loan is outstanding. In the case of non-performing loans, income is recognized as discussed in Note 4.

      Reclassifications. Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.

      The Dividend Reinvestment Plan is available to all shareholders of the Trust. Under the Dividend Reinvestment Plan, shareholders may elect for their dividends to be used by the plan administrator to acquire additional shares on the NASDAQ SmallCap Market or, if not available, directly from the Trust. Amounts are deposited with the plan administrator in advance of the dividend date to acquire shares for dividend reinvestment.

Note 2 — Off-Balance-Sheet Risk

      The Trust had deposits at First Western Bank, Bremer Bank, and First International Bank which exceeded Federal Deposit Insurance Corporation limits by $3,844,663, $785,073 and $561,155, respectively, at April 30, 2001.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Property Owned Under Lease

      Property consisting principally of real estate owned under lease is stated at cost less accumulated depreciation and is summarized as follows:

	April 30, 2001	April 30, 2000

Residential	$361,577,622	$329,205,116
Less accumulated depreciation	(32,296,179)	(25,029,645)

	$329,281,443	$304,175,471

Commercial	$230,058,846	$120,714,774
Less accumulated depreciation	(11,796,966)	(8,203,307)

	$218,261,880	$112,511,467

Remaining Cost	$547,543,323	$416,686,938

      There were no repossessions during the years ended April 30, 2001 and 2000.

      The above cost of residential real estate owned included construction in progress of $6,307,018 and $6,190,287 as of April 30, 2001 and 2000, respectively. As of April 30, 2001, the trust expects to fund approximately $3,500,000 during the upcoming year to complete these construction projects. The Trust also has outstanding offers to purchase selected properties as part of their normal operations. As of April 30, 2001, significant signed purchase commitments are estimated at $23,400,000 for the upcoming year.

      Construction period interest of $316,644, $404,089 and $211,882 has been capitalized for the years ended April 30, 2001, 2000 and 1999, respectively.

      Residential apartment units are rented to individual tenants with lease terms up to one year. Gross revenues from residential rentals totaled $55,806,712, $42,379,855 and $33,010,126 for the years ended April 20, 2001, 2000 and 1999, respectively.

      Gross revenues from commercial property rentals totaled $18,994,010, $11,878,026 and $5,775,161 for the years ended April 30, 2001, 2000 and 1999, respectively. Commercial properties are leased to tenants under terms of leases expiring at various dates through 2024. Lease terms often include renewal options. In addition, a number of the commercial leases provide for a base rent plus a percentage rent based on gross sales in excess of a stipulated amount. Rents based on a percentage of sales totaled $124,092, $102,659 and $101,032 for the years ended April 30, 2001, 2000 and 1999, respectively.

      The future minimum lease payments to be received under these operating leases for the commercial properties as of April 30, 2000, are as follows:

Year Ending April 30,

2002	$20,379,372
2003	19,239,427
2004	18,626,368
2005	17,681,872
2006	16,268,305
Thereafter	126,659,158

$218,854,502

      Loss on impairment of two commercial properties totaled $1,319,316 for the year ended April 30, 2000. Impairment losses were determined based on present value of estimated expected future cash flows from each property. The carrying value of First Avenue Building, located in Minot, North Dakota, was reduced by

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$311,202. The carrying value of a commercial building located in Boise, Idaho was reduced by $1,008,114. There were no losses on impairment of properties for the years ended April 30, 2001 and 1999.

Note 4 — Mortgage Loans Receivable

      Mortgage loans receivable consists of seven contracts which are collateralized by real estate. Contract terms call for monthly payments of principals and interest. Interest rates range from seven percent (7%) to 11%. Mortgage loans receivable have been evaluated for possible losses considering repayment history, market value of underlying collateral, and economic conditions.

      Future principal payments due under the mortgage loans contracts as of April 30, 2001, are as follows:

Year Ending April 30,

2002	$765,530
2003	98,252
2004	43,313
2005	0
2006	0
Later years	130,000

$1,037,095

      There were no significant non-performing mortgage loans receivable as of April 30, 2001 and 2000. Non-performing loans are recognized as impaired in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The average balance of impaired loans for the years ended April 30, 2001 and 2000 was not significant. For impairment recognized in conformity with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. Additional interest income that would have been earned on loans if they had not been non-performing was not significant in 2001, 2000, or 1999. There was no interest income on non-performing loans recognized on a cash basis for 2001, 2000, and 1999.

Note 5 — Marketable Securities

      The amortized cost and estimated market values of marketable securities held-to-maturity at April 30, 2001 and 2000 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2001	Cost	Gains	Losses	Fair Value

ISSUER GNMA	$2,351,248	$80,159	$77,389	$2,354,018

2000

ISSUER GNMA	$2,601,420	$34,608	$159,785	$2,476,243

      The amortized cost and estimated market values of marketable securities available-for-sale at April 30, 2001 and 2000 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2001	Cost	Gains	Losses	Fair Value

Equity shares in other REIT’s	$791,316	$97,209	$227,660	$660,865

2000

Equity shares in other REIT’s	$791,316	$65,338	$283,843	$572,811

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      There were no realized gains or losses on sales of securities for the years ended April 30, 2001, 2000 and 1999.

      Marketable securities held-to-maturity consists of Governmental National Mortgage Association (GNMA) securities bearing interest from 6.5% to 9.5% with maturity dates ranging from May 15, 2016, to September 15, 2023. The following is a summary of the maturities of securities held-to-maturity at April 30, 2001 and 2000:

	2001		2000

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due After 10 years	$2,351,248	$2,354,018	$2,601,420	$2,476,243

Note 6 — Notes Payable

      As of April 30, 2001, the trust had lines of credit available from three financial institutions. An unsecured line of credit was issued by First Western Bank & Trust in the amount of $4,000,000 carrying an interest rate equal to prime and maturing August 15, 2002, the weighted average interest rate for year ended April 30, 2001 was 9.46%. A second unsecured line of credit from First International Bank & Trust was issued in the amount of $3,500,000 carrying an interest rate equal to prime and maturing October 15, 2002, the weighted average interest rate for year ended April 30, 2001 was 8.15%. A third unsecured line of credit from Bremer Bank was issued in the amount of $10,000,000 carrying an interest rate equal to Bremer Financial Corp.’s reference rate and maturing August 1, 2002, the weighted average interest rate for year ended April 30, 2001 was 8.99%. Interest payments are due monthly on all three notes. As of April 30, 2001, the Trust had no unpaid balances on any of their lines of credit. As of April 30, 2000, the trust had an unpaid balance of $6,452,420 on the line of credit at Bremer Bank.

Note 7 — Mortgages Payable

      Mortgages payable as of April 30, 2001, included mortgages on properties owned totaling $368,956,930. The carrying value of the related real estate owned was $577,045,712.

      Mortgages payable as of April 30, 2000, included mortgages on properties owned totaling $265,054,767. The carrying value of the related real estate owned was $410,776,553.

      Monthly installments are due on the mortgages with interest rates ranging from 6.47% to 9.75% and with varying maturity dates through November 30, 2036.

      Of the mortgages payable, the balances of fixed rate mortgages totaled $337,364,781 and $232,919,354, and the balances of variable rate mortgages totaled $31,592,149 and $32,137,413 as of April 30, 2001 and 2000, respectively.

      The aggregate amount of required future principal payments on mortgages payable is as follows:

Year Ending April 30,

2002	$14,474,108
2003	8,298,146
2004	8,940,912
2005	9,746,970
2006	13,133,365
Later years	314,363,429

Total payments	$368,956,930

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Investment Certificates Issued

      The Trust has placed investment certificates with the public. The interest rates vary from six percent (6%) to nine percent (9%) per annum, depending on the term of the security. Total securities maturing within fiscal years ending April 30, are shown below. Interest is paid annually, semiannually, or quarterly on the anniversary date of the security.

Year Ending April 30,

2002	$5,820,502
2003	1,326,062
2004	1,932,291
2005	669,657
2006	2,116,601
Thereafter	11,304

$11,876,417

Note 9 — Transactions with Related Parties

      Through June 30, 2000, the advisor to the Trust was Odell-Wentz & Associates, LLC. Roger R. Odell and Thomas A. Wentz, Sr. were the owners of Odell-Wentz & Associates LLC and also officers and shareholders of the Trust. Under the advisory contract between the Trust and Odell-Wentz & Associates, LLC, the Trust paid an advisor’s fee based on the net assets of the Trust and a percentage fee for investigating and negotiating the acquisition of new investments. For the year ended April 30, 2001, Odell-Wentz & Associates, LLC received total fees under said agreement of $265,573. The fees for April 30, 2000, were $1,400,973 and for April 30, 1999, were $951,234.

      For the years ended April 30, 2001, 2000 and 1999, the Trust has capitalized $58,250, $316,458, and $195,019 respectively, of these fees, with the remainder of 207,323, $1,084,515, and $756,215, respectively, expensed as advisory fees on the statement of operations. The advisor was obligated to provide office space, staff, office equipment, computer services and other services necessary to conduct the business affairs of the Trust.

      On July 1, 2000, IRET Properties acquired assets from Odell-Wentz & Associates, LLC in exchange for operating partnership units at a total purchase price of $2,083,350. This acquisition included real estate, furniture, fixtures, equipment and other assets of approximately $675,000, goodwill of approximately $1,645,000, and the assumption of mortgages and other liabilities of approximately $236,000. Except for Roger R. Odell who retired, all officers and employees of Odell-Wentz & Associates, LLC were retained by IRET Properties.

      As part of the acquisition of Odell-Wentz & Associates, LLC, IRET Properties acquired a note receivable due from Timothy P. Mihalick of approximately $100,000. Timothy P. Mihalick was an officer of Odell-Wentz & Associates, LLC and is currently an officer of the Trust.

      Investors Management and Marketing (IMM) provides property management services to the Trust. Roger R. Odell is a shareholder in IMM. IMM received $114,421 for services rendered from May 1, 2000 through June 30, 2000, IMM received $649,729, and $609,783 for services rendered for years ended April 30, 2000, and 1999, respectively.

      Hoyt Properties Inc. provides property management services to the Trust.

      Steven B. Hoyt is the owner of Hoyt Properties Inc., and is also a trustee of IRET. Hoyt Properties received $533 for services rendered from April 1, 2001 through April 30, 2001, The management contract with Hoyt Properties commenced on April 1, 2001.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Inland National Securities is a corporation that provides underwriting services in the sale of additional shares for the Trust. Roger R. Odell is also a shareholder in Inland National Securities. Fees for services from May 1, 2000 through June 30, 2000 were $6,861. Fees for services totaled $100,081, and $157,392, for the years ended April 30, 2000 and 1999, respectively.

      The Trust paid fees and expense reimbursements to the law firm in which Thomas A. Wentz, Jr. was, until December 31, 1999, a partner totaling $89,497 and $33,022 for the years ended April 30, 2000, and 1999, respectively. Thomas A. Wentz, Jr. is a trustee of the Trust.

      Investment certificates issued by the Trust to officers and trustees totaled $80,000, $200,000, and $2,138,758 at April 30, 2001, 2000 and 1999, respectively.

      Management believes that all activity with related parties were transacted at amounts consistent with current fair market prices.

Note 10 — Market Price Range of Shares

      For the year ended April 30, 2001, a total of 3,668,819 shares were traded in 4,692 separate trades. The high trade price during the period was 8.980, low was 7.375, and the closing price on April 30, 2001 was 8.770. For the year ended April 30, 2000, a total of 4,058,018 shares were traded in 3,414 separate trades. The high trade price during the period was 17.875, low was 7.681, and the closing price on April 30, 2000 was 7.875. For the year ended April 30, 1999, a total of 1,862,187 shares were traded in 1,017 separate trades. The high trade price during the period was 14.00, low was 6.50, and the closing price on April 30, 1999 was 7.50.

Note 11 — Operating Segments

      Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by the chief decision makers in deciding how to allocate resources and in assessing performance. Operating segments of the Trust are determined to be commercial and residential rental operations. All properties falling into these categories have similar economic characteristics, as well as similar production processes, type of customers, distribution methods, and regulatory environments. Although information is available on a property-by-property basis, including rental income and operating expenses, analysis and decisions are primarily made based on residential and commercial segments. Generally, segmental information follows the same accounting policies utilized for consolidated reporting, except, certain expenses, such as depreciation, are not allocated to segments for management purposes.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following information summarizes the Trust’s segment reporting for residential and commercial properties along with reconciliations to the consolidated financial statements:

     Year Ending April 30, 2001

	Commercial	Residential	Total

Segment Revenue
Rental revenue	$18,994,010	$55,806,712	$74,800,722

Segment Expenses
Mortgage interest	8,043,382	16,398,046	24,441,428
Utilities and maintenance	1,012,658	10,533,905	11,546,563
Taxes	1,083,759	6,461,423	7,545,182
Insurance	161,941	670,022	831,963
Property management	347,748	5,436,675	5,784,423

Total Segment Expense	$10,649,488	$39,500,071	$50,149,559

Segment Gross Profit	$8,344,522	$16,306,641	$24,651,163

Reconciliation to consolidated operations:
Interest discounts and fee revenue			966,428
Other interest expense			(789,973)
Depreciation			(12,299,532)
Advisory and trust fees			(1,480,696)
Operating expenses			(431,390)
Amortization			(428,188)

Consolidated income before gain/loss on properties and minority interest			$10,187,812

Segment Assets Property owned	$230,058,846	$361,577,622	$591,636,468
Less accumulated depreciation	(11,796,966)	(32,296,179)	(44,093,145)

Total consolidated property owned	$218,216,880	$329,281,443	$547,543,323

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Year Ending April 30, 2000

	Commercial	Residential	Total

Segment Revenue
Rental revenue	$11,878,026	$42,379,855	$54,257,881

Segment Expenses
Mortgage interest	3,980,450	12,312,038	16,292,488
Utilities and maintenance	452,229	7,592,301	8,044,530
Taxes	481,191	4,801,170	5,282,361
Insurance	52,288	424,674	476,962
Property management	132,435	4,157,840	4,290,275
Loss on impairment of properties	1,319,316	0	1,319,316

Total Segment Expense	$6,417,909	$29,288,023	$35,705,932

Segment Gross Profit	$5,460,117	$13,091,832	$18,551,949

Reconciliation to consolidated operations:
Interest discounts and fee revenue			1,187,312
Other interest expense			(721,682)
Depreciation			(8,460,112)
Advisory and trust fees			(1,159,120)
Operating expenses			(633,692)
Amortization			(216,097)

Consolidated income before gain/loss on properties and minority interest			$8,548,558

Segment Assets Property owned	$120,714,774	$329,205,116	$449,919,890
Less accumulated depreciation	(8,203,307)	(25,029,645)	(33,232,952)

Total consolidated property owned	$112,511,467	$304,175,471	$416,686,938

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Year Ending April 30, 1999

	Commercial	Residential	Total

Segment Revenue
Rental revenue	$5,775,161	$33,010,126	$38,785,287

Segment Expenses
Mortgage interest	2,417,316	8,782,600	11,199,916
Utilities and maintenance	113,374	6,243,109	6,356,483
Taxes	192,930	3,832,629	4,025,559
Insurance	30,067	354,136	384,203
Property management	60,612	3,227,655	3,288,267

Total Segment Expense	$2,814,299	$22,440,129	$25,254,428

Segment Gross Profit	$2,960,862	$10,569,997	$13,530,859

Reconciliation to consolidated operations:
Interest discounts and fee revenue			1,141,975
Other interest expense			(902,065)
Depreciation			(5,966,874)
Advisory and trust fees			(927,063)
Operating expenses			(320,479)
Amortization			(154,677)

Consolidated income before gain/loss on properties and minority interest			$6,401,676

Segment Assets
Property owned	$67,250,863	$228,574,976	$295,825,839
Less accumulated depreciation	(7,109,615)	(19,002,784)	(26,112,399)

Total consolidated property owned	$60,141,248	$209,572,192	$269,713,440

Note 12 — Earnings per Share

      Basic earnings per share are computed by dividing the earnings available to stockholders by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if potential dilutive securities had been converted to shares. Operating partnership

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

units can be exchanged for shares on a one for one basis. The following tables reconciles amounts reported in the consolidated financial statements for the years ended April 30, 2001, 2000, and 1999:

	2001	2000	1999

NUMERATOR
Net income applicable to shares	$8,694,240	$8,807,845	$7,604,135

Numerator for basic earnings per share	8,694,240	8,807,845	7,604,135
Minority interest portion of operating partnership income	2,095,177	1,495,209	744,725

Numerator for diluted earnings per share	$10,789,417	$10,303,054	$8,348,860

DENOMINATOR
Denominator for basic earnings per share
Weighted average shares	23,071,500	20,899,848	17,441,976
Effect of dilutive securities
Convertible operating partnership units	5,506,200	3,577,136	1,662,489

Denominator for diluted earnings per share	28,577,700	24,476,984	19,104,465

Basic earnings per share	$.38	$.42	$0.44

Diluted earnings per share	$.38	$.42	$0.44

Note 13 — Retirement Plan

      As part of the acquisition on July 1, 2000 of Odell-Wentz & Associates, LLC, the Trust assumed a defined contribution profit sharing retirement plan and a defined contribution 401K retirement plan. Employees over the age of 21 and after completion of one year of service are eligible to participate in the profit sharing plan. Contributions to the profit sharing plan are at the discretion of the management. All employees are immediately eligible to participate in the 401K plan and may contribute up to 15% of their compensation subject to maximum levels. The Trust matches up to three percent (3%) of participating employees’ wages. Pension expense of the Trust for the year ended April 30, 2001 was $45,301.

Note 14 — Commitments and Contingencies

      The Trust, as an owner of real estate, is subject to various environmental laws of Federal and local governments. Compliance by the Trust with existing laws has not had a material adverse effect on the Trust’s financial condition and results of operations. However, the Trust cannot predict the impact of new or changed laws or regulations on its current properties or on properties that it may acquire in the future.

Note 15 — Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Mortgage loans receivable — Fair values are based on the discounted value of future cash flows expected to be received for a loan using current rates at which similar loans would be made to borrowers with similar credit risk and the same remaining maturities.

Cash — The carrying amount approximates fair value because of the short maturity of those instruments.

Marketable securities — The fair values of these instruments are estimated based on quoted market prices for these instruments.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes payable — The carrying amount approximates fair value because of the short maturity of those notes.

Mortgages payable — For variable rate loans that re-price frequently, fair values are based on carrying values. The fair value of fixed rate loans is estimated based on the discounted cash flows of the loans using current market rates.

Investment certificates issued — The fair value is estimated using a discounted cash flow calculation that applies interest rates currently being offered on deposits with similar remaining maturities.

Accrued interest payable — The carrying amount approximates fair value because of the short-term nature of which interest will be paid.

      The estimated fair values of the Company’s financial instruments are as follows:

	2001		2000

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

FINANCIAL ASSETS
Mortgage loan receivable	$1,037,095	$1,037,095	$1,650,284	$1,650,284
Cash	6,356,063	6,356,063	3,449,264	3,449,264
Marketable securities held-to-maturity	2,351,248	2,354,018	2,601,420	2,476,243
Marketable securities available-for-sale	660,865	660,865	572,811	572,811
FINANCIAL LIABILITIES
Notes payable	$0	$0	$6,452,420	$6,452,420
Mortgages payable	368,956,930	356,434,028	265,057,767	250,897,221
Investment certificates issued	11,876,417	11,804,535	10,087,256	10,810,160
Accrued interest payable	2,369,454	2,369,454	1,679,000	1,679,000

INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION

Board of Trustees

Investor Real Estate Trust
and Subsidiaries
Minot, North Dakota

      Our report on our audit of the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2001, 2000 and 1999, appears on page F-13. Those audits were made for the purpose of forming an opinion on such consolidated financial statements taken as a whole. The information on pages F-37 through F-54 related to the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2001, 2000 and 1999 is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information, except for information on page F-55 that is marked “unaudited” on which we express no opinion, has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements, and, in our opinion, the information is fairly stated in all material respects in relation to the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2001, 2000 and 1999, taken as a whole.

      We also have previously audited, in accordance with auditing standards generally accepted in the United State of America, the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 1999, 1998 and 1997, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years ended April 30, 1998 and 1997, none of which is presented herein, and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information on page F-49 relating to the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 1999, 1998 and 1997, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years ended April 30, 1998 and 1997, is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.

/s/ Brady, Martz & Associates, P.C.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota, USA

May 23, 2001

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE I

April 30, 2001 and 2000

Marketable Securities

	April 30, 2001		April 30, 2000

	Principal		Principal
	Amount	Fair Value	Amount	Fair Value

GNMA Pools	$2,351,248	$2,354,018	$2,601,420	$2,476,243

	Cost	Fair Value	Cost	Fair Value

Equity shares in other REIT’s	$791,316	$660,865	$791,316	$572,811

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE X

For the Years Ended April 30, 2001, 2000 and 1999

Supplemental Income Statement Information

	Charges to Costs and Expenses

	2001	2000	1999

ITEM
Maintenance and repairs	$6,436,205	$4,564,693	$3,470,202
Taxes, other than payroll and income taxes	$7,545,182	$5,282,361	$4,025,560
Royalties	*	*	*
Advertising costs	*	*	*

*	Less than one percent of total revenues

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation

				Cost Capitalization
		Initial Cost to Trust		Subsequent to Acquisition

			Buildings &		Carrying
Apartments	Encumbrances	Land	Improvements	Improvements	Costs

Beulah Condos — Beulah, ND	$0	$6,360	$468,620	$8,154	$0
Bison Properties — Carrington, ND	0	100,210	508,151	6,180	0
Candlelight Apts — Fargo, ND	411,529	80,040	852,030	45,013	0
Castle Rock — Billings, MT	3,857,473	736,000	4,973,639	32,895	0
Century Apts. — Dickinson, ND	1,393,489	100,000	2,105,494	116,320	0
Century Apts. — Williston, ND	2,358,883	200,000	3,754,445	171,302	0
Chateau Apts. — Minot, ND	1,528,906	122,000	2,322,200	24,785	0
Clearwater — Boise, ID	2,589,905	585,000	3,245,486	20,151	0
Colton Heights — Minot, ND	256,077	80,000	877,199	10,354	0
Cottonwood Lake — Bismarck, ND	5,540,374	1,055,862	10,644,946	1,917,474	114,353
Country Meadows Phase I — Billings, MT	2,522,888	245,624	3,990,795	3,895	120,821
Country Meadows Phase II — Billings, MT	2,564,285	245,624	4,086,664	27,430	0
Crestview Apts. — Bismarck, ND	3,245,760	235,000	4,569,503	157,332	0
Crown Colony — Topeka, KS	7,253,424	620,000	10,023,038	174,052	0
Dakota Arms — Minot, ND	309,303	50,000	571,189	4,298	0
Dakota Hill at Valley Ranch — Irving, TX	25,293,305	3,650,000	33,823,258	143,849	0
Eastgate Properties — Moorhead, MN	1,601,726	23,917	2,099,972	301,848	0
Eastwood — Dickinson, ND	210,961	40,000	405,272	27,122	0
Forest Park Estates. — Grand Forks, ND	7,386,895	810,000	6,494,715	178,122	0
Heritage Manor — Rochester, MN	4,749,593	403,256	7,194,917	99,608	0
Ivy Club — Vancouver, WA	6,910,101	1,274,000	10,463,597	90,266	0
Jenner Properties — Grand Forks, ND	1,103,784	220,000	1,971,033	40,151	0
Kirkwood Apts. — Bismarck, ND	2,267,110	449,290	3,171,933	110,178	0
Lancaster Apts. — St. Cloud, MN	1,716,664	289,000	2,899,120	38,506	0
Legacy Apts. — Grand Forks, ND	6,171,186	1,361,855	9,307,090	104,274	224,180
Legacy IV — Grand Forks, ND	2,958,788	725,277	6,119,239	186,610	0
Lonetree Apts. — Harvey, ND	0	13,584	213,792	1,471	0
Magic City Apts. — Minot, ND	1,879,730	532,000	4,627,059	98,148	0
Meadows Phase I & II — Jamestown, ND	1,965,867	111,550	3,607,059	38,663	0
Meadows Phase III — Jamestown, ND	0	55,775	1,990,680	0	0
Miramont — Fort Collins, CO	11,381,741	1,470,000	12,845,599	47,939	0
Neighborhood Apts. — Co. Springs, CO	7,044,910	1,033,592	10,258,092	131,097	0
North Pointe — Bismarck, ND	1,640,483	143,500	2,151,277	28,211	123,687
Oak Manor Apts. — Dickinson, ND	0	25,000	336,033	13,697	0
Oakwood Estates — Sioux Falls, SD	1,965,736	342,800	3,257,671	116,585	0
Olympic Village — Billings, MT	8,377,235	1,164,000	10,618,852	0	0
Oxbow — Sioux Falls, SD	3,114,600	404,072	4,606,469	20,148	0
Park East Apts. — Fargo, ND	3,385,258	83,000	4,983,651	70,302	0
Park Meadows — Waite Park, MN	8,081,923	1,143,450	10,257,185	272,948	0
Parkway Apts. — Beulah, ND	0	7,000	136,980	6,932	0
Pebble Creek — Bismarck, ND	$448,744	$7,200	$749,493	$28,269	$0
Pine Cone Apts. — Fort Collins, CO	10,315,861	904,545	12,325,605	33,711	0
Pointe West Apts. — Minot, ND	2,291,125	240,000	3,757,816	63,245	0
Prairie Winds Apts. — Sioux Falls, SD	1,300,993	144,097	1,858,747	10,212	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation — (Continued)

				Cost Capitalization
		Initial Cost to Trust		Subsequent to Acquisition

			Buildings &		Carrying
Apartments	Encumbrances	Land	Improvements	Improvements	Costs

Prairiewood Meadows — Fargo, ND	2,059,583	280,000	2,559,271	0	0
Ridge Oaks Apts. — Sioux City, IA	2,895,279	178,100	4,103,867	0	0
Rimrock Apts. — Billings, MT	2,599,093	329,708	3,537,917	32,055	0
Rocky Meadows 96 — Billings, MT	3,693,447	655,985	5,956,386	21,360	103,378
Rosewood/ Oakwood — Sioux Falls, SD	1,172,698	200,000	1,747,935	0	0
Sherwood Apts. — Topeka, KS	10,880,136	1,150,000	14,748,882	102,324	0
South Pointe — Minot, ND	6,272,436	550,000	9,358,131	34,233	402,672
Southview Apts. — Minot, ND	0	185,000	539,212	4,464	0
Southwind Apts. — Grand Forks, ND	3,956,460	400,000	5,378,731	193,342	0
Sunchase — Fargo, ND	309,623	52,870	986,975	2,365	0
Sunset Trail Phase I — Rochester, MN	4,346,961	168,188	7,403,527	0	0
Sunset Trail Phase II & III — Rochester, MN	0	336,376	4,006,932	0	0
Sweetwater Properties — Devils Lake, ND	87,079	90,767	1,183,071	52,460	0
Thomasbrook — Lincoln, NE	6,070,287	600,000	8,972,130	384,743	0
Valley Park Manor — Grand Forks, ND	2,990,184	293,500	4,226,508	193,684	0
Van Mall Woods — Vancouver, WA	3,858,149	600,000	5,518,313	33,449	0
West Stonehill — St. Cloud, MN	7,544,370	939,000	10,710,087	122,053	0
Westwood Park — Bismarck, ND	1,180,304	161,114	2,011,049	33,325	0
Woodridge Apts. — Rochester, MN	3,941,271	370,000	6,353,956	51,178	0

	$221,253,971	$29,074,087	$325,131,485	$6,282,959	$1,089,091

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation — (Continued)

				Cost Capitalization
		Initial Cost to Trust		Subsequent to Acquisition

			Buildings &		Carrying
Office Buildings	Encumbrances	Land	Improvements	Improvements	Costs

1st Avenue Building — Minot, ND	$0	$30,000	$500,462	$3,303	$0
12 South Main — Minot, ND	0	29,000	360,205	0	0
17 South Main — Minot, ND	0	15,000	75,000	0	0
401 South Main — Minot, ND	0	70,600	542,707	0	0
408 1st Street Se — Minot, ND	0	10,000	36,907	0	0
2030 Cliff Road — Eagan, MN	650,000	145,900	834,966	0	0
7901 Flying Cloud Dr — Eden Prairie, MN	3,812,804	1,062,000	3,859,181	153,629	0
Burnsville Bluffs — Burnsville, MN	1,641,798	300,300	2,156,349	0	0
Cold Spring Center — St. Cloud, MN	5,250,000	588,000	7,807,539	0	0
Creekside Off Bldg. — Billings, MT	1,106,166	311,310	1,427,832	129,428	0
Lester Chiropractic Clinic — Bismarck, ND	0	25,000	243,917	300	0
Lexington Commerce Center — Eagan, MN	3,379,724	453,400	5,035,922	401	0
Nicollett VII — Burnsville, MN	4,779,722	429,400	6,931,270	0	0
Northgate II — Maple Grove, MN	1,552,846	357,800	1,982,264	8,915	0
Pillsbury Business Center — Edina, MN	1,260,000	284,400	1,558,570	0	0
Plymouth IV & V — Plymouth, MN	9,271,270	640,500	13,387,829	0	0
Southdale Medical Center — Edina, MN	23,949,215	3,500,000	28,921,070	0	0
Southeast Tech Center — Eagan, MN	4,201,819	559,500	5,551,871	4,146	0
Walters 214 SO Main — Minot, ND	0	27,055	84,941	0	0

	$60,855,364	$8,839,165	$81,298,798	$299,523	$0

Commercial
America’s Best Warehouse — Boise, ID	$3,303,018	$765,000	$4,023,094	$200	$0
Ameritrade — Omaha, NE	5,854,994	326,500	7,980,035	0	0
Arrowhead Shopping Center — Minot, ND	1,290,671	100,359	2,812,463	60,965	0
Barnes & Noble — Fargo, ND	1,800,608	540,000	2,752,012	32,119	0
Barnes & Noble — Omaha, NE	1,950,659	600,000	3,099,197	0	0
Carmike Theatre — Grand Forks, ND	1,845,233	183,515	2,295,154	0	67,068
Compusa — Kentwood, MI	1,365,519	225,000	1,888,574	7,900	0
Conseco Bldg — Rapid City, SD	4,682,203	285,000	6,759,870	0	0
Corner Express — Minot, ND	798,550	195,000	1,386,260	0	0
Dewey Hill Business Center — Edina, MN	3,114,964	985,000	3,507,381	0	0
East Grand Station — East Grand Forks, ND	948,989	150,000	1,235,315	6,936	0
Edgewood Vista — Belgrade, MT	0	14,300	434,596	4,598	0
Edgewood Vista — Billings, MT	645,737	130,000	850,218	0	0
Edgewood Vista — Columbus, NE	304,367	14,300	434,480	6,846	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation — (Continued)

				Cost Capitalization
		Initial Cost to Trust		Subsequent to Acquisition

			Buildings &		Carrying
Office Buildings	Encumbrances	Land	Improvements	Improvements	Costs

Edgewood Vista — Duluth, MN	$2,719,619	$390,000	$3,822,400	$1,468,787	$0
Edgewood Vista — East Grand Forks, MN	549,604	25,000	874,821	516,700	0
Edgewood Vista — Fremont, ND	0	56,000	490,410	0	0
Edgewood Vista — Grand Island, NE	304,367	14,300	434,480	6,846	0
Edgewood Vista — Hastings, NE	0	13,971	551,805	0	0
Edgewood Vista — Kalispell, MT	0	70,000	498,150	0	0
Edgewood Vista — Minot, ND	3,815,498	260,000	6,010,707	0	0
Edgewood Vista — Missoula, MT	917,342	108,900	853,528	0	0
Edgewood Vista — Omaha, NE	0	88,567	522,803	0	0
Edgewood Vista — Sioux Falls, SD	649,494	130,000	844,739	0	0
Healtheast Med Ctr — Wdbry & St Jhns, MN	19,176,624	3,238,275	18,362,724	0	0
Hospitality Associates — Minnetonka, MN	280,000	40,000	360,898	0	0
Great Plains Software — Fargo, ND	8,870,861	125,501	15,249,652	0	0
Lindberg Bldg. — Eden Prairie, MN	1,140,863	198,000	1,410,535	0	0
Maplewood Square — Rochester, MN	7,154,199	3,275,000	8,623,946	0	0
Med Park Mall — Grand Forks, ND	3,381,663	680,500	4,811,862	150,587	0
Minot Plaza — Minot, ND	0	50,000	459,079	0	0
Petco Warehouse — Fargo, ND	901,454	324,148	927,541	0	27,245
Pioneer Seed — Moorhead, MN	221,367	56,925	596,951	0	0
Sterner Lighting — Winsted, MN	700,000	100,000	900,789
Stone Container — Fargo, ND	2,567,688	440,251	4,469,078	2,001,878	89,156
Stone Container — Waconia, MN	1,303,763	165,000	1,501,518	0	0
Viromed — Eden Prairie, MN	2,866,820	666,000	4,197,634	0	0
Wedgewood — Sweetwater, GA	1,420,859	334,346	3,637,532	0	0

	$86,847,595	$15,364,658	$119,873,108	$4,200,125	$183,469

	$368,956,930	$53,277,910	$526,303,391	$10,782,607	$1,272,560

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Apartments	Land	Improvements	Total	Depreciation	Acquired	Computed

Beulah Condos — Beulah, ND	$6,360	$476,774	$483,134	$329,273	1983	15-40 years
Bison Properties — Carrington, ND	100,210	514,331	614,541	364,035	1972	25-40 years
Candlelight Apts. — Fargo, ND	80,040	897,043	977,083	179,684	1993	24-40 years
Castle Rock — Billings, MT	736,000	5,006,534	5,742,534	304,436	1999	40 years
Century Apts. — Dickinson, ND	100,000	2,221,814	2,321,814	757,085	1986	35-40 years
Century Apts. — Williston, ND	200,000	3,295,747	4,125,747	1,488,381	1986	35-40 years
Chateau Apts. — Minot, ND	122,000	2,346,984	2,468,984	187,074	1997	12-40 years
Clearwater — Boise, ID	585,000	3,268,838	3,853,638	217,307	1999	40 years
Country Meadows Phase I — Billings, MT	245,624	4,115,511	4,361,135	249,483	1996	40 years
Country Meadows Phase II — Billings, MT	245,623	4,114,095	4,359,718	249,483	1999	40 years
Colton Heights — Minot, ND	80,000	887,773	967,733	415,053	1984	33-40 years
Cottonwood Lake — Bismarck, ND	1,055,862	12,676,773	13,732,636	696,954	1997	40 years
Crestview Apts. — Bismarck, ND	235,000	4,726,835	4,961,835	853,823	1994	24-40 years
Crown Colony — Topeka, KS	620,000	10,197,090	10,817,090	402,287	2000	40 years
Dakota Arms — Minot, ND	50,000	575,487	625,487	80,729	1996	24-40 years
Dakota Hills — Irving, TX	3,650,000	33,967,106	37,617,106	1,035,419	2000	40 years
Eastgate Properties — Moorhead, MN	23,917	2,401,820	2,425,737	1,529,752	1970	33-40 years
Eastwood — Dickinson, ND	40,000	432,394	472,394	112,860	1989	24-40 years
Forest Park Estates — Grand Forks, ND	810,000	6,672,837	7,482,837	1,341,702	1993	24-40 years
Heritage Manor — Rochester, MN	403,256	7,294,524	7,697,780	499,892	1999	40 years
Ivy Club — Vancouver, WA	1,274,000	10,553,863	11,827,863	591,803	1999	40 years
Jenner Properties — Grand Forks, ND	220,000	2,011,184	2,231,184	193,431	1996	40 years
Kirkwood Apts. — Bismarck, ND	449,290	3,282,111	3,731,401	311,091	1997	12-40 years
Lancaster Apts. — St. Cloud, MN	289,000	2,937,626	3,226,626	80,316	2000	40 years
Legacy Apts. — Grand Forks, ND	1,361,855	9,635,543	10,997,398	1,031,588	1996	24-40 years
Legacy IV — Grand Forks, ND	725,277	6,305,848	7,031,125	228,341	2000	40 years
Lonetree Apts. — Harvey, ND	13,584	215,262	228,846	49,155	1991	24-40 years
Magic City Apts. — Minot, ND	532,000	4,725,208	5,257,208	442,011	1997	12-40 years
Meadows Phase I & II — Jamestown, ND	111,550	3,645,722	3,757,272	136,508	2000	40 years
Meadows Phase III — Jamestown, ND	55,775	1,990,680	2,046,455	1,595	2001	N/A — construction in progress
Miramont — Ft. Collins, CO	1,470,000	12,893,539	14,363,529	1,457,970	1996	40 years
Neighborhood Apts. — Colorado Springs, CO	1,033,592	10,389,189	11,422,781	1,206,581	1996	40 years
North Pointe — Bismarck, ND	143,500	2,303,175	2,446,675	310,289	1995	24-40 years
Oak Manor Apts. — Dickinson, ND	25,000	349,730	374,730	84,069	1989	24-40 years
Oakwood Estates — Sioux Falls, SD	342,800	3,374,256	3,717,056	688,361	1993	24-40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Apartments	Land	Improvements	Total	Depreciation	Acquired	Computed

Olympic Village — Billings, MT	$1,164,000	$10,618,852	$11,782,852	$175,258	2001	40 years
Oxbow — Sioux Falls, SD	404,072	4,626,617	5,030,689	750,715	1994	24-40 years
Park East Apts. — Fargo, ND	83,000	5,053,953	5,136,953	381,418	1997	12-40 years
Park Meadows — Waite Park, MN	1,143,450	10,530,133	11,673,583	1,293,868	1997	40 years
Parkway Apts. — Beulah, ND	7,000	143,912	150,912	27,623	1988	5-40 years
Pebble Creek — Bismarck, ND	7,200	777,792	784,962	31,282	2000	40 years
Pine Cone Apts. — Ft. Collins, CO	904,545	12,359,315	13,263,861	1,539,847	1994	40 years
Pointe West Apts. — Minot, ND	240,000	3,821,061	4,061,061	714,954	1994	24-40 years
Prairie Winds Apts. — Sioux Falls, SD	144,097	1,868,958	2,013,055	393,585	1993	24-40 years
Prairiewood Meadows — Fargo, ND	280,000	2,559,271	2,839,271	47,763	2001	40 years
Ridge Oaks Apts. — Sioux City, IA	178,100	4,103,867	4,281,967	105,045	2001	40 years
Rimrock Apts. — Billings, MT	329,708	3,569,972	3,899,680	162,211	2000	40 years
Rocky Meadows 96 — Billings, MT	655,985	6,081,124	6,737,109	697,830	1996	40 years
Rosewood/ Oakwood — Sioux Falls, SD	200,000	1,747,935	1,947,935	196,245	1996	40 years
Sherwood Apts. — Topeka, KS	1,150,000	14,851,205	16,001,205	587,097	2000	40 years
South Pointe — Minot, ND	550,000	9,795,036	10,345,036	1,220,817	1995	24-40 years
Southview Apts. — Minot, ND	185,000	543,676	728,676	94,340	1994	24-40 years
Southwind Apts — Grand Forks, ND	400,000	5,572,073	5,972,073	749,522	1996	24-40 years
Sunchase — Fargo, ND	52,870	989,340	1,042,210	304,382	1988	5-40 years
Sunset Trail Phs I — Rochester, MN	168,188	7,403,527	7,571,715	106,602	2001	40 years
Sunset Trail — Phs II & III Rochester, MN	336,376	4,006,932	4,343,308	0	N/A	N/A — construction in progress
Sweetwater Prop. — Devils Lake, ND	90,767	1,535,531	1,626,298	907,394	1972	5-40 years
Thomasbrook Apts. — Lincoln, NE	600,000	9,356,873	9,956,873	411,582	2000	40 years
Valley Park Manor — Grand Forks, ND	293,500	4,420,192	4,713,692	210,317	2000	40 years
Van Mall Woods — Vancouver, WA	600,000	5,551,761	6,151,761	354,296	1999	40 years
West Stonehill — St. Cloud, MN	939,000	10,832,140	11,771,140	1,523,900	1995	40 years
Westwood Park — Bismarck, ND	161,114	2,044,374	2,205,488	151,269	1999	40 years
Woodridge Apts. — Rochester, MN	370,000	6,405,134	6,775,134	728,810	1996	40 years

	$29,074,087	$332,503,535	$361,577,622	$32,296,179

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Office Buildings	Land	Improvements	Total	Depreciation	Acquired	Computed

1st Avenue Building — Minot, ND	$30,000	$503,765	$533,765	$386,191	1981	33-40 years
12 South Main — Minot, ND	29,000	360,205	389,205	7,618	2001	40 years
17 South Main — Minot, ND	15,000	75,000	90,000	1,484	2001	40 years
401 South Main — Minot, ND	70,600	542,707	613,307	167,206	1987	24-40 years
2030 Cliff Road — Eagan, MN	145,900	834,966	980,866	870	2001	40 years
408 1st Street SE — Minot, ND	10,000	36,907	46,907	27,691	1986	19-40 years
7901 Flying Cloud Dr — Eden Prairie, MN	1,062,000	4,012,810	5,074,810	140,051	2000	40 years
Burnsville Bluffs — Burnsville, MN	300,300	2,156,346	2,456,646	2,246	2001	40 years
Cold Springs Center — St. Cloud, MN	588,000	7,807,539	8,395,539	8,133	2001	40 years
Creekside Off Bldg. — Billings, MT	311,310	1,557,260	1,868,570	319,016	1992	40 years
Lester Chiropractic Clinic — Bismarck, ND	25,000	243,917	268,617	76,401	1988	40 years
Lexington Commerce Center — Eagan, MN	453,400	5,036,323	5,489,723	171,926	2000	40 years
Nicollett VII — Burnsville, MN	429,400	6,931,270	7,360,670	7,220	2001	40 years
Northgate II — Maple Grove, MN	357,800	1,991,179	2,348,979	68,024	2000	40 years
Pillsbury Business Center — Edina, MN	284,400	1,558,570	1,842,970	1,624	2001	40 years
Plymouth IV & V — Plymouth, MN	640,500	13,387,829	14,028,329	13,221	2001	40 years
Southdale Medical Center — Edina, MN	3,500,000	28,921,070	32,421,070	191,582	2001	40 years
Southeast Tech Center — Eagan, MN	559,500	5,556,017	6,115,517	191,582	2000	40 years
Walters 214 So Main — Minot, ND	27,055	84,941	111,996	76,960	1978	20-40 years

	$8,839,165	$81,598,321	$90,437,486	$1,878,349

Commercial
America’s Best Warehouse — Boise, ID	$765,000	$4,023,294	$4,788,294	$924,442	1994	40 years
Ameritrade — Omaha, NE	326,500	7,980,035	8,306,535	407,220	1999	40 years
Arrowhead Shopping Center — Minot, ND	100,359	2,873,427	2,973,786	2,216,168	1973	15 1/2-40 years
Barnes & Noble — Fargo, ND	540,000	2,719,893	3,259,893	447,202	1994	40 years
Barnes & Noble — Omaha, NE	600,000	3,099,197	3,699,197	426,131	1995	40 years
Carmike Theatre — Grand Forks, ND	183,515	2,362,222	2,545,737	383,798	1994	40 years
Compusa — Kentwood, MI	225,000	1,896,474	2,121,474	212,473	1996	40 years
Conseco — Rapid City, SD	285,000	6,759,870	7,044,870	133,740	2001	40 years
Corner Express — Minot, ND	195,000	1,386,260	1,581,260	88,411	1999	40 years
Dewey Hill Business Center — Edina, MN	985,000	3,507,381	4,492,381	32,882	2001	40 years
East Grand Station — East Grand Forks, ND	150,000	1,242,251	1,392,251	45,160	2000	40 years
Edgewood Vista — Belgrade, MT	14,300	439,194	453,494	19,462	2000	40 years
Edgewood Vista — Billings, MT	130,000	850,218	980,218	61,015	1999	40 years
Edgewood Vista — Columbus, NE	14,300	441,326	455,626	19,456	2000	40 years
Edgewood Vista — Duluth, MN	390,000	5,291,187	5,681,187	115,553	2000	40 years
Edgewood Vista — East Grand Forks, MN	25,000	1,391,521	1,416,521	85,608	1997	40 years
Edgewood Vista — Fremont, NE	56,000	490,410	546,410	4,598	2001	40 years
Edgewood Vista — Grand Island, NE	14,300	441,326	455,626	19,456	2000	40 years
Edgewood Vista — Hastings, NE	13,971	551,805	565,777	5,677	2001	40 years
Edgewood Vista — Kalispell, MT	70,000	498,150	568,150	2,578	2001	40 years
Edgewood Vista — Minot, ND	260,000	6,010,707	6,270,707	528,442	1997	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XI

April 30, 2001

Real Estate and Accumulated Depreciation — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Office Buildings	Land	Improvements	Total	Depreciation	Acquired	Computed

Edgewood Vista — Missoula, MT	$108,900	$853,528	$962,428	$96,022	1997	40 years
Edgewood Vista — Omaha, NE	88,567	522,803	611,370	3,812	2001	40 years
Edgewood Vista — Sioux Falls, SD	130,000	844,739	974,739	60,674	1999	40 years
Healtheast Med Cntr — Wdbry & St Jhns, MN,	3,238,275	18,362,724	21,600,999	439,868	2001	40 years
Hospitality Associates — Minnetonka, MN	40,000	360,898	400,898	1,671	2001	40 years
Great Plains Software — Fargo, ND	125,501	15,249,652	15,375,154	651,141	2000	40 years
Lindberg Bldg. — Eden Prairie, MN	198,000	1,410,535	1,608,535	293,633	1992	40 years
Maplewood Square — Rochester, MN	3,275,000	8,623,946	11,898,946	386,937	2000	40 years
Medpark Mall — Grand Forks, ND	680,500	4,962,450	5,642,950	149,361	2000	40 years
Minot Plaza — Minot, ND	50,000	459,954	509,954	97,496	1993	40 years
Petco — Fargo, ND	324,148	954,786	1,278,934	154,418	1994	40 years
Pioneer Seed — Moorhead, MN	56,925	596,951	653,876	136,955	1992	40 years
Sterner Lighting — Winsted, MN	100,000	900,789	1,000,789	3,208	2001	40 years
Stone Container — Fargo, ND	440,251	6,560,113	7,000,364	624,306	1995	40 years
Stone Container — Waconia, MN	165,000	1,501,518	1,666,518	26,589	2001	40 years
Viromed — Eden Prairie, MN	666,000	4,197,634	4,863,634	231,669	1999	40 years
Wedgewood — Sweetwater, GA	334,346	3,637,532	3,971,878	381,386	1996	40 years

	$15,364,658	$4,256,702	$139,621,360	$9,918,617

	$53,277,910	$538,358,558	$591,636,468	$44,093,145

      Reconciliations of total real estate carrying value for the three years ending April 30, 2001, 2000 and 1999 are as follows:

	2001	2000	1999

Balance at beginning of year	$449,919,890	$295,825,839	$231,416,322
Additions during year
acquisitions	141,040,413	155,284,745	62,455,508
improvements and other	5,583,148	7,041,248	4,780,853

	$596,543,451	$458,151,832	$298,652,683
Deduction during year
cost of real estate sold	(4,906,983)	(6,912,626)	(2,826,844)
impairment valuation	0	(1,319,316)	0

Balance at close of year	$591,636,468	$449,919,890	$295,825,839

      Reconciliations of accumulated depreciation for the three years ended April 30, 2001, 2000 and 1999 are as follows:

	2001	2000	1999

Balance at beginning of year	$33,232,952	$26,112,399	$21,516,129
Additions during year provisions for depreciation	12,299,532	8,460,112	5,966,874
Deduction during year accumulated depreciation on real estate sold	(1,439,339)	(1,339,559)	(1,370,604)

Balance at close of year	$44,093,145	$33,232,952	$26,112,399

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SCHEDULE XII

April 30, 2001

Investments in Mortgage Loans on Real Estate

							Prin. Amt. of
							Loans Subject
	Interest	Final	Payment	Prior	Face Amt.	Carrying Amt.	to Delinquent
	Rate	Maturity Date	Terms	Liens	of Mortgages	of Mortgages	Prin. or Int.

Residential
Fricke	7.00%	01/01/02	Monthly		$7,470	$954	$0
Rolland Hausmann	9.00%	02/01/16	Monthly		315,659	278,527	0
Diamond T — Scottsbluff, NE	8.00%	11/01/02	Monthly		115,000	106,926	0
			/Balloon
KMOX — Prior Lake, MN	8.00%	01/01/04	Monthly		46,500	43,313	0
			/Balloon
Duane Peterson	Variable		Quarterly		130,000	130,000	0
Edgewood Norfolk, NE	11.00%	04/01/01	Balloon		477,375	477,375	0

					$1,092,004	$1,037,095	$0

	2001	2000

Mortgage Loans Receivable, Beginning of Year	$1,650,284	$10,721,214
New participations in and advances on mortgage loans	0	607,375

	$1,650,284	$11,328,589
Collections	(613,189)	(9,678,305)

Mortgage Loans Receivable, End of Year	$1,037,095	$1,650,284

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	2001	2000	1999	1998	1997

Consolidated Income Statement Data Revenue	$75,767,150	$55,445,193	$39,927,262	$32,407,545	$23,833,981
Income before gain/loss on properties and minority interest	10,187,812	8,548,558	6,401,676	4,691,198	3,499,443
Gain on repossession/Sale of properties	601,605	1,754,496	1,947,184	465,499	398,424
Minority interest of portion of operating partnership income	(2,095,177)	(1,495,209)	(744,725)	(141,788)	(18)
Net income	8,694,240	8,807,845	7,604,135	5,014,909	3,897,849
Consolidated Balance Sheet Data
Total real estate investments	$548,580,418	$418,216,516	$280,311,442	$213,211,369	$177,891,168
Total assets	570,322,124	432,978,299	291,493,311	224,718,514	186,993,943
Shareholders’ equity	118,945,160	109,920,591	85,783,294	68,152,626	59,997,619
Consolidated Per Share Data (basic and diluted)
Net Income	.38	.42	.44	.32	.28
Dividends	.55	.51	.47	.42	.39

	Calendar Year

	2001	2000	1999	1998	1997

Tax status of dividend
Capital gain	.72%	30.3%	6.3%	2.9%	21.0%
Ordinary income	86.76%	69.7%	76.0%	97.1%	79.0%
Return of capital	12.52%	0%	17.7%	0.0%	0.0%

INVESTORS REAL ESTATE TRUST AND AFFILIATED PARTNERSHIPS

April 30, 2001, 2000 and 1999

Gain from Property Dispositions

	Total
	Original	Unrealized	Realized	Realized	Realized
	Gain(Loss)	04/30/01	04/30/01	04/30/00	04/30/99

Brooklyn Addition — Minot, ND	$25,000	$0	$0	$1,000	$1,000
Superpumper — Grand Forks, ND	86,479	0	0	86,479	0
Superpumper — Crookston, ND	89,903	0	0	89,903	0
Superpumper — Langdon, ND	64,352	0	0	64,352	0
Superpumper — Sidney, MT	17,161	0	0	17,161	0
Mandan Apartments — Mandan, ND	75,612	0	0	75,612	0
Sweetwater Apts. — Devils Lake, ND	335,303	0	0	335,303	0
Hutchinson Technology — Hutchinson, MN	1,109,003	0	0	1,109,003	0
Jenner 18-Plex — Devils Lake, ND	14,009	0	0	14,009	0
Virginia Apartments — Minot, ND	10,308	0	0	10,308	0
Fairfield Apts — Marshall, MN	80,121	0	0	0	80,121
Superpumper — Emerado, ND	158,146	0	0	0	158,146
Park Place Apts — Waseca, MN	366,018	0	0	0	366,018
Bison Properties — Jamestown, ND	1,341,899	0	0	0	1,341,899
Evergreen Shopping Center — Evergreen, CO	1,690	0	1,690	0	0
Chalet Apartments — Minot, ND	23,434	0	23,434	0	0
Hill Park Apts — Bismarck, ND	576,482	0	576,482	0	0

		$0	$601,605	$1,754,496	$1,947,184

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2001

Mortgage Loans Payable

		Final	Periodic		Carrying	Delinquent
	Interest	Maturity	Payment	Face Amount	Amount of	Principal or
	Rate	Date	Terms	of Mortgage	Mortgage	Interest

1112 32nd Ave SW — Minot, ND	7.50%	07/20/10	Monthly	$425,000	$309,303	$0
177 10th Ave East — Dickinson, ND	9.00%	11/01/18	Monthly	250,963	210,961	0
2030 Cliff Road — Eagan, MN	7.40%	04/01/11	Monthly	650,000	650,000	0
4301 9th Ave Sunchase II — Fargo, ND	9.04%	09/01/02	Monthly	364,765	32,534	0
4313 9th Ave Sunchase II — Fargo, ND	8.706%	02/01/14	Monthly	370,000	277,089	0
America’s Best Furniture — Boise, ID	9.75%	03/29/03	Monthly	3,750,000	3,303,018	0
Ameritrade — Omaha, NE	7.25%	05/01/19	Monthly	6,150,000	5,854,993	0
Arrowhead Shopping Center — Minot, ND	8.25%	01/01/20	Monthly	1,325,000	1,290,671	0
Barnes & Noble Stores — ND & NE	7.98%	12/01/10	Monthly	4,900,000	3,751,267	0
Burnsville Bluffs — Burnsville, MN	8.25%	01/01/21	Monthly	1,644,551	1,641,798	0
Candlelight Apts. — Fargo, ND	7.50%	12/01/99	Monthly	578,000	411,529	0
Carmike — Grand Forks, ND	7.75%	02/01/07	Monthly	2,000,000	1,845,233	0
Castle Rock — Billings, ND	6.66%	03/01/09	Monthly	3,950,000	3,857,473	0
Century Apts. — Dickinson, ND	7.003%	03/01/06	Monthly	1,595,000	1,393,489	0
Century Apts. — Williston, ND	7.003%	03/01/06	Monthly	2,700,000	2,358,883	0
Chateau Apts. — Minot, ND	7.003%	03/01/06	Monthly	1,674,350	1,528,906	0
Clearwater Apts. — Boise, ID	6.47%	01/01/09	Monthly	2,660,000	2,589,905	0
Cold Springs Center — St Cloud, MN	7.40%	04/01/11	Monthly	5,250,000	5,250,000	0
Colton Heights — Minot, ND	8.35%	03/01/07	Monthly	730,000	256,077	0
Cottonwood Phase I — Bismarck, ND	6.59%	01/01/09	Monthly	2,800,000	2,727,822	0
Cottonwood Phase II — Bismarck, ND	7.55%	11/01/09	Monthly	2,850,000	2,812,552	0
Country Meadows Phase I — Billings, MT	7.51%	01/01/08	Monthly	2,660,000	2,522,888	0
Country Meadows Phase II — Billings, MT	8.10%	01/01/08	Monthly	2,600,000	2,564,285	0
Creekside — Billings, MT	7.375%	06/01/13	Monthly	1,250,000	1,106,166	0
Crestview Apts. — Bismarck, ND	6.91%	07/01/08	Monthly	3,400,000	3,245,760	0
CompUSA — Kentwood, MI	7.75%	02/01/11	Monthly	1,565,361	1,365,519	0
Conseco Bldg — Rapid City, SD	8.07%	08/01/15	Monthly	4,795,000	4,682,203	0
Corner Express — East Grand Forks, MN	7.52%	10/01/13	Monthly	885,000	798,550	0
Crown Colony Apts. — Topeka, KS	7.55%	08/01/09	Monthly	7,350,000	7,253,424	0
Dakota Hill — Irving, TX	7.88%	01/01/10	Monthly	25,550,000	25,293,305	0
Dewey Hill Business Center — Edina, MN	7.93%	12/01/10	Monthly	3,125,000	3,114,964	0
East Grand Station — East Grand Forks, ND	8.60%	08/01/15	Monthly	970,000	948,989	0
Eastgate — Moorhead, MN	7.19%	09/01/09	Monthly	1,627,500	1,601,726	0
Edgewood Vista — Missoula, MT	8.65%	04/15/12	Monthly	945,000	917,342	0
Edgewood Vista — East Grand Forks, MN	8.88%	07/05/12	Monthly	650,000	549,604	0
Edgewood Vista — Minot, ND	7.52%	08/01/12	Monthly	4,510,000	3,815,498	0
Edgewood Vista — Sioux Falls, SD	7.52%	07/01/13	Monthly	720,000	649,494	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2001

Mortgage Loans Payable — (Continued)

		Final	Periodic		Carrying	Delinquent
	Interest	Maturity	Payment	Face Amount	Amount of	Principal or
	Rate	Date	Terms	of Mortgage	Mortgage	Interest

Edgewood Vista — Billings, MT	7.13%	10/01/13	Monthly	720,000	645,737	0
Edgewood Vista — Columbus & G.I., NE	8.65%	07/01/15	Monthly	624,000	608,733	0
Edgewood Vista — Duluth, MN	8.86%	05/01/15	Monthly	3,600,000	2,719,619	0
Flying Cloud — Eden Prairie, MN	8.61%	07/01/09	Monthly	3,830,000	3,812,804	0
Forest Park Estates — Grand Forks, ND	7.33%	08/01/09	Monthly	7,560,000	7,386,895	0
Great Plains Software — Fargo, ND	7.08%	10/01/13	Monthly	9,500,000	8,870,861	0
Health Investors Business Trust	7.94%	02/01/19	Monthly	19,482,851	19,176,624	0
Heritage Manor — Rochester, MN	6.80%	10/01/18	Monthly	5,075,000	4,749,593	0
Hospitality Associates — Minnetonka, MN	7.50%	04/01/06	Monthly	280,000	280,000	0
Ivy Club Apts. — Vancouver, WA	7.355%	12/01/01	Monthly	7,092,443	6,910,101	0
Jenner Properties — Grand Forks, ND	9.50%	11/01/04	Monthly	1,391,585	1,103,784	0
Kirkwood Manor — Bismarck, ND	8.15%	05/01/10	Monthly	2,293,900	2,267,110	0
Lancaster Apts. — St. Cloud, MN	7.04%	08/01/18	Monthly	1,769,568	1,716,664	0
Legacy Apts. Phase I — Grand Forks, ND	7.07%	01/01/05	Monthly	4,000,000	3,714,145	0
Legacy Apts. Phase II — Grand Forks, ND	7.07%	05/29/08	Monthly	2,575,000	2,457,041	0
Legacy Apts. Phase IV — Grand Forks, ND	8.10%	07/31/20	Monthly	3,000,000	2,958,788	0
Lexington Commerce Center — Eagan, MN	8.09%	02/01/10	Monthly	3,431,750	3,379,724	0
Lindberg Bldg. — Eden Prairie, MN	7.625%	02/01/07	Monthly	1,200,000	1,140,863	0
Magic City Apts. — Minot, ND	7.50%	10/10/10	Monthly	2,794,299	1,879,730	0
Maplewood Square — Rochester, MN	6.90%	08/01/09	Monthly	7,670,000	7,154,199	0
Meadows I & II — Jamestown, ND	8.155%	07/01/10	Monthly	1,975,000	1,965,867	0
MedPark Mall — Grand Forks, ND	8.075%	02/01/10	Monthly	3,425,000	3,381,663	0
Miramont Apts. — Ft. Collins, CO	8.25%	08/01/36	Monthly	11,582,472	11,381,741	0
Neighborhood Apts. — Colorado Springs, CO	7.98%	01/01/07	Monthly	7,525,000	7,044,910	0
Nicollett VII — Burnsville, MN	8.05%	11/29/10	Monthly	4,784,880	4,779,772	0
NorthGate II — Maple Grove, MN	8.09%	02/01/10	Monthly	1,576,750	1,552,846	0
North Pointe — Bismarck, ND	7.12%	02/01/07	Monthly	1,700,000	1,640,483	0
Oakwood Estates — Sioux Falls, SD	7.003%	03/01/06	Monthly	2,250,000	1,965,736	0
Olympic Village — Billings, MT	7.62%	11/01/10	Monthly	8,400,000	8,377,235	0
Oxbow — Sioux Falls, SD	7.003%	03/01/06	Monthly	3,565,000	3,114,600	0
Park East Apts. — Fargo, ND	6.82%	05/01/08	Monthly	3,500,000	3,385,258	0
Park Meadows Phase I — Waite Park, MN	7.19%	10/01/13	Monthly	3,022,500	2,974,635	0
Park Meadows Phase II — Waite Park, MN	7.899%	10/01/05	Monthly	2,214,851	2,052,288	0
Park Meadows Phase III — Waite Park, MN	4.00%	30 yr bond	Monthly	3,235,000	3,055,000	0
Pebblecreek — Bismarck, ND	8.10%	07/30/20	Monthly	455,000	448,744	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2001

Mortgage Loans Payable — (Continued)

		Final	Periodic		Carrying	Delinquent
	Interest	Maturity	Payment	Face Amount	Amount of	Principal or
	Rate	Date	Terms	of Mortgage	Mortgage	Interest

PETCO Warehouse — Fargo, ND	7.28%	09/01/08	Monthly	1,100,000	901,454	0
Pillsbury Business Center — Bloomington, MN	7.40%	04/01/11	Monthly	1,260,000	1,260,000	0
Pinecone — Ft. Collins, CO	7.125%	12/01/33	Monthly	10,685,215	10,315,861	0
Pioneer Building — Fargo, ND	8.00%	12/01/06	Monthly	425,000	221,367	0
Plymouth IV & V — Plymouth, MN	8.17%	01/01/11	Monthly	9,280,912	9,271,270	0
Pointe West Apts. — Minot, ND	6.91%	07/01/08	Monthly	2,400,000	2,291,125	0
Prairie Winds Apts. — Sioux Falls, SD	7.04%	07/01/09	Monthly	1,325,000	1,300,993	0
Prairiewood Meadows — Fargo, ND	7.70%	11/01/20	Monthly	2,088,973	2,059,583	0
Ridge Oaks Apts. — Sioux City, IA	7.05%	01/01/31	Monthly	2,900,000	2,895,279	0
Rimrock Apts. — Billing, MT	7.33%	08/01/09	Monthly	2,660,000	2,599,093	0
Rocky Meadows — Billings, MT	7.33%	08/01/09	Monthly	3,780,000	3,693,447	0
RoseWood/ Oakwood — Sioux Falls, SD	8.85%	09/01/96	Monthly	1,323,000	1,172,698	0
Southdale Medical Center — Edina, MN	7.80%	01/01/11	Monthly	24,000,000	23,949,215	0
Sherwood Apts. — Topeka, KS	7.55%	08/01/09	Monthly	11,025,000	10,880,136	0
SouthEast Tech Center — Eagan, MN	8.09%	02/01/10	Monthly	4,266,500	4,201,819	0
South Pointe — Minot, ND	7.12%	02/01/07	Monthly	6,500,000	6,272,436	0
Southwind Apts. — Grand Forks, ND	7.12%	02/01/07	Monthly	4,100,000	3,956,460	0
Sunset Trail Phase I — Rochester, MN	7.80%	03/01/11	Monthly	4,350,000	4,346,961	0
Sterner Lighting — Winsted, MN	7.50%	04/01/06	Monthly	700,000	700,000	0
Stone Container — Fargo, ND	8.25%	02/01/11	Monthly	3,300,000	2,567,688	0
Stone Container — Waconia, MN	8.79%	10/15/06	Monthly	1,329,381	1,303,763	0
Sweetwater 24-Plex — Grafton, ND	9.75%	02/01/03	Monthly	270,000	36,840	0
Sweetwater 18-Plex — Grafton, ND	9.75%	02/01/03	Monthly	198,000	50,240	0
Thomasbrook — Lincoln, NE	7.22%	10/01/09	Monthly	6,200,000	6,070,287	0
Valley Park Manor — Grand Forks, ND	8.375%	10/01/01	Monthly	3,000,000	2,990,184	0
Van Mall Woods — Vancouver, WA	6.86%	12/01/03	Monthly	4,070,426	3,858,149	0
VIROMED — Eden Prairie, MN	6.98%	04/01/14	Monthly	3,120,000	2,866,820	0
Wedgewood Retirement — Sweetwater, GA	9.17%	05/01/17	Monthly	1,566,720	1,420,809	0
West Stonehill — St. Cloud, MN	7.93%	06/01/17	Monthly	8,232,569	7,544,371	0
Westwood Park — Bismarck, ND	7.88%	12/01/09	Monthly	1,200,000	1,180,304	0
Woodridge Apts. — Rochester, MN	7.85%	01/01/17	Monthly	4,410,000	3,941,271	0

				$387,389,035	$368,956,930	$0
TOTALS

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2001

Significant Property Acquisitions

      Acquisitions for cash, assumptions of mortgages, and issuance of units in the operating partnership.

Commercial
HealthEast Medical Center — Woodbury & St. Johns, MN	$21,588,498
Conseco Financial Bldg. — Rapid City, SD	6,850,000
12 South Main — Minot, ND	385,000
17 South Main — Minot, ND	90,000
Stone Container — Waconia, MN	1,666,500
Dewey Hill Business Center — Edina, MN	4,472,895
Edgewood Vista — Fremont, NE	535,550
Edgewood Vista — Hastings, NE	550,800
Edgewood Vista — Omaha, NE	610,800
Edgewood Vista Alzheimer Addition — East Grand Forks, MN	516,700
Edgewood Vista Addition — Duluth, MN	2,200,000
Edgewood Vista — Kalispell, MT	560,000
Southdale Medical Center (60.31% partnership interest) — Edina, MN	32,421,070
Hospitality Associates — Minnetonka, MN	400,000
Sterner Lighting — Winsted, MN	1,000,000
2030 Cliff Road — Eagan, MN	950,000
Burnsville Bluffs — Burnsville, MN	2,400,000
Cold Springs Center — St. Cloud, MN	8,250,000
Nicollett VII — Burnsville, MN	7,200,000
Pillsbury Business Center — Bloomington, MN	1,800,000
Plymouth IV & V — Plymouth, MN	13,750,000

$108,197,813

Residential
Olympic Village — Billings, MT	11,616,500
Prairiewood Meadows — Fargo, ND	2,811,000
Sunset Trail, Phase I — Rochester, MN	6,493,150
Cottonwood Phase III — Bismarck, ND***	1,854,800
Ridge Oaks — Sioux City, IA	4,195,036
Meadows Phase III — Jamestown, ND***	1,865,182
Sunset Trail, Phase II — Rochester, MN**	4,006,932

$32,842,600

TOTAL	$141,040,413

**	Property not placed in service at April 30, 2001. Additional costs are still to be incurred.

***	Represents costs to complete a project started in year ending April 30, 2000.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

Quarterly Results Of Consolidated Operations (unaudited)

	Quarter Ended

	07-31-00	10-31-00	01-31-01	04-30-01

Revenues	$17,431,644	$18,404,260	$19,004,737	$20,926,509
Income before gain on properties and minority interest	2,565,131	2,707,811	2,719,679	2,195,191
Net gain on sale of properties	0	0	25,124	576,481
Minority interest of unit-holders in operating partnership	(425,667)	(538,618)	(426,316)	(704,576)
Net Income	2,139,464	2,169,193	2,327,262	2,058,321
Per share
Net Income	.09	.10	.10	.09

	Quarter Ended

	07-31-99	10-31-99	01-31-00	04-30-00

Revenues	$11,201,913	$12,900,697	$14,054,660	$17,287,923
Income before gain (loss) on properties and minority interest	1,801,322	2,478,912	2,390,868	1,877,456
Net gain (loss) on sale of properties	257,895	1,519,918	0	(23,317)
Minority interest of unit-holders in operating partnership	(235,935)	(579,625)	(369,028)	(310,621)
Net Income	1,823,282	3,419,205	2,021,840	1,543,518
Per share
Net Income	.09	.16	.11	.06

	Quarter Ended

	7-31-98	10-31-98	01-31-99	04-30-99

Revenues	$9,102,179	$9,836,370	$10,236,797	$10,151,916
Income before gain on properties and minority interest	1,327,851	1,760,067	1,732,928	1,580,830
Net gain on sale of properties	366,017	1,341,899	80,122	158,146
Minority interest of unit-holders in operating partnership	(133,863)	(287,579)	(158,820)	(164,463)
Net Income	1,560,005	2,814,387	1,654,228	1,575,515
Per share
Net Income	.09	.17	.09	.09

      The above financial information is unaudited. In the opinion of management, all adjustments (which are of a normal recurring nature) have been included for a fair presentation.

          No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

3,600,000 Shares

INVESTORS REAL ESTATE TRUST

Shares of Beneficial Interest

PROSPECTUS

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses of the Company in connection with the offer and sale of the Shares being registered pursuant to this Registration Statement on Form S-3. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the NASDAQ listing fee. Unless otherwise indicated, all of such expenses will be paid by the Company.

Securities and Exchange Commission Fee	$2,962
NASD Fee	$3,720
Accounting Fees and Expenses	$3,000
Legal Fees and Expenses	$75,000
Advertising, Printing, Mailing and Promotion Expenses	$37,000

TOTAL	$121,682

Item 15.	Indemnification of Directors and Officers

      Limitation of Liability and Indemnification. Our Second Restated Declaration of Trust provides that under certain circumstances we will indemnify the members of our Board of Trustees and employees against all claims, costs and liabilities incurred as a result of acting as a member of the Board or employee, provided that the following conditions have been satisfied:

•	The course of conduct which caused the loss was in the our best interests

•	The affected member of the Board of Trustees or the employee was acting on our behalf.

•	The loss was not the result of negligence or misconduct by a member of the Board of Trustees or an employee, or gross negligence or willful misconduct by an independent member of the Board of Trustees.

•	Any indemnification payment is only recoverable from our net assets and not from the shareholders.

      Members of the Board of Trustees and employees will not be indemnified by us for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws, unless one or more of the following conditions are met:

•	There has been a successful adjudication on the merits of each count involving alleged securities law violations.

•	Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction.

•	A court of competent jurisdiction approves a settlement of the claims against, and finds that, indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

      The advancement of our funds to a trustee or employee for legal expenses and other costs incurred for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	The legal action relates to acts or omissions with respect to the performance of duties or services on our behalf.

•	The legal action is initiated by a third party who is not a shareholder, or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement.

•	The member of the Board of Trustees or the employee undertakes to repay to us the advanced funds, together with the applicable legal rate of interest thereon, in cases in which such member of the Board or such employee is found not to be entitled to indemnification.

      In addition to providing indemnification to members of our Board of Trustees and employees, under certain circumstance we also maintain insurance covering members of the Board and officers against liability as a result of their actions or inactions on our behalf.

      With the exception of indemnification and insurance provisions set forth above, there is no other statue, charter provision, by-law, contract or other arrangement under which a member of our Board of Trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of our Board trustee or as an employee.

Item 16.	Exhibits

Exhibit
Number	Description

1	Security Sales Agreement for All Broker-Dealers
3.1	Second Restated Declaration of Trust, dated February 10, 1999(1)
3.2	IRET Properties Partnership Agreement, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C.*
8	Opinion of Pringle & Herigstad, P.C.*
23.1	Consent of Independent Auditors*
23.2	Consent of Pringle & Herigstad, P.C.*
24	Power of Attorney*

*	Filed on April 9, 2002.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-78223), filed with the SEC on May 11, 1999.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.

Item 17.     Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation of from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota, on this 22nd day of April, 2002.

INVESTORS REAL ESTATE TRUST

By:	/s/ THOMAS A. WENTZ, JR.

Thomas A. Wentz, Jr.
Its: Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

* Jeffrey L. Miller	Trustee and Chairman	April 22, 2002

* Daniel L. Feist	Trustee and Vice Chairman	April 22, 2002

* C. Morris Anderson	Trustee and Vice Chairman	April 22, 2002

* John F. Decker	Trustee	April 22, 2002

* Patrick G. Jones	Trustee	April 22, 2002

* Stephen L. Stenehjem	Trustee	April 22, 2002

* Steven B. Hoyt	Trustee	April 22, 2002

/s/ THOMAS A. WENTZ, JR. Thomas A. Wentz, Jr.	Trustee, Vice President and General Counsel	April 22, 2002

* Timothy P. Mihalick	Trustee, Senior Vice President and Chief Operating Officer	April 22, 2002

Signature	Title	Date

* Thomas A. Wentz, Sr.	President and Chief Executive Officer	April 22, 2002

* Diane K. Bryantt	Secretary and Chief Financial Officer	April 22, 2002

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-3 on behalf of the above-named Trustees and Officers of the Registrant pursuant to a Power of Attorney executed by each Trustee and Officer and filed with the Securities Exchange Commission with the Registration Statement on Form S-3 in April 9, 2002.

By:	/s/ THOMAS A. WENTZ, JR.

Thomas A. Wentz, Jr.

As Attorney-in-fact

INVESTORS REAL ESTATE TRUST

Form S-3 Registration Statement

INDEX TO EXHIBITS

Exhibit
Number	Description

1	Security Sales Agreement for All Broker-Dealers*
3.1	Second Restated Declaration of Trust, dated February 10, 1999(1)
3.2	IRET Properties Partnership Agreement, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C.*
8	Opinion of Pringle & Herigstad, P.C.*
23.1	Consent of Independent Auditors*
23.2	Consent of Pringle & Herigstad, P.C.*
24	Power of Attorney*

*	Filed on April 9, 2002.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-78223), filed with the SEC on May 11, 1999.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.